Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

dated as of June 23, 2018

by and between

NAVIGANT CONSULTING, INC.

and

ANKURA CONSULTING GROUP, LLC

i

EXHIBITS

Exhibit A	Form of Assignment and Assumption of Lease Agreement
Exhibit B	Form of Intercompany Account Termination Agreement
Exhibit C	Form of Interest Assignment Agreement
Exhibit D	Form of Mutual Referral Agreement
Exhibit E	Reference Closing Statement
Exhibit F	Form of Subcontractor Agreement-US
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of UK Interest Transfer Documentation
Exhibit I	Form of Section 336(e) Election Statements

v

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (including all schedules, exhibits and amendments hereto, this “Agreement”), dated as of June 23, 2018, is made by and between Navigant Consulting, Inc., a Delaware corporation (“Seller”) and Ankura Consulting Group, LLC, a Delaware limited liability company (“Buyer”).

PRELIMINARY STATEMENTS

A. Seller owns all of the issued and outstanding equity interests or shares in (a) Thoreau Holdco, LLC, a Delaware limited liability company (“Thoreau Holdco”), and (b) Navigant Consulting (Europe) Limited, a private limited company incorporated in England and Wales (“NCE,” collectively with Thoreau Holdco, the “Companies”) (such equity interests or shares of the Companies, the “Acquired Interests”).

B. Seller owns, directly or indirectly, all of the equity interests of (a) each of the entities identified as an “Equity Transferor” in Schedule 1.01(a) (together with Seller, each an “Equity Transferor”) and (b) each of the entities identified as an “Asset Transferor” in Schedule 1.01(b) (together with Seller and any other Subsidiary of Seller that owns or directly controls any Transferred Asset, each an “Asset Transferor” and collectively with the Equity Transferors, each a “Business Transferor”).

C. Prior to the Reorganization (as defined below), the Equity Transferors own, directly or indirectly, all of the issued and outstanding equity securities or shares of the entities identified as “Transferred Companies” in Schedule 1.01(a) (each, a “Transferred Company” and together with the Companies and each other Subsidiary of Seller listed on Schedule 5.02(a), each an “Acquired Company”, and such equity securities or shares of each of the Acquired Companies (other than the Acquired Interests), collectively, the “Equity Interests”) set forth opposite such Equity Transferor’s name on Schedule 1.01(a).

D. Seller, the Acquired Companies and the Asset Transferors are engaged in, among other things, the Business.

E. In connection with, and prior to, the consummation of the sale of the Acquired Interests as contemplated hereby, Seller will, and will cause each Equity Transferor and the Asset Transferor to, effect the transfers and reorganizations contemplated by Section 2.02 and Section 7.05, whereby following such transfers and reorganizations, subject to the terms and conditions of this Agreement, the Companies will, directly or indirectly, collectively own all of the Equity Interests and the Transferred Assets and Assumed Liabilities.

F. Following the Reorganization, and at Closing, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Acquired Interests upon the terms and subject to the conditions set forth herein.

G. Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Madison Dearborn Capital Partners VII-B, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners VII-C, L.P., a Delaware limited partnership, and Madison Dearborn Capital Partners VII Executive-B,

L.P., a Delaware limited partnership (collectively, the “Guarantors”), (i) are entering into a limited guaranty in favor of Seller pursuant to which the Guarantors are guaranteeing certain of Buyer’s obligations under this Agreement (the “Guaranty”) and (ii) have delivered copies of the Financing Commitments (as defined below) to Seller.

H. Concurrently with the execution and delivery of this Agreement, (a) each of the Specified Management Employees has entered into an employment agreement with the Buyer (all such agreements, collectively, the “Specified Management Employee Agreements”), to be effective at Closing, and (b) Seller has entered into the Credit Agreement Consent.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.01.

“Acquired Companies” shall have the meaning set forth in the preliminary statements hereto.

“Acquired Interests” shall have the meaning set forth in the preliminary statements hereto.

“Action” means any claim, action, suit, litigation, arbitration, complaint, mediation or other proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Authority or arbitrator or arbitration panel or body or mediator or mediation panel or body.

“Adjustment Report” shall have the meaning set forth in Section 2.06(f).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group defined under applicable Law).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Allocation Statement” shall have the meaning set forth in Section 2.11.

“Anti-Bribery Laws” means any U.S. and non-U.S. Laws with respect to the prevention of bribery or corruption (whether governmental or commercial), which apply to the Business, including, laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value, directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act of 2010, and all other applicable national or international laws enacted to implement the OECD Convention on Combatting Bribery of Foreign Officials in International Business Transactions.

“Asia Limited Hong Kong” shall have the meaning set forth in Section 2.02(a)(vi).

“Asia Limited Hong Kong Assets and Liabilities” shall have the meaning set forth in Section 2.02(a)(vi).

“Asset Transferors” shall have the meaning set forth in the preliminary statements hereto.

“Assignment and Assumption of Lease Agreement” means the Assignment and Assumption of Lease Agreement between Buyer, as assignee, and Seller, as assignor, to be entered into pursuant to Section 8.07 for each Transferred Lease and which shall be in substantially the form attached hereto as Exhibit A.

“Associated Person” is as defined under the Exchange Act or the By-Laws of FINRA, as applicable.

“Assumed Benefit Plans” shall have the meaning set forth in Section 2.03(a)(xii).

“Assumed Liabilities” shall have the meaning set forth in Section 2.03(c).

“Base Purchase Price” shall have the meaning set forth in Section 2.04.

“Broker Regulatory Reports” shall have the meaning set forth in Section 5.19(d).

“Broker-Dealer Regulated Services” means the following types of services provided by NCA as of the date of this Agreement, the Closing Date, during the Reference Period and as reflected on the Financial Statements: (a) private placements of securities and (b) merger and acquisition advisory services, including public and private companies.

“Business” means the business, activities and operations engaged in by Seller and its Subsidiaries as of the date of this Agreement, the Closing Date during the Reference Period and as reflected on the Financial Statements to provide the following types of services through Seller’s Disputes, Forensics and Legal Technology segment (the “DFLT Segment”), Seller’s Transaction Advisory Services subpractice (the “TAS Subpractice”) and NCA: (a) Broker-Dealer Regulated Services, (b) Construction Dispute and Advisory Consulting Services, (c) Data Consulting and Analytics Services, (d) Cyber Security Consulting Services, (e) Dispute and Economic Consulting and Advisory Services and (f) Transaction Advisory Services; provided, however, that the Business does not include businesses, activities and operations to the extent included in the Retained Business.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York or the City of London, England are required by Law to be closed.

“Business Employees” means those employees of Seller or its Subsidiaries who are set forth on Schedule 1.01(c), as updated in writing by Seller from time to time not less than seven (7) Business Days prior to the Closing; provided, that such updates shall not reflect any changes resulting from any breach of this Agreement and, for the avoidance of doubt, no employee of Seller or its Subsidiaries who are set forth on Schedule 1.01(c) as of the date of this Agreement who continues to be an employee of Seller or its Subsidiaries as of the date of any update shall be removed from Schedule 1.01(c) in such update.

“Business IP” means Transferred Intellectual Property and all Intellectual Property owned by the Seller or any of its Subsidiaries which is primarily used by the Business.

“Business Non-Assignable Asset” shall have the meaning set forth in Section 2.02(b).

“Business Owned Software” means Transferred Owned Software and all Software owned by the Seller or any of its Subsidiaries which is primarily used by the Business.

“Business Transferor” shall have the meaning set forth in the preliminary statements hereto.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer 401(k) Plan” shall have the meaning set forth in Section 9.01(k).

“Buyer Affiliate” means Ankura Holdings, LP, a Delaware limited partnership, together with any other Person that is Controlled by Ankura Holdings, LP.

“Buyer Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Buyer to Seller in connection with the execution and delivery of this Agreement.

“Buyer FSA” shall have the meaning set forth in Section 9.01(j).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.01(a).

“Buyer Liens” means any Liens to the extent arising as a result of any action or omission by Buyer or any of its Affiliates (including any Contract entered into by, or Governmental Order binding on, Buyer or any of its Affiliates).

“Buyer Material Adverse Effect” means a material impairment or delay of the ability of any of Buyer or the Buyer Parties to perform their material obligations under this Agreement and the other Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby (other than the Reorganization) or thereby.

“Buyer Party” means each Affiliate of Buyer that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Transaction Agreements. For clarity, none of the Acquired Companies shall be deemed to be a “Buyer Party” hereunder.

“Buyer Plans” shall have the meaning set forth in Section 9.01(g).

“Buyer Released Matters” shall have the meaning set forth in Section 8.16(b).

“Buyer Released Party” shall have the meaning set forth in Section 8.16(b).

“Buyer Releasing Party” shall have the meaning set forth in Section 8.16(b).

“Buyer Retained Current Liabilities” means the accounts payable and accrued liabilities (whether or not related to the Retained Business) to the extent retained by the Acquired Companies as of the Closing as contemplated by the Annex to Exhibit E and included in Final Closing Net Working Capital.

“Buyer Transaction Agreements” shall have the meaning set forth in Section 6.01(b).

“CBA” shall have the meaning set forth in Section 5.13(h).

“Change In Law” means the adoption, promulgation, modification, reinterpretation or change in the enforcement of any Law or Governmental Order that occurs subsequent to the date of this Agreement or the announcement of any proposed or contemplated change in any Law that occurs subsequent to the date of this Agreement.

“Client” shall have the meaning set forth in Section 14.20(a).

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Adjustment” shall have the meaning set forth in Section 2.05.

“Closing Cash” means, as of any date or time of determination, an amount, calculated on a combined basis in accordance with the Transaction Accounting Principles, equal to the cash and cash equivalents of the Acquired Companies, including marketable securities, security deposits, short-term investments, all cash and cash equivalents held in or as bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits and securities and brokerage accounts of the Acquired Companies; provided, that Closing Cash shall (a) be calculated net of uncleared checks and drafts issued by any of the Acquired Companies if the payables of the Acquired Companies with respect thereto have been reduced, (b) include uncleared checks and drafts received or deposited for the account of any of the Acquired Companies that are not yet credited to the account of the Acquired Companies and (c) exclude any fiduciary assets or cash otherwise held on behalf of clients of the Business, and (d) other than real estate lease deposits, exclude any cash and cash equivalents that are accounted for as “restricted” cash under GAAP or pledged to a Third Party as a security deposit or otherwise.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Closing Indebtedness” means, as of any date or time of determination, the Indebtedness of the Acquired Companies as calculated in accordance with the Transaction Accounting Principles.

“Closing Net Working Capital” means, as of any date or time of determination, an amount, equal to (a) the current assets of the Acquired Companies as of such date or time, minus

(b) the current liabilities of the Acquired Companies as of such date or time, in each case solely to the extent of a type of current asset or current liability specified included on the Reference Closing Statement and calculated in accordance with the Transaction Accounting Principles (as modified by Annex A to Exhibit E as contemplated therein) and prepared using the same accounting, allocations and other methodologies as employed in the creation of the Reference Closing Statement (as modified by Annex A to Exhibit E as contemplated therein). For the avoidance of doubt, (i) amounts to the extent included in Closing Cash, Closing Indebtedness, and Closing Transaction Expenses shall not be included in Closing Net Working Capital and (ii) Closing Net Working Capital will include all Buyer Retained Current Liabilities and will not include any Seller Retained Current Liabilities.

“Closing Payment” shall have the meaning set forth in Section 2.05.

“Closing Transaction Expenses” means, without duplication and in each case, to the extent that they arise out of engagements or commitments or Contracts entered into prior to Closing or services provided prior to Closing and not paid prior to the Closing, fees and expenses incurred by Seller or any of its Subsidiaries (including an Acquired Company) that are or become obligations of the Acquired Companies or the Business at or after the Closing and arise in connection with the preparation, execution and negotiation of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby (including the Reorganization), including (a) amounts payable to current or former employees, officers, directors, or independent contractors of the Acquired Companies pursuant to any special bonuses, transaction-related bonuses, phantom equity plans, retention plans, accelerated compensation or benefits or severance or other similar arrangements that were incurred pursuant to Contracts between Seller and one of its Subsidiaries and any such Persons and were entered into prior to or at the Closing and are payable to any Person upon, or in connection with, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, including the Reorganization (including the employer’s share of any payroll and employment Taxes payable in connection with any such compensation and any amounts payable to gross-up or make whole any Person for income or excise Taxes imposed with respect to such compensation), but excluding any amounts owed pursuant to any Contracts entered into after the date hereof with, or at the written direction of, Buyer or are solely between Buyer or any of its Affiliates and such Person and (b) all fees and disbursements of attorneys, accountants, and other advisors and service providers (including all brokerage commissions, fees, expenses or disbursements) (provided that with respect to any such Person engaged by the Acquired Companies prior to the Closing, Closing Transaction Expenses shall include only fees and expenses with respect to services rendered prior to or at the Closing). For the avoidance of doubt (solely so as to avoid double counting), and notwithstanding anything to the contrary contained herein, the term “Closing Transaction Expenses” shall not include (i) amounts to the extent included in the Final Closing Net Working Capital, (ii) amounts to the extent included in Final Closing Indebtedness, (iii) to the extent arising solely from actions taken by or on behalf of Buyer at or following the Closing, (iv) to the extent an Excluded Liability or (v) any expenses to the extent Buyer is expressly responsible for paying such expense pursuant to Section 7.03(b), Section 8.09(e) and Section 10.01(d).

“CMA” means the FINRA Application for Approval of Change in Ownership, Control or Business Operations submitted by NCA in accordance with NASD Rule 1017, and any successor rule adopted hereinafter, seeking approval of the transactions contemplated in this Agreement with respect to NCA, and any documents and exhibits required by FINRA in connection therewith.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies” shall have the meaning set forth in the preliminary statements hereto.

“Company Material Adverse Effect” means any change, event, development, occurrence or effect, individually or in the aggregate with all other changes, events, developments, occurrence and effects that has had, would have or would reasonably be expected to (a) prevent or materially impair or have a material adverse effect on the ability of the Seller or any of its Affiliates, including the Acquired Companies, to consummate the transactions contemplated by this Agreement or any of the other Transaction Agreements on a timely basis; or (b) have, a material adverse effect on rights, liabilities, business, assets, financial condition or results of operations of the Acquired Companies and the Business, taken as a whole; provided, however, for the purposes of clause (b) that none of the following (or the results thereof), either alone or in combination, shall (x) constitute or be deemed to contribute to a Company Material Adverse Effect or (y) be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur (or, for the avoidance of doubt, whether a breach of a representation, warranty, covenant or agreement that is qualified by the term “Company Material Adverse Effect” has occurred): (i) general economic or political conditions or any conditions generally affecting any segment of the industries in which the Business operates, including changes in the United States or global economy or capital or financial markets; (ii) any Change In Law or change in GAAP or the accounting principles, practices or policies of Seller, the Business Transferors or the Acquired Companies or the enforcement or interpretation thereof, in each case, after the date hereof; (iii) the announcement of (A) the separation of the Acquired Companies and/or Business from Seller and its Affiliates and (B) the consummation of the transactions contemplated by this Agreement, in each case, including any adverse changes in the Business’ relationship with its employees, customers, partners, suppliers or vendors; (iv) actions (or the effects of any actions) specifically required to be taken or omitted pursuant to this Agreement or taken with Buyer’s written consent or at Buyer’s written request or instruction; (v) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters; (vi) any hostilities, acts of war (whether or not declared), cyber-attacks, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, cyber-attacks, sabotage, terrorism or military actions; (vii) any Excluded Asset, Excluded Liability or other asset or property of Seller or its Affiliates that is not being transferred pursuant to this Agreement or any matters with respect to the Retained Business to the extent these do not adversely impact the Acquired Companies or the Business; (viii) any matter disclosed in Section 5.04 the Seller Disclosure Schedules; (ix) any failure by any Acquired Company or the Business to meet any internal or published projections, forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of any such failure shall not be deemed excluded from consideration in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur solely as a result of this clause (ix) and to the extent not otherwise excluded by this definition); or (x) any comments or other communications by Buyer of its intentions with respect to the Acquired Companies or the Business, including any communications to any Business Employees; provided further, however, that any change, event, circumstance, development or effect referred to in clauses (i), (ii), (v), (vi) immediately above may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent such event, occurrence, fact, condition or change has a disproportionate effect on the Acquired Companies and the Business, taken as a whole, compared to other participants in the industries in which the Business operates and is not otherwise excluded by this definition.

“Competing Transaction” shall have the meaning set forth in Section 7.06.

“Confidentiality Agreement” shall have the meaning set forth in Section 8.03(a).

“Construction Dispute and Advisory Consulting Services” means the following types of consulting and advisory services solely with respect to building and infrastructure construction matters, provided by the Construction Disputes Practice of the DFLT Segment as of the date of this Agreement, the Closing Date, during the Reference Period and as reflected on the Financial Statements: (a) independent project reviews; (b) development, project management and project monitoring; (c) governance, procurement and delivery strategy; (d) technical and commercial due diligence; (e) feasibility studies, modeling and financial advisory; and (f) expert consulting and advisory services for construction-related Disputes including in respect of cost/quantum analysis, schedule/program management, damages analysis, professional liability and defective construction, first party insurance claims and expert testimony.

“Consultation Period” shall have the meaning set forth in Section 2.06(d).

“Continuation Period” shall have the meaning set forth in Section 9.01(e).

“Continuing Employee” shall have the meaning set forth in Section 9.01(b).

“Continuing U.S. Employee” means a U.S. Business Employee who is a Continuing Employee.

“Contracts” means all written contracts, subcontracts, agreements, leases, subleases, licenses, sublicenses, indenture, commitments, sales and purchase orders, and any other legally binding instruments or written or oral arrangements or understandings of any kind.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Counsel” shall have the meaning set forth in Section 14.20(a).

“Credit Agreement” means that certain Credit Agreement, dated as of March 28, 2017, among Seller, the other borrowers party thereto, the guarantors party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

“Credit Agreement Consent” means the Consent, dated as of June 22, 2018 to the Credit Agreement consenting to the Reorganization and the Closing (or any replacement of such Consent that consents to the Reorganization and the Closing).

“Cross-Practice Assistance” means assistance to the Business provided by the employees of Seller and its Subsidiaries who are not Business Employees (“Retained Business Employees”) with respect to engagements or projects of the Business and any revenue transfers or allocations with respect thereto.

“Cutoff Date” shall have the meaning set forth in Section 12.03(b).

“Cyber Security Consulting Services” means the following types of services provided by the cyber security subpractice of the DFLT Segment related to cyber security strategy, preparedness, and incident response as of the date of this Agreement, the Closing Date, during the Reference Period and as reflected on the Financial Statements: (a) risk assessments and penetration testing, (b) readiness assessments, (c) event readiness testing including table top exercises and red team simulations and walk-throughs, and (d) incident response, including digital forensics, data breach analytics, data exfiltration analysis, noticing requirements and end-point monitoring.

“Data Consulting and Analytics Services” means the following types of services provided by the Legal Technology Solutions practice of the DFLT Segment as of the date of this Agreement, the Closing Date, during the Reference Period and as reflected on the Financial Statements: (a) complex case data management, including data mining, analysis and modeling, (b) development, implementation, evaluation and enhancement of data strategies for clients, (c) development and implementation of strategies for clients to effectively identify, store, process and evaluate data, (d) digital forensic services to identify, preserve, recover, analyze and present facts about digital evidence found on computers or digital storage media devices, and (e) data processing and hosting.

“Data Protection Legislation” means any legislation applicable to the Business in any jurisdiction worldwide concerning the protection or processing of personal data, including any binding legislation which implements European Union’s Directive (95/46/EC), the Privacy and Electronic Communications Directive (2002/58/EC), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2426/2003), each as amended, or which implements any other legal act of the European Union or the United Kingdom concerning the protection and processing of personal data (including Regulation (EU) 2016/679 (the General Data Protection Regulation)), as applicable.

“Deal Communications” shall have the meaning set forth in Section 14.20(b).

“Debt Commitment Letters” shall have the meaning set forth in Section 6.06(a).

“Debt Financing” shall have the meaning set forth in Section 6.06(a).

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties (together with their respective Affiliates, and the respective former, current and future officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives of the foregoing, and their respective successors and assigns) to the applicable Debt Commitment Letter and any joinder agreements or Definitive Debt Financing Agreements relating thereto.

“Deferred BD Closing” shall have the meaning set forth in Section 3.05(a).

“Deferred BD Closing Date” shall have the meaning set forth in Section 3.05(a).

“Definitive Debt Financing Agreements” shall have the meaning set forth in Section 8.09(a).

“Delayed Transfer Date” means with respect to any Delayed Transfer Employee, the date of the end of the services under the Transition Services Agreement with respect to which such Delayed Transfer Employee was providing assistance under the terms of such Transition Services Agreement; provided that Seller shall notify Buyer of such date in writing no less than 5 Business Days prior to the applicable Delayed Transfer Date.

“Delayed Transfer Employee” means those Business Employees who are set forth on Schedule 1.01(d).

“DFLT Segment” shall have the meaning set forth in the definition of “Business.”

“DFS Provisions” shall have the meaning set forth in Section 14.08.

“Dispute” means any Action, mediation or other form of alternative dispute resolution, investigation, hearing, filing, tax controversy, regulatory action or other type of formal or informal proceeding that involves (a) an actual or potential disagreement between or among Persons or (b) any investigation, inquiry, charge or claim by, a hearing before, or a filing with, a Governmental Authority.

“Dispute and Economic Consulting and Advisory Services” means the following types of services provided by the Global Disputes and Economics Practice of the DFLT Segment as of the date of this Agreement, the Closing Date, during the Reference Period and as reflected on the Financial Statements, assisting clients in (a) the defense, prosecution and resolution of Disputes, (b) their evaluation or preparation in anticipation or avoidance of a potential Dispute, and (c) processing claims arising out of Disputes: (i) consulting, advisory and expert testimony, (ii) economic consulting; (iii) investigations, (iv) forensic accounting, and (v) claims processing.

“Dispute Notice” shall have the meaning set forth in Section 2.06(c).

“Disqualifying Event” means any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act of 1940, as amended, or Rule 206(4)-4(b) thereunder.

“DOJ” shall have the meaning set forth in Section 7.03(c).

“Economics LLC” shall have the meaning set forth in Section 2.02(a)(ii).

“Effective Time” means 12:01 a.m., New York City time, on the Closing Date.

“Eligible Insurance Proceeds” shall have the meaning set forth in Section 13.06(d).

“Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (including multiemployer plans within the meaning of Section 3(37) of ERISA), and each other benefit or compensation plan, policy, program, arrangement, Contract, or agreement, whether or not subject to ERISA, whether formal or informal, written or oral, including each stock option or other equity or equity-based, employment, retirement, welfare, paid time off, retention, change in control, fringe benefit, bonus, incentive, deferred compensation, retention, employee loan, termination or severance plan, policy, program, arrangement, Contract or agreement, in each case: (a) that is contributed to (or required to be contributed to), sponsored or maintained by any Acquired Company or is contributed to (or required to be contributed to), sponsored or maintained by any Asset Transferor on behalf of the Business Employees, in which the Business Employees participate or have any present right to benefits, or that is maintained, sponsored, contributed to or required to be contributed to by Seller or its Affiliates on behalf of any Business Employee; and (b) in which there exists any Liability with respect to Business Employees, or in respect of which any Acquired Company has or following the Closing will have, or Buyer or any Acquired Company could reasonably be expected to have as result of the consummation of the transactions contemplated by this Agreement, any Liability provided, however, that any governmental plan or program to which a Person is required by Law to contribute or requiring the mandatory payment of social insurance charges or taxes or similar contributions to a governmental fund with respect to the wages of an employee shall not be considered an Employee Benefit Plan.

“Employee Restructuring Liabilities” means any Liabilities, including, statutory and/or other severance costs, legal and other expenses incurred or suffered by the Acquired Companies or Asset Transferors arising from the termination of employment of any Business Employee in connection with the Reorganization or Section 9.01(a) if such Business Employee does not become a Continuing Employee, excluding any Liabilities to the extent arising from the Buyer’s failure to offer employment to the Delayed Transfer Employees in accordance with Section 9.01(d).

“Environmental Law” means any Law relating to pollution or protection of the environment, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, or the protection of public or worker health and safety.

“Equity Commitment Letter” shall have the meaning set forth in Section 6.06(a).

“Equity Financing” shall have the meaning set forth in Section 6.06(a).

“Equity Financing Sources” shall have the meaning set forth in Section 6.06(a).

“Equity Interests” shall have the meaning set forth in the preliminary statements hereto.

“Equity Transferor” shall have the meaning set forth in the preliminary statements hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Closing Cash” shall have the meaning set forth in Section 2.05.

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.05.

“Estimated Closing Net Working Capital” shall have the meaning set forth in Section 2.05.

“Estimated Closing Net Working Capital Adjustment” means the positive or negative amount by which the Estimated Closing Net Working Capital differs from the Estimated Target Working Capital.

“Estimated Closing Statement” shall have the meaning set forth in Section 2.05.

“Estimated Closing Transaction Expenses” shall have the meaning set forth in Section 2.05.

“Exchange Act” shall have the meaning set forth in Section 8.02(c).

“Excluded Assets” shall have the meaning set forth in Section 2.03(b).

“Excluded Books and Records” means (a) corporate minute books, stock records and other similar corporate records of Seller and its Affiliates (other than the Acquired Companies); (b) books and records primarily relating to the Retained Business, the Excluded Assets and Excluded Liabilities (including any books and records and privileged information relating to any cause of action (including counterclaims) and defenses against Third Parties primarily relating to any of the Retained Business, the Excluded Assets or the Excluded Liabilities); (c) books and records (including personnel and employment records) that Seller or any of its Affiliates is required by Law to retain or prohibited by Law from delivering to Buyer (copies of which will be made available to Buyer at no cost to Buyer (other than for reasonable out-of-pocket expenses) upon Buyer’s reasonable request to the extent permitted by Law and solely in respect of the Business); (d) books and records of the Acquired Companies to the extent that they primarily relate to the Retained Business and the Seller or its Affiliates (other than the Acquired Companies), including any internal corporate proceedings of Seller or its Affiliates (other than the Acquired Companies), and including minutes books, shareholder consents, consolidated financial reports, documents and other materials to the extent reflecting or relating to internal approval processes of Seller or its Affiliates (other than the Acquired Companies); (e) (i) any financial records (including general ledgers) or Tax Returns of Seller or its Affiliates (other than the Acquired Companies) and (ii) any financial data or information with respect to any projects or client engagements of the Business, other than project financial data of the Business that is stored solely in Seller’s PeopleSoft system or is otherwise readily available; (f) any books and records, reports, internal drafts, opinions, valuations, correspondence or other materials prepared or received by Seller or any of its Affiliates (including the Acquired Companies prior to the Closing) or its or their respective Representatives in connection with a potential sale of the Business or the Acquired Companies; (g) all bids, letters of intent and expressions of interest received from Third Parties with respect to the proposed sale of the Business (provided that any portion of the rights in any confidentiality, non-disclosure agreements, non-use or non-solicitation or non-hire agreements relating to the Business would not be excluded); (h) any consolidated, combined, affiliated or unitary Tax Return that includes Seller or any of its Affiliates or any Tax-related work papers; (i) any consolidated regulatory filings made by Seller or its Affiliates and any related correspondence with Governmental Authorities unless the information contained therein relates primarily to the Acquired Companies or the Business; (j) personnel and employment records for all employees and former employees of Seller or any of its Affiliates (other than copies of such records of the Acquired Companies (other than such records of the Acquired Companies in respect of current or former employees (except for any Continuing Employees) of the Retained Business)) who are not Continuing Employees, and any other email, files, data and information with respect to the employees of Seller or its Affiliates; (k) evaluative and performance-related personnel and employment records for Business Employees who become Continuing Employees, including employment application materials, performance evaluations, and disciplinary records (copies of which will be made available to Buyer at no cost to Buyer (other than for reasonable out-of-pocket expenses) upon Buyer’s reasonable request to the extent permitted by Law); (l) any medical information regarding any current or former employee, consultant or contractor of Seller or its Affiliates, including any “genetic information” within the meaning of the Genetic Information Nondiscrimination Act of 2008 (“GINA”), any individual’s family medical history (except as otherwise permitted by GINA and the Family and Medical Leave Act), the results of an individual’s or family member’s genetic tests, the fact that an individual or an individual’s family member sought or received genetic services, or genetic information of a fetus carried by an individual or an individual’s family member or an embryo lawfully held by an individual or family member receiving assistive reproductive services; (m) any books and records which Seller reasonably believes are necessary to enable Seller or any of its Affiliates to prepare and/or file Tax Returns (copies of which will be made available to Buyer or its Representative at no cost (other than for reasonable out-of-pocket expenses) upon Buyer’s reasonable request to the extent permitted by Law and solely in respect of the Business); and (n) all privileged materials, documents and records to the extent not related solely to the Business.

“Excluded Intellectual Property” shall have the meaning set forth in Section 2.03(b)(iv).

“Excluded Liabilities” shall have the meaning set forth in Section 2.03(d).

“Excluded Taxes” shall have the meaning set forth in Section 2.03(d)(viii).

“Excluded Trademarks” shall have the meaning set forth in Section 2.03(b)(iii).

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Fee Letter” shall have the meaning set forth in Section 6.06(a).

“Final Closing Cash” shall have the meaning set forth in Section 2.06(h).

“Final Closing Indebtedness” shall have the meaning set forth in Section 2.06(h).

“Final Closing Net Working Capital” shall have the meaning set forth in Section 2.06(h).

“Final Closing Net Working Capital Adjustment” means the positive or negative amount by which the Final Closing Net Working Capital differs from the Final Target Working Capital.

“Final Closing Transaction Expenses” shall have the meaning set forth in Section 2.06(h).

“Financial Statements” shall have the meaning set forth in Section 5.03(a).

“Financing” shall have the meaning set forth in Section 6.06(a).

“Financing Commitments” shall have the meaning set forth in Section 6.06(a).

“Financing Sources” shall have the meaning set forth in Section 6.06(a).

“Financing Uses” shall have the meaning set forth in Section 6.06(b).

“FINRA” means Financial Industry Regulatory Authority, Inc.

“FINRA Approval” shall have the meaning set forth in Section 3.05(a).

“FINRA Approval Restriction” shall have the meaning set forth in Section 3.05(a).

“FINRA Rules” means the rules of FINRA, as amended from time to time.

“Foreign Benefit Plan” shall have the meaning set forth in Section 5.13(g).

“Form BD” shall have the meaning set forth in Section 5.19(b).

“Former Business Employee” shall have the meaning set forth in Section 2.03(c)(xi).

“FSA Participant” shall have the meaning set forth in Section 9.01(j).

“FSAC Segment” shall have the meaning set forth in the definition of “Retained Business.”

“FTC” shall have the meaning set forth in Section 7.03(c).

“Fundamental Representations” shall have the meaning set forth in Section 11.02(a).

“GAAP” means the accounting principles and practices generally accepted in the United States in effect at the date of determination or the date of the financial statement to which it refers, as the case may be, and, to the extent consistent therewith, consistent with historical practices as applied in the preparation of the Financial Statements.

“GINA” shall have the meaning set forth in the definition of “Excluded Books and Records.”

“Government Contract” means any Contract that relates primarily to the Business or is otherwise a Contract of the Acquired Company as of the Closing for the sale of supplies or services currently in performance or that has not been closed out, that is between an Asset Transferor or an Acquired Company (in respect of the Business) on one hand and a Governmental Authority on the other or, to the Knowledge of Seller, entered into by an Asset Transferor or an Acquired Company for the sale of supplies or services as a subcontractor at any tier Contract between another Person and a Governmental Authority. A task or purchase order issued under any Government Contract is to be identified as part of the Government Contract to which it relates.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, any state-owned entities, or of a public organization or any individual acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration, waiver or other action by, or any filing with or notification to, any Governmental Authority.

“Governmental Authority” means any United States or non-United States national, federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory authority or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranty” shall have the meaning set forth in the preliminary statements hereto.

“Guarantor” shall have the meaning set forth in the preliminary statements hereto.

“H.K. Business Employee” means each Business Employee who is an employee of Asia Limited Hong Kong.

“Hazardous Materials” means any chemical, material, waste or substance regulated under any Environmental Law.

“Held Asset” shall have the meaning set forth in Section 8.12(a)(i).

“Holdings US” shall have the meaning set forth in Section 2.02(a)(ii).

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inactive Employee” shall have the meaning set forth in Section 9.01(b).

“Indebtedness” of any Person shall mean, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond or debenture (excluding bid or performance bonds or similar instruments); (c) reimbursement obligations under surety bonds or letters of credit, but solely to the extent drawn; (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP as of the date hereof, recorded as capital leases; (e) net obligations under any interest rate, commodity or currency swap, cap, collar or futures Contract or other interest rate, commodity or currency hedging arrangement; (f) to the extent not included in Closing Net Working Capital, unpaid Taxes (other than U.S. federal and state income Taxes required to be paid with respect to Tax Returns filed on a combined, consolidated or unitary basis with Seller and for which Seller or any of its Affiliates (other than an

Acquired Company) is the primary obligor) of the Acquired Companies (whether or not such Taxes are due and payable as of the Closing Date) with respect to any Tax period (or portion thereof) ending on or before the Closing Date (which shall not be an amount less than zero and which shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax) and all liabilities for Taxes imposed on Buyer (or any direct or indirect owner of Buyer) under Sections 951(a), 951A or 965 of the Code with respect to any transaction effected or investment made prior to the Closing relating to the Acquired Companies, (g) interest, prepayment premiums, penalties, make-whole payments or obligations or other similar costs, fees or expenses incurred in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement of the items described in the foregoing clauses (a) through (e); and (h) any guaranty by such Person of any indebtedness of any Third Party described in clauses (a) through (e). For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, the term “Indebtedness” shall not include (i) trade payables and expenses, (ii) amounts to the extent reflected in the Estimated Closing Net Working Capital or the Final Closing Net Working Capital, (iii) amounts to the extent included in the Final Closing Transaction Expenses, (iv) endorsements of negotiable instruments for collection in the ordinary course of business or (v) obligations related to any lease that is or is required to be accounted for as an operating lease pursuant to the Transaction Accounting Principles.

“Indemnified Party” shall have the meaning set forth in Section 13.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.03(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.06(e).

“Information Technology Systems” means all information technology and computer systems that are: (a) in the possession or under control of the Seller or one of the Acquired Companies (including software, information technology hardware and other equipment) and (b) primarily used in connection with the Business.

“Initial Post-Closing Statement” shall have the meaning set forth in Section 2.06(a).

“Intellectual Property” means: (a) patents and patent applications, (including any and all provisionals, divisionals, continuations, continuations-in-part and reissues thereof), (b) trademarks, trade names, trade dress, logos, service marks and domain names (including registrations and applications therefor) and any goodwill associated therewith, and all extensions and renewals of any of the foregoing (“Trademarks”), (c) works of authorship and copyrights, (including registrations and applications therefor), and (d) trade secrets, confidential financial information, customer lists and know-how; provided, that Intellectual Property shall not include any Software or rights in Software.

“Intercompany Account Termination Agreement” means the Agreement Regarding Intercompany Accounts and Contracts, to be entered into pursuant to Sections 7.04 and 8.07 and which shall be in substantially the form attached hereto as Exhibit B.

“Interest Assignment Agreement” means the Interest Assignment Agreement between Buyer and Seller, to be entered into pursuant to Section 8.07 and which shall be in substantially the form attached hereto as Exhibit C.

“Interim BD Revenues” shall have the meaning set forth in Section 3.05(b).

“Interim Restrictions” shall have the meaning set forth in Section 3.05(a).

“IRS” means the United States Internal Revenue Service.

“Key Employee” means any Business Employee occupying a position described on Schedule 1.01(e).

“Knowledge” means: (a) in the case of Seller, the knowledge of those Persons listed in Schedule 1.01(f) after having made reasonable inquiry of each of the individuals set forth on Section 5.13(k)(1) and those other employees of the Business primarily responsible for the relevant matters on the date hereof, but without further investigation by such individuals and (b) in the case of Buyer, the actual knowledge of those Persons listed in Schedule 1.01(g) after having made reasonable inquiry of those employees of Buyer primarily responsible for the relevant matters on the date hereof, but without further investigation by such individuals.

“Law” means any United States or non-United States federal, state, local or territorial law, treaty, legally binding act, convention, legally binding standard, code, statute, ordinance, generally binding directive, constitution, rule, regulation, common law, decree, agency requirement, administrative interpretation, Governmental Order, rule of any Self-Regulatory Authority or other requirement or rule of law, including any Data Protection Legislation.

“Liabilities” means any and all debts, liabilities, expenses, duties, commitments or obligations, whether direct or indirect, primary or secondary, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, disputed or undisputed, asserted or unasserted, joint or several, secured or unsecured, liquidated or unliquidated, incurred or consequential, whenever (including in the past, present or future) and however arising (including out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in any financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, license, claim, charge, easement, conditional sale or other title retention agreement, defect in title or other similar restriction, encumbrance or lien.

“Listing Representation” means the representations and warranties set forth in Section 5.04(c), Section 5.09(a), Section 5.11(a), Section 5.13(b), the first sentence of Section 5.13(g), Section 5.14 and Section 5.21.

“Long-Term AR” means the long-term accounts receivable of the Business calculated in accordance with the Transaction Accounting Principles and the accounting principles, policies, procedures and methodologies, categorizations, asset recognition bases, definitions, practices and techniques (including in respect of the exercise of management judgment) used in the preparation of the “BP Long-term accounts receivable” account set forth on Financial Statements.

“Losses” means any and all losses, costs, charges, settlement payments, awards, judgments, fines, Taxes, penalties, damages, expenses (including reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses), liabilities, claims or deficiencies of any kind; provided, that Losses shall not include (a) special, exemplary and punitive damages or (b) consequential or incidental damages (including lost revenue or loss of future revenue, profits or income, diminution in value or loss of business reputation or opportunity) to the extent such consequential or incidental damages were not reasonably foreseeable to the extent required to allow such damages to be recoverable under a breach of contract claim under Delaware state Law, except in the case of clause (a) or (b), to the extent that any of the foregoing referenced in this proviso are paid to a Third Party as an award of damages pursuant to, or in settlement of, an Action by such Third Party.

“Material Business Asset” shall have the meaning set forth in Section 7.01(b)(iii).

“Material Contract” shall have the meaning set forth in Section 5.11(a).

“Material Customer” shall have the meaning set forth in Section 5.14(a).

“Material Projects” shall have the meaning set forth in Section 5.14(a).

“Mutual Referral Agreement” means the Mutual Referral Agreement between the Buyer and Seller to be entered into pursuant to Section 8.07 and which shall be substantially in the form attached hereto as Exhibit D.

“NASD” means the former National Association of Securities Dealers, Inc.

“NCA” means Navigant Capital Advisors, LLC, a Delaware limited liability company.

“NCA Equity Interests” shall have the meaning set forth in Section 3.05(a).

“NCA Representative” shall have the meaning set forth in Section 5.19(c).

“NCE” shall have the meaning set forth in the preliminary statements hereto.

“New Debt Commitment Letter” shall have the meaning set forth in Section 8.09(c).

“New Fee Letter” shall have the meaning set forth in Section 8.09(c).

“Newco UK” shall have the meaning set forth in Section 2.02(a)(ix).

“Non-Assignable Asset” shall have the meaning set forth in Section 2.02(b).

“Noticed Pre-Closing Claim” shall have the meaning set forth in Section 8.04.

“Omitted Asset” shall have the meaning set forth in Section 8.12(a)(ii).

“Outside Date” shall have the meaning set forth in Section 12.01(b).

“Outside Deferred Closing Date” shall have the meaning set forth in Section 3.05(a).

“Permits” shall have the meaning set forth in Section 5.08(a).

“Permitted Liens” means each of the following: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings to the extent adequate reserves in respect thereof have been established in accordance with GAAP and taken into account as a Liability in preparing the Financial Statements, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens imposed by Law, incurred in the ordinary course of business, for amounts not yet due, (c) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval, (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (e) defects of title, easements, rights of way, covenants, restrictions and other similar Liens which do not and are not reasonably likely to materially affect the use, occupancy or enjoyment of the applicable property of the Business, (f) zoning, building and other generally applicable land use restrictions which are not violated in any material respect by the current use or enjoyment of the applicable property of the Business, (g) Liens incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date that do not individually or in the aggregate materially detract from form the value or materially interfere with the present or reasonably contemplated used of the relevant asset; (h) Buyer Liens, (i) Liens affecting the underlying fee interest of the Real Properties which are not prohibited under the terms of the Real Property Leases; (j) any Lien that will be released at or prior to Closing and (k) non-exclusive licenses to Intellectual Property executed in the ordinary course of business.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity or Governmental Authority.

“Peterson Consulting” shall have the meaning set forth in Section 2.02(a)(i).

“Post-Closing Adjustment” shall have the meaning set forth in Section 2.07.

“Post-Closing Difference” shall have the meaning set forth in Section 2.07.

“Pre-Closing Claims” shall have the meaning set forth in Section 8.04.

“Pre-Closing Engagement” shall have the meaning set forth in Section 14.20(a).

“Pre-Closing Occurrence Based Policies” shall have the meaning set forth in Section 8.04.

“Pre-Closing Tax Contest” shall have the meaning set forth in Section 10.03.

“Privacy Policy” means all policies, procedures, terms and conditions relating to personal, personally-identifiable, sensitive or regulated information.

“Privileged Deal Communications” shall have the meaning set forth in Section 14.20(b).

“Protected Persons” shall mean those Persons set forth on Schedule 1.01(h).

“Real Properties” means, collectively, the real property used by the Business that is leased or subleased by the Acquired Companies and the Asset Transferors under the Transferred Leases.

“Real Property Leases” means the leases and subleases pursuant to which the Acquired Companies and the Asset Transferors lease or sublease any the Real Properties.

“Reference Balance Sheet” shall have the meaning set forth in Section 5.03(a).

“Reference Balance Sheet Date” means March 31, 2018.

“Reference Closing Statement” means the sample calculation of Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses, in each case, as of the close of business on the Reference Balance Sheet Date, which is attached for illustrative purposes only as Exhibit E.

“Reference Period” means the period from December 31, 2016 to and including March 31, 2018.

“Registered Business IP” means all Business IP that is registered or filed with any Governmental Authority and all applications for the foregoing.

“Regulatory Capital” means with respect to NCA, “net capital” as defined in Rule 15c3-1 under the Exchange Act.

“Remainco Non-Assignable Asset” shall have the meaning set forth in Section 2.02(b).

“Reorganization” shall have the meaning set forth in Section 7.05(a).

“Reorganization Agreements” shall have the meaning set forth in Section 7.05(b).

“Replacement Contract” shall have the meaning set forth in Section 7.03(h).

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“Required Financial Information” means, as of any date, collectively, (a) the Financial Statements, (b) if applicable, the Updated Financial Statements, (c) other information regarding the Acquired Companies and the Business in possession of Seller customarily provided by a borrower and included in bank information memoranda with respect to the Debt Financing, including due diligence information requested in connection with the applicable marketing material and (d) such other customary financial and other pertinent information with respect to the Business in possession of Seller as may be reasonably requested in writing by Buyer to permit Buyer to prepare a customary confidential information memorandum in relation to the Debt Financing.

“Required Third Party Consents” shall have the meaning set forth in Section 7.03(g).

“Restricted Employee” means any Continuing Employee who is a Senior Employee as of the Closing.

“Retained Business” means the types of consulting, advisory, outsourcing and technology, data, processing and analytics services provided by Seller and its Subsidiaries as of the Closing Date through Seller’s Financial Services and Compliance Segment (other than the services provided by the TAS Subpractice and NCA (the “FSAC Segment”)), Healthcare Segment and Energy Segment, irrespective of whether the same or similar types of services are also provided by the DFLT Segment, the TAS Subpractice or NCA as of the Closing Date, including, by way of example and without limitation, the following types of services that are provided by portions of the Business and portions of the FSAC Segment, the Healthcare Segment and/or the Energy Segment as of the Closing Date: (a) investigations and monitorships, (b) forensic accounting in context of investigations, (c) compliance and regulatory consulting, remediation, and advisory services, (d) valuation services, (e) expert testimony and economic consulting related to industry or functional expertise in the FSAC Segment, the Seller’s Healthcare Segment and Seller’s Energy Segment, (f) M&A and financial restructuring strategy advice in the context of overall strategic and operational improvement advisory services, (g) cybersecurity consulting, response and advisory services, (h) data consulting and analytics services and (i) facilities planning; provided that, (i) other than Cross-Practice Assistance provided by Retained Business Employees to the Business, the Retained Business shall not include any business, activities and operations engaged in by Seller or its Subsidiaries as of the Closing Date to the extent that, if the Closing Date had occurred during the Reference Period, such business, activity or operations would have been reflected on the Financial Statements in accordance with the assumptions, methodologies and accounting principles upon which they are based or (ii) that the Retained Business does not include businesses, activities and operations to the extent included in the Business.

“Retained Business Employees” shall have the meaning set forth in the definition of “Cross-Practice Assistance.”

“Retained Restrictive Covenant Rights” means, with respect to any Business Employee or any former employee of the Business, any Intellectual Property ownership rights, confidentiality, non-use of information, non-solicitation and/or non-hire of employees or customers or non-employment with customers in favor of Seller or any of its Subsidiaries (other than the Acquired Companies) under any Contract with such individual, in each case, solely to the extent related to the Retained Business; provided, however, that (a) during the time any Continuing Employee is employed by Buyer or any of its Affiliates, Seller and its Affiliates shall not enforce any such non-solicitation and/or non-hire of employees or customers provisions, the provisions regarding restrictions on employment with customers or the non-use of information provisions, (b) shall not enforce any such non-disclosure of confidential information or other Intellectual Property provisions with respect information that is outdated, stale or otherwise would not reasonably be expected to adversely affect Seller or any of its Affiliates if disclosed, (c) in no event will a Retained Restrictive Covenant Right be asserted directly or indirectly against, or serve as the basis for an Action against, Buyer or any of the Buyer Affiliates and (d) with respect to any Retained Restrictive Covenant Right that is of limited duration relative to a triggering event (e.g., separation from employment, termination of the Contracts) such Retained Restrictive Covenant Right shall exist for only such limited period as though the Closing was a triggering event with respect thereto.

“Revenue Before Reimbursements” means “RBR” as defined and described in the Transaction Accounting Principles and calculated using the accounting principles, policies, procedures and methodologies, categorizations, asset recognition bases, definitions, practices and techniques (including in respect of the exercise of management judgment) used in the preparation of “Revenues before Reimbursements” set forth in the Financial Statements.

“Review Period” shall have the meaning set forth in Section 2.06(b).

“Sanctioned Country” means any country or region that is or was in the last five (5) years the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the United Kingdom, and the European Union and its member states.

“SEC” means the United States Securities and Exchange Commission.

“Section 336(e) Elections” shall have the meaning set forth in Section 10.05.

“Section 336(e) Election Statements” shall have the meaning set forth in Section 10.05(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Authority” means FINRA, the Municipal Securities Rulemaking Board, the Securities Investor Protection Corporation, the National Futures Association, or any other similar agency, body, exchange, authority, organization or Governmental Authority (whether foreign or domestic), in each case having jurisdiction or regulatory authority over NCA.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Benefit Plans” shall have the meaning set forth in Section 2.03(b)(viii).

“Seller Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Seller to Buyer in connection with the execution and delivery of this Agreement.

“Seller FSA” shall have the meaning set forth in Section 9.01(j).

“Seller Guaranties” shall have the meaning set forth in Section 8.06.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.02(a).

“Seller Released Matters” shall have the meaning set forth in Section 8.16(a).

“Seller Released Party” shall have the meaning set forth in Section 8.16(a).

“Seller Releasing Party” shall have the meaning set forth in Section 8.16(a).

“Seller Restricted Employee” means any individual listed on Schedule 1.01(i).

“Seller Retained Current Liabilities” means the accounts payable and accrued liabilities (whether or not related to the Retained Business) to the extent retained by the Seller and its Affiliates (other than the Acquired Companies) as of the Closing as contemplated by the Annex to Exhibit E.

“Seller Retained IP” shall have the meaning set forth in Section 8.05(a).

“Seller Retained IP License” shall have the meaning set forth in Section 8.05(a).

“Seller SEC Documents” means Seller’s reports or filings with the Securities and Exchange Commission prior to May 2, 2018.

“Senior Employee” means “Director” or more senior level employee.

“Separation-Related Costs” means the costs described on Schedule 1.01(j).

“Shared Customer Contracts” means all Contracts to which Seller or one of its Affiliates is a party with any customer or client and under which both the Business and all or any part of the Retained Businesses agree to provide or provide services to or on behalf of such customer or client. For the avoidance of doubt, the Shared Customer Contracts do not include any Transferred Contracts.

“Software” means computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools and user interfaces, in any form or format, however fixed, and all associated documentation.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “present fair saleable value” of such Person’s total assets exceeds the value of such Person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage, and (c) such Person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“Specified Management Employee Agreements” shall have the meaning set forth in the preliminary statements hereto.

“Specified Employee Management Arrangement” shall have the meaning set forth in Section 6.10.

“Specified Management Employees” means those certain Business Employees listed on Schedule 1.01(k).

“Specified Representations” means the Fundamental Representations and the representations and warranties of Seller set forth in Section 4.02(a) (as it relates to the organizational documents of Seller, any Business Transferor or the Acquired Companies) and Section 5.12.

“Straddle Period” means any Taxable year or period beginning on or before and ending after the Closing Date.

“Subcontractor Agreement” means the Subcontractor Agreement-US or, as applicable for operations of the Business and/or the Retained Business outside of the United States, any other subcontractor agreement in a form based on the Subcontractor Agreement-US with conforming changes to incorporate jurisdiction specific foreign Law principles as such conforming terms are mutually agreed upon by the parties thereto and are necessary to ensure compliance with applicable foreign Law.

“Subcontractor Agreement-US” means the Subcontractor Agreement-US between Thoreau Holdco and Seller to be entered into pursuant to Section 8.07 and which shall be substantially in the form attached hereto as Exhibit F.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock or other equity interests of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly owned by such first Person; provided, however, that Navigant Consulting Middle East LLC shall be considered a Subsidiary of NCE and Thoreau Holdco and, prior to Closing, of Seller.

“Target Working Capital” means 22.5% of Revenue Before Reimbursements of the Business during the twelve (12) month period ending on the last day of the last full month prior to the Closing Date.

“TAS Subpractice” shall have the meaning set forth in the definition of “Business.”

“Tax” or “Taxes” means all federal, state, local or foreign income, excise, gross receipts, ad valorem, value-added, sales, use, goods or services, employment, unemployment, alternative escheat, unclaimed or abandoned property, franchise, profits, gains, property, transfer, use, payroll, intangibles or any other taxes, fees, stamp taxes, duties, charges, levies or assessments (however denominated and whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority with respect thereto, whether disputed or not.

“Tax Attributes” means, with respect to any Tax, any tax basis, net operating loss carryovers, net capital loss carryovers, or credits of any Person.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, administration, determination, collection or imposition of any Tax.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, attachments, estimates, claims for refunds and information returns) supplied or required to be supplied to a Tax Authority relating to Taxes and, in each case, any amendments thereto.

“Termination Fee” shall have the meaning set forth in Section 12.03(b).

“Third Party” means any Governmental Authority or Person other than Seller, any Business Transferor, any Acquired Company, Buyer or any of their respective controlled Affiliates.

“Third-Party Claim” shall have the meaning set forth in Section 13.03(a).

“Third-Party Rights” shall have the meaning set forth in Section 2.02(c).

“Thoreau Consulting Hong Kong” shall have the meaning set forth in Section 2.02(a)(v).

“Thoreau Holdco” shall have the meaning set forth in the preliminary statements hereto.

“Trade Control Laws” shall have the meaning set forth in Section 5.07(b).

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.

“Transaction Advisory Services” means the following types of services as provided as of the date of this Agreement, the Closing Date, during the Reference Period and as reflected on the Financial Statements by the TAS Subpractice directly or in combination with the DFLT Segment: (a) valuation of damages in connection with Disputes, (b) valuation of intellectual property in connection with Disputes or for advisory purposes, (c) valuation of balance sheet assets for regulatory requirements or goodwill testing, and (d) preparation and delivery of fairness opinions for business transactions.

“Transaction Accounting Principles” means (a) the accounting principles, policies, procedures and methodologies set forth on Schedule 1.01(l), (b) to the extent not inconsistent with clause (a), the accounting principles, policies, procedures and methodologies, categorizations, asset recognition bases, definitions, practices and techniques (including in respect of the exercise of management judgment) used in the preparation of the Financial Statements and (c) to the extent not otherwise addressed in clause (a) or (b), GAAP.

“Transaction Agreements” means, collectively, this Agreement, the Intercompany Account Termination Agreement, the Interest Assignment Agreement, the Assignment and Assumption of Lease Agreements, the Mutual Referral Agreement, the Subcontractor Agreements, the UK Interest Transfer Documentation, the Reorganization Agreements and the Transition Services Agreement.

“Transfer Tax” shall have the meaning set forth in Section 10.01(d).

“Transferred Assets” shall have the meaning set forth in Section 2.03(a).

“Transferred Company” shall have the meaning set forth in the preliminary statements hereto.

“Transferred Contract” means any Contract that is a Transferred Asset.

“Transferred Engagements” means all customer engagements of Seller and its Subsidiaries (including the Acquired Companies) that are primarily related to the Business.

“Transferred Intellectual Property” means the Intellectual Property owned by the Asset Transferors that is used primarily in the Business and contains no Excluded Intellectual Property (including any Excluded Trademarks).

“Transferred Leases” shall have the meaning set forth in Section 2.03(a)(ii)(A).

“Transferred Owned Software” shall have the meaning set forth in Section 2.03(a)(vii).

“Transferred Permits” shall have the meaning set forth in Section 2.03(a)(iv).

“Transition Services Agreement” means the Transition Services Agreement between Buyer and Seller to be entered into pursuant to Section 8.07 and which shall be substantially in the form attached hereto as Exhibit G.

“TUPE” shall have the meaning set forth in Section 2.03(d)(v).

“U.S. Business Employee” shall have the meaning set forth in Section 5.13(a).

“Updated Financial Statements” shall have the meaning set forth in Section 7.07.

“UK Interest Transfer Documentation” means (a) a duly executed original stock transfer form for each class of the Acquired Interests of NCE to be executed by the Seller in favor of the Buyer; and (b) a power of attorney pending registration of the Acquired Interests of NCE post-Closing executed by the Seller in favor of the Buyer, to be entered into pursuant to Section 8.07 and which shall in each case be in substantially the applicable form attached hereto as Exhibit H.

“US Assumed Liabilities” shall have the meaning set forth in Section 2.02(a)(iv).

“US Transferred Assets” shall have the meaning set forth in Section 2.02(a)(iv).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, and all comparable or analogous state, local, foreign and other Laws.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens other than Buyer Liens and Liens under securities Laws, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Acquired Interests.

Section 2.02 Reorganization. On the terms and subject to the conditions set forth in this Agreement, prior to Closing, Seller shall, and shall cause its Subsidiaries to, effect the Reorganization.

(a) On the terms and subject to the conditions set forth in this Agreement, the Reorganization shall be effected through the following sequential transactions:

(i) Peterson Consulting, LLC, an Illinois limited liability company (“Peterson Consulting”), shall distribute to Seller all of Peterson Consulting’s right, title and interest in and to the Equity Interests of Navigant Energy Services, LLC, an Illinois limited liability company.

(ii) Navigant Holdings US, LLC, a Delaware limited liability company (“Holdings US”), shall distribute to Seller all of Holdings US’s right, title and interest in and to the Equity Interests of Navigant Economics, LLC, a Delaware limited liability company (“Economics LLC”).

(iii) Seller shall transfer, by a capital contribution without additional consideration, to Thoreau Holdco all of Seller’s right, title and interest in and to the Equity Interests of Peterson Consulting, Economics LLC, Navigant Consulting (PI) LLC, a Delaware limited liability company, NCA, Navigant Consulting (PI-NY), Inc., a Delaware corporation, and Claims Data Repository, LLC, an Illinois limited liability company.

(iv) Seller shall transfer, by a capital contribution without additional consideration, to Thoreau Holdco, and Thoreau Holdco shall accept, (A) all of Seller’s right, title and interest to the US Transferred Assets and (B) all of the US Assumed Liabilities. For purposes of this Agreement, (1) the “US Transferred Assets” means all of the Transferred Assets (other than Acquired Interests and the Equity Interests) owned by Seller immediately following the transactions contemplated by
Section 2.02(a)(iii) and (2) the “US Assumed Liabilities” means all of the Assumed Liabilities of Seller immediately following the transactions contemplated by Section 2.02(a)(iii).

(v) (A) Seller shall transfer to Thoreau Holdco by a capital contribution without additional consideration, and Thoreau Holdco shall accept, an amount of cash to be reasonably determined by Seller, and (B) Thoreau Holdco shall transfer to Thoreau Consulting Hong Kong, a (to-be-formed) Hong Kong limited company disregarded as a separate entity from Seller for U.S. federal income tax purposes (“Thoreau Consulting Hong Kong”), by a capital contribution without additional consideration, and Thoreau Consulting Hong Kong shall accept, an amount of cash to be reasonably determined by Seller.

(vi) Navigant Consulting Asia Limited, a Hong Kong limited company (“Asia Limited Hong Kong”), shall transfer, in exchange for full fair market value consideration (as reasonably determined by Seller) paid by Thoreau Consulting Hong Kong to Asia Limited Hong Kong, and Thoreau Consulting Hong Kong shall accept, (A) all of Asia Limited Hong Kong’s assets which constitute Transferred Assets owned by Asia Limited Hong Kong immediately prior to such transfer (including all of Asia Limited Hong Kong’s right, title and interest in and to any Equity Interests in Navigant Consulting (APAC) Pte. Ltd.) and (B) all of Asia Limited Hong Kong’s Liabilities that constitute Assumed Liabilities immediately prior to such transfer (the “Asia Limited Hong Kong Assets and Liabilities”).

(vii) Seller shall transfer, by a capital contribution without additional consideration, to NCE all of Seller’s right, title and interests in and to the Equity Interests of Precept Programme Management Ltd, a private limited company incorporated in England and Wales.

(viii) NCE shall transfer to Seller, in a value-for-value exchange for the cancellation by Seller of the Indebtedness and intercompany payables owed by NCE to Seller described on Schedule 2.02(a)(viii), all of NCE’s right, title and interest in and to (A) the outstanding capital stock of Navigant Germany GmbH, Navigant BPM (India) Private Limited and Ecofys Investments B.V. and (B) any and all ownership rights in Navigant Consulting (Europe) Limited Firma der Zweigniederlassung (Swiss Branch) if not deregistered prior to Closing.

(ix) Seller shall transfer, by a capital contribution or a gift, but in each case, without additional consideration, to Navigant Europe Limited, a private limited company incorporated in England and Wales (“Newco UK”), and Newco UK shall accept, an amount of cash to be reasonably determined by Seller.

(x) NCE shall transfer to Newco UK, in exchange for the cash contributed to Newco UK in clause (ix), and Newco UK shall accept, (A) all of NCE’s right, title and interest in and to the Excluded Assets owned by NCE immediately prior to such transfer and (B) all of the Excluded Liabilities of NCE.

(xi) NCE shall use all of the cash received in clause (x) to payoff Indebtedness and intercompany payables owed by NCE to Seller described on Schedule 2.02(a)(viii).

Not less than ten (10) days prior to the Closing Date, Seller shall provide Buyer with an estimate of the amount of the Taxes imposed (including withholding Taxes) with respect to the Reorganization, along with reasonable supporting material (including valuation reports) to substantiate such calculation, for Buyer’s review and comment.

(b) No Agreement to Transfer. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not require and no Reorganization Agreement shall constitute an agreement to sell, contribute, dividend, assign, transfer, convey or deliver any (i) Transferred Asset that constitutes a Transferred Contract, a Transferred Lease or a Transferred Permit and any claim or right or benefit arising thereunder or resulting therefrom if an attempted sale, contribution, dividend, assignment, transfer, conveyance or delivery thereof (without the consent, approval or waiver of a Third Party), would violate, constitute a default under or breach of such Transferred Asset or would violate any applicable Law (collectively, a “Business Non-Assignable Asset”) or (ii) any asset, license, lease, permit or property that constitutes an Excluded Asset that is to be transferred from an Acquired Company to an Affiliate of Seller with respect to the Retained Business as part of the Reorganization and any claim or right or benefit arising thereunder or resulting therefrom if an attempted sale, contribution, dividend, assignment, transfer, conveyance or delivery thereof (without the consent, approval or waiver of a Third Party) would violate, constitute a default under or breach of such license, lease, permit or property thereunder or would violate any applicable Law (collectively, a “Remainco Non-Assignable Asset” and, together with any Business Non-Assignable Asset, each a “Non-Assignable Asset”), in each case of clause (a)(i) or (a)(ii), without first obtaining all such necessary approvals, consents and waivers of such Third Parties, and this Agreement and any applicable Reorganization Agreement shall not be deemed to constitute a sale, contribution, dividend, assignment, transfer, conveyance or delivery or attempted contribution, dividend, assignment, transfer, conveyance or delivery thereof and the applicable provisions of this Section 2.02 shall apply in regard to all such Non-Assignable Assets.

(c) Post-Closing Treatment of Certain Non-Assignable Assets and Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any Reorganization Agreement, to the extent permitted by applicable Law and Contract, in the event that any applicable approval, consent or waiver to the contribution, dividend, assignment, transfer, conveyance or delivery of any Non-Assignable Asset cannot be obtained prior to the closing of the transactions by which the Reorganization, on a whole, shall be finally effected, (i) the applicable Asset Transferor shall hold, or cause to be held, such Business Non-Assignable Asset, as of and from the Closing, in trust for the applicable Acquired Company (and Seller shall cause such applicable Asset Transferor to do so) and the covenants and Liabilities (except for any Excluded Liabilities) thereunder shall be performed by the applicable Acquired Company (and Buyer shall cause such applicable Acquired Company to do so) in the applicable Asset Transferor’s name and all benefits and Liabilities (except for Excluded Liabilities) existing thereunder shall be for the applicable Acquired Company (in each case solely to the extent they would otherwise be benefits and Liabilities (except for Excluded Liabilities) of the Acquired Company hereunder). To the extent permitted by applicable Law and Contract, Seller shall cause the Asset Transferors to take, at Buyer’s cost and expense (except to the extent Seller is liable therefor under this Agreement), such commercially reasonable actions in its name or otherwise as Buyer may reasonably request so as to provide the applicable Acquired Company with the benefits of the Business Non-Assignable Assets, to effect the collection of money or other consideration that becomes due and payable under the Business Non-Assignable Assets and to enforce for the benefit of the applicable Acquired Company and at the expense of such Acquired Company, any and all rights against a Third Party arising under such Business Non-Assignable Asset (“Third-Party Rights”), and Seller shall cause the Asset Transferors to promptly pay, or cause to be paid, to such Acquired Company all money or other consideration received by the Asset Transferors in respect of all Business Non-Assignable Assets. In the case of a Remainco Non-Assignable Asset, unless otherwise determined by Seller, to the extent permitted by applicable Law or Contract, Buyer shall cause the applicable Acquired Company to hold, or cause to be held, such Remainco Non-Assignable Asset, as of and from the Closing, in trust for Seller or its applicable Affiliate and the covenants and Liabilities (except for any Assumed Liabilities) thereunder shall be performed by Seller or its applicable Affiliate (and Seller shall, and shall cause such applicable Affiliate to, do so) in the applicable Acquired Company’s name and all benefits and Liabilities (except for any Assumed Liabilities) existing thereunder shall be for Seller or its applicable Affiliate (in each case solely to the extent they would otherwise be benefits and Liabilities (except for any Assumed Liabilities) of Seller or its applicable Affiliate hereunder). Following the Closing, to the extent permitted by applicable Law and Contract, Buyer shall cause the applicable Acquired Company to take, at Seller’s cost and expense (except to the extent Buyer is liable therefor under this Agreement), such commercially reasonable actions in its name or otherwise as Seller may reasonably request so as to provide Seller or its applicable Affiliate with the benefits of the Remainco Non-Assignable Assets, to effect the collection of money or other consideration that becomes due and payable under the Remainco Non-Assignable Assets and to enforce for the benefit of Seller or its applicable Affiliate and at the expense of Seller or such applicable Affiliate, any and all rights against a Third Party arising under such Remainco Non-Assignable Asset, and Buyer shall cause the Acquired Companies to promptly pay, or cause to be paid, to Seller or such of its Affiliates all money or other consideration received by the Acquired Company in respect of all Remainco Non-Assignable Assets, net of any Tax incurred in connection with the receipt of such money (or other consideration) or required to be withheld on payment.

(d) Post-Closing Efforts to Obtain Consents to Assign. Following the Closing, for a period of up to one (1) year following the Closing Date, (i) Seller shall, and shall cause the Asset Transferors to, use reasonable best efforts to, with Buyer’s participation and assistance, obtain the necessary approvals, consents and waivers to effect the sale, assignment, transfer, conveyance and delivery of any Business Non-Assignable Asset to the applicable Acquired Company (provided, that neither Seller nor any of its Affiliates shall be required to compensate any Third Party (other than any such compensation agreed to be reimbursed by the Buyer), commence or participate in any litigation, or offer or grant any concession (financial or otherwise) to any Third Party to obtain any such consent, approval or waiver); and (ii) Buyer shall, and shall cause the applicable Acquired Company to, use reasonable best efforts to, with Seller’s participation and assistance, obtain the necessary approvals, consents and waivers to effect the sale, assignment, transfer, conveyance and delivery of any Non-Assignable Asset with respect to a Remainco Non-Assignable Asset to Seller or the applicable Affiliate of Seller (provided, that neither Buyer nor any Buyer Affiliate shall be required to compensate any Third Party (other than any such compensation agreed to be reimbursed by Seller), commence or participate in any litigation, or offer or grant any concession (financial or otherwise) to any Third Party to obtain any such consent, approval or waiver). If and when such necessary approvals, consents and waivers are obtained after the Closing to effect the sale, assignment, transfer, conveyance and delivery of any Transferred Asset or Remainco Non-Assignable Asset that had constituted a Non-Assignable Asset, such sale, assignment, transfer, conveyance and delivery shall be reasonably promptly effected in accordance with the terms of this Agreement and/or the Reorganization, for no additional consideration, after which, such Transferred Asset or Remainco Non-Assignable Asset shall no longer be subject to this Section 2.02 as a Non-Assignable Asset.

Section 2.03 Additional Definitions.

(a) “Transferred Assets” means all right, title and interest of the Seller or any of its Subsidiaries, to and under the assets, claims, properties and rights of such Asset Transferor which are primarily used in, primarily held for use in, or are otherwise primarily related to the Business, including the following assets, claims, properties and rights of the applicable Asset Transferor as of immediately prior to the Reorganization and Closing, excluding, in each case, any such assets, claims, properties and rights thereof to the extent they are an Excluded Asset:

(i) the Transferred Engagements and all Contracts to which any Asset Transferor is a party (in each case, except as such engagement or Contract constitutes a Shared Customer Contracts) primarily related thereto;

(ii) (A) the real estate leases and subleases set forth on Schedule 2.03(a)(ii) (such real estate leases and subleases, the “Transferred Leases”) and (B) all other Contracts (and all rights thereunder) that are used primarily in the Business (except for Real Property Leases);

(iii) all Contracts to which any Business Employee or former employee (other than Retained Business Employees) of the Business is a party or subject to, including any employment agreement, restrictive covenant agreement, incentive recovery agreement or forgivable loan agreement, including those set forth on Section 5.11(a)(vi) of the Seller Disclosure Schedules; provided, however, that Seller shall retain the Retained Restrictive Covenant Rights (subject to the covenants set forth in the definition thereof);

(iv) all transferable governmental qualifications, registrations, franchises, licenses, permits, approvals, certifications or authorizations primarily used in the Business (the “Transferred Permits”);

(v) all accounts, notes and other receivables to the extent arising out of the sale of services or products of the Business to Third Parties under any Transferred Engagement;

(vi) all Transferred Intellectual Property (other than Software);

(vii) all intellectual property rights in the Software set forth on Schedule 2.03(a)(vii) (the “Transferred Owned Software”);

(viii) all assets to the extent reflected as current assets in the calculation of the Final Closing Net Working Capital;

(ix) all personal property, including equipment, furniture, tools, laptop computers and mobile phones, that is primarily used in the Business;

(x) (A) all personnel and employment records relating to the Continuing Employees that are not Excluded Books and Records and (B) all other books and records (including all client files), whether in hard copy or computer format, including marketing, advertising, promotional, and similar materials and customer correspondence, that are primarily related to the Business, subject to the terms of Section 8.05; provided that, Seller retains a copy of its enterprise-wide CRM, marketing automation system, contracts and subcontractor databases for use in the Retained Business, subject, in each case, to Section 8.03;

(xi) all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery and rights of set-off and defenses relating to (or arising out of) the Transferred Assets or any Assumed Liability;

(xii) all rights in connection with, and the sponsorship and assets of, the Employee Benefit Plans and other arrangements that are set forth on Schedule 2.03(a)(xii) (collectively, the “Assumed Benefit Plans”), provided, however, that any Employee Benefit Plan that is (A) sponsored by an Acquired Company as of the date hereof and is an immaterial fringe benefit plan for which the liability is de minimus or (B) an employment agreement, offer letter, or similar agreement between an Acquired Company and an individual Continuing Employee shall be an Assumed Benefit Plan, regardless of whether such plan or agreement is listed on Schedule 2.03(a)(xii);

(xiii) all goodwill of the Business;

(xiv) (A) all other assets, properties, rights, titles, Contracts and claims primarily used in, primarily held for use in or primarily related to the Business, wherever located, whether tangible or intangible, personal or mixed (but excluding any real property), and (B) all goodwill to the extent related to the Business;

(xv) all assets set forth on Schedule 2.03(a)(xv);

(xvi) all lists, data, databases and records pertaining to customer and supplier or vendor accounts, personnel and agents, books, records, ledgers, files, documents, correspondence, lists, studies, and reports and other printed or written materials, in each case, relating primarily to the Business and in existence as of the Closing, other than Excluded Books and Records;

(xvii) all rights to proceeds under insurance policies to the extent related to or payable in connection with any of the Transferred Assets or the Assumed Liabilities for claims made by Seller thereunder prior to Closing or pursuant to and in accordance with the terms and limitations in Section 8.04 (it being understood and agreed that this clause (xvii) shall not give Buyer or any of its Affiliates the right to make claims under any of Seller’s insurance policies); and

(xviii) all rights of the Seller and its Affiliates (including the Acquired Companies) under non-disclosure, non-use, non-solicit, non-hire, confidentiality or other similar agreements with third parties (including prospective purchasers of the Business or any portion thereof) solely with respect to rights thereunder relating to the Business.

(b) Excluded Assets. “Excluded Assets” means the following assets, properties and rights of Seller and its Subsidiaries, as of immediately prior to the Reorganization and Closing:

(i) all cash and cash equivalents on hand or held by any bank or other third Person, including marketable securities and short-term investments, to the extent such cash and cash equivalents, including marketable securities and short-term investments, are not included in Closing Cash or;

(ii) except for the Transferred Leases, all right, title and interest in owned and leased real property and other interests in real property including all such right, title and interest under each real property lease pursuant to which any Person leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(iii) all rights to any Trademark (other than the Trademarks included in the Business IP) including the name “Navigant,” “Peterson” or any Trademark, Internet domain name or URL address related thereto or employing or incorporating the words “Navigant” or “Peterson” and with respect to any of the foregoing, either alone, in combination with any other words, any variation or derivative of the foregoing, and any Trademark likely to cause confusion with the foregoing, Internet domain name or URL address, together with any Contracts granting rights to use the same and any Intellectual Property to the extent incorporating any of the same and any and all goodwill, registrations and applications relating thereto (collectively, the “Excluded Trademarks”);

(iv) any Intellectual Property other than the Business IP, together with any Contracts granting rights to use the same (the “Excluded Intellectual Property”);

(v) all intellectual property rights in Software other than Transferred Owned Software;

(vi) all Contracts (and all rights thereunder) that are not Transferred Contracts, including the Contracts listed on Schedule 2.03(b)(vi);

(vii) all Tax Returns, and all rights to refunds of or credits relating to any Tax with respect to the Transferred Assets to the extent attributable to Taxes that were paid prior to the Closing or Taxes for which Seller has fully indemnified Buyer pursuant to Section 10.01(a);

(viii) all rights in connection with, and the sponsorship and assets of, the Employee Benefit Plans and any other benefit or compensation plan, program, policy, Contract or arrangement maintained or contributed to or required to be contributed to by Seller or any of its Affiliates or under or with respect to which Seller or any of its Affiliates (including any Acquired Company) have any Liability, in each case, other than the Assumed Benefit Plans (the “Seller Benefit Plans”);

(ix) all insurance policies, and all rights under any policies of insurance, and any benefits, proceeds or premium refunds payable or paid thereunder or with respect thereto, other than rights to proceeds under insurance policies as expressly set forth in Section 2.03(a)(xvii);

(x) any Excluded Books and Records;

(xi) all Shared Customer Contracts;

(xii) any assets included within the definition of “Transferred Assets” that are disposed of prior to the Closing Date in accordance with Section 7.01;

(xiii) all governmental qualifications, registrations, franchises, licenses, permits, approvals, certifications and authorizations, other than the Transferred Permits;

(xiv) all causes of action (including counterclaims) and defenses against Third Parties not primarily arising out of the Business, any of the Transferred Assets or the Assumed Liabilities, except as necessary to defend against any claim asserted by a Third Party for any Excluded Liability;

(xv) all loans or advances by the Asset Transferors to Seller or any of its Affiliates;

(xvi) the assets, rights and properties set forth on Schedule 2.03(b)(xvi);

(xvii) except as set forth in the Transition Services Agreement, all rights to receive, and all rights with respect to the delivery of, corporate-level services of the type provided prior to the date hereof to the Business by Seller or any of its Affiliates (other than the Acquired Companies), including assets used or held for use by Seller or such Affiliate in connection with such corporate-level services;

(xviii) other than the Acquired Interests and the Equity Interests, all shares, shares of capital stock or any other equity interests of any Person;

(xix) all right, title and interest of Seller or any of its Subsidiaries to any assets, properties, rights, titles, interests, Contracts and claims of Acquired Companies, Seller or any Asset Transferor or other Subsidiary of Seller not primarily used in or primarily related to the Business, wherever located, whether tangible or intangible, real, personal or mixed (other than any assets to the extent included in Closing Cash or Closing Net Working Capital);

(xx) the Retained Restrictive Covenant Rights; and

(xxi) all Long-Term AR as of the Closing and the Cross-Practice Assistance.

(c) Assumed Liabilities. “Assumed Liabilities” means all Liabilities of Seller or any of its Subsidiaries to the extent arising from or relating to the Business (other than the Seller Retained Current Liabilities), whether direct or indirect, known or unknown, fixed or contingent, accrued or unaccrued, matured or unmatured, or asserted or unasserted, and irrespective of whether the same shall arise prior to, on or following the Closing Date (collectively, such Liabilities, excluding the Excluded Liabilities, the “Assumed Liabilities”). Without limiting the generality of the foregoing, the following Liabilities shall be included among the Assumed Liabilities:

(i) all Liabilities (A) arising under any of the Transferred Contracts or any Transferred Engagement whether arising prior to, on or after the Closing, and (B) arising under the Shared Customer Contracts to the extent arising out of the Business or the actions or omissions of Buyer or any Buyer Affiliates;

(ii) all Liabilities to the extent they are of the type reflected on the Reference Balance Sheet (other than the Seller Retained Current Liabilities);

(iii) all Liabilities for Taxes to the extent such Liabilities were taken into account as a liability for Taxes in clause (f) of the Final Closing Indebtedness or in Closing Net Working Capital (collectively, “Assumed Taxes”);

(iv) all Liabilities arising under the Transferred Permits, whether arising prior to, on or after the Closing Date to the extent related to the Business;

(v) all Liabilities relating to any claim by a Third Party to the extent relating to the ownership or operation of the Business, the Transferred Assets or the other Assumed Liabilities;

(vi) all Liabilities (A) relating to or arising out of the lease, use or occupancy of the real property that is the subject of the Transferred Leases that are being assigned to Buyer or an Acquired Company pursuant to Schedule 8.14, whether arising prior to, on or after the Closing, and (B) relating to or arising out of the lease, use or occupancy of that portion of the real property that is the subject of the Transferred Leases that are being subleased by Buyer or an Acquired Company pursuant to Schedule 8.14 arising on or after the Closing;

(vii) all Liabilities of Seller or any of its Affiliates to pay or perform pursuant to any guaranty or obligation or Lien, security interest or other encumbrance on, or in respect of, any collateral of Seller or any of its Affiliates to ensure performance given or made by Seller or any of its Affiliates, in each case, to the extent related to the Business (including pursuant to any letter of credit or surety bond);

(viii) all Liabilities arising from litigation, arbitration, administrative, workers’ compensation or other Actions, audits, investigations or inquiries pending or threatened against the Business or the Transferred Assets and all performance obligations under any non-financial settlement obligation to the extent relating to the Business or the Transferred Assets;

(ix) all Liabilities under or with respect to the Assumed Benefit Plans;

(x) subject to Section 2.03(d)(iii), all Liabilities relating to the Continuing Employees (other than any Seller Retained Current Liabilities);

(xi) the Buyer Retained Current Liabilities; and

(xii) subject to Section 2.03(d)(iii), all Liabilities arising from or relating to claims asserted by (A) Business Employees, or (B) former employees of Seller or its Affiliates whose employment was primarily or exclusively related to the Business (“Former Business Employees”), in each case, for acts or omissions occurring after the Closing.

(d) Excluded Liabilities. Notwithstanding anything to the contrary contained herein, the Assumed Liabilities shall not include the following Liabilities of the Seller or any of its Subsidiaries (collectively, the “Excluded Liabilities”):

(i) (A) any Indebtedness that is outstanding immediately prior to Closing and is not paid off in full without ongoing obligation or liability in connection with Closing and (B) any Seller Retained Current Liabilities;

(ii) all Liabilities of Seller and its Affiliates to the extent arising under any Excluded Asset (other than the Buyer Retained Current Liabilities) and the Seller Retained Current Liabilities;

(iii) any Liability of Seller or any of its Affiliates arising under Title IV of ERISA or Section 412 of the Code and any Liabilities with respect to any Seller Benefit Plan, in each case, except as expressly assumed by Buyer pursuant to Article IX;

(iv) all Employee Restructuring Liability;

(v) all Liabilities arising from the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) in connection with and/or association with the “relevant transfer” and business reorganization between Navigant Consulting (Europe) Limited and NewCo UK irrespective of whether such Liability arises before, on, or after the Closing;

(vi) all Liabilities of Seller to account for the UK Pay As You Earn (PAYE), employee national insurance contributions or employer national security contributions in connection with any securities, options, loans non-cash payments as it relates to any Business Employee;

(vii) all Liability (A) under any Tax allocation or sharing agreement executed on or prior to the Closing Date (other than this Agreement) or (B) with respect to any obligation to reimburse or otherwise “gross-up” any Continuing Employee for the interest or additional tax set forth under Section 409A and/or Section 4999 of the Code pursuant to an arrangement in place at or prior to the Closing, but excluding any obligation contained in an agreement entered into with, or at the written direction of, Buyer or any of its Affiliates;

(viii) all Liabilities for Taxes (A) imposed on Seller or any of its Affiliates, in all cases other than those applicable to the Business or any Transferred Asset or (B) (whether assessed or unassessed) applicable to the Business or any Transferred Asset that are attributable to the ownership and operation of the Business or any Transferred Asset on or prior to the Closing Date, for the avoidance of doubt, in each case including Taxes related to the transactions contemplated by this Agreement (including the Reorganization) (collectively, the “Excluded Taxes”); provided, however, that the Excluded Taxes shall not include any Assumed Taxes; and

(ix) all Liabilities relating to Precept Programme Management Ltd. or Navigant Consulting (Europe) Limited – Abu Dhabi Branch.

Section 2.04 Purchase Price. The aggregate purchase price payable by Buyer to Seller for the Acquired Interests shall be an amount equal to $470,000,000.00 (the “Base Purchase Price”). The Base Purchase Price shall be subject to adjustment as finally determined in accordance with Section 2.06.

Section 2.05 Estimated Closing Statement. No later than five (5) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”), in the same format as the Reference Closing Statement, setting forth: (a) Seller’s good faith estimate of the (i) Closing Net Working Capital as of the Effective Time (such estimate, the “Estimated Closing Net Working Capital”) and Target Working Capital as of the Effective Time (such estimate, the “Estimated Target Working Capital”); (ii) the Closing Cash as of the Effective Time (such estimate, the “Estimated Closing Cash”); (iii) the Closing Indebtedness as of the Closing (such estimate, the “Estimated Closing Indebtedness”); and (iv) the Closing Transaction Expenses as of the Closing (such estimate, the “Estimated Closing Transaction Expenses”); (b) Seller’s determination of the “Closing Adjustment,” which shall equal (i) the Estimated Closing Net Working Capital minus (ii) the Estimated Target Working Capital (expressed as a positive or negative number, as applicable); plus (iii) the Estimated Closing Cash; minus (iv) the Estimated Closing Indebtedness; minus (v) the Estimated Closing Transaction Expenses; minus (vi) the Separation-Related Costs; and (c) the amount to be paid in cash by Buyer to Seller at Closing (the “Closing Payment”), which shall equal the sum of (i) the Base Purchase Price plus (ii) the Closing Adjustment. Seller shall prepare the Estimated Closing Statement in accordance with the Transaction Accounting Principles. Following the delivery by Seller of the Estimated Closing Statement, upon reasonable prior notice to Seller, Buyer and its Representatives shall be given such reasonable access during normal business hours to those books and records of Seller and the Acquired Companies and, if required by Seller, with supervision of Seller or its Representatives, access to such personnel or Representatives of Seller or the Acquired Companies reasonably related to Seller’s preparation of the Estimated Closing Statement as Buyer may reasonably request for the purposes of evaluating the calculation of the Estimated Closing Statement; provided, that such access does not unreasonably interfere with the conduct of the business of Seller or the Acquired Companies. Seller shall consider in good faith any of Buyer’s comments to the Estimated Closing Statement if provided by Buyer reasonably in advance of Closing.

Section 2.06 Post-Closing Adjustment Reconciliation Process.

(a) Delivery of Initial Post-Closing Statement by Buyer. No later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller: a statement (the “Initial Post-Closing Statement”), in the same format as the Reference Closing Statement, setting forth Buyer’s calculation of the Closing Net Working Capital, Target Working Capital and Closing Cash as of the Effective Time, and of the Closing Transaction Expenses and Closing Indebtedness as of the Closing. Buyer shall prepare the Initial Post-Closing Statement in good faith and in accordance with the Transaction Accounting Principles. The parties acknowledge that the sole purpose of the determination of the process in this Section 2.06 is to determine the Final Closing Net Working Capital, Final Target Working Capital, Final Closing Cash, Final Closing Indebtedness and Final Closing Transaction Expenses and such process is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies in a manner inconsistent with the Transaction Accounting Principles.

(b) Review of Initial Post-Closing Statement by Seller. Seller shall have sixty (60) days after the date on which it receives the Initial Post-Closing Statement to review the Initial Post-Closing Statement and the calculation set forth therein (the “Review Period”). To facilitate such review, during the Review Period, Buyer shall, and shall cause the Acquired Companies to, upon reasonable prior notice, provide Seller and its Representatives with reasonable access, during normal business hours, to the employees of Buyer and the Acquired Companies (including to the Chief Financial Officer of Buyer) responsible for the calculations set forth in the Initial Post-Closing Statement and to all non-privileged documentation, books, records and other information of Buyer and the Acquired Companies which is reasonably related to the preparation of the Initial Post-Closing Statement and Seller’s review thereof as Seller or any of its Representatives may reasonably request (including Buyer’s work papers relating to the Initial Post-Closing Statement, subject to the Seller and its applicable Representatives delivering customary agreement relating to such access to work papers in form and substance reasonably acceptable to the applicable accountants, if applicable); provided, that such access does not unreasonably interfere with the conduct of the business of Buyer or the Acquired Companies. If Seller does not deliver a Dispute Notice to Buyer with respect to any item in the Initial Post-Closing Statement on or prior to the last day of the Review Period, the amount or calculation with respect to such items as set forth in the Initial Post-Closing Statement shall be deemed accepted by Seller, whereupon the amount or calculation of such item or items shall be final and binding on Seller and Buyer.

(c) Dispute Notice. If Seller disagrees with the Initial Post-Closing Statement (including any amount or calculation set forth therein) in any respect and on any basis, Seller may, on or prior to the last day of the Review Period, deliver a notice to Buyer setting forth, in reasonable detail, each disputed item or amount and the basis for Seller’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth, with respect to each disputed item, Seller’s position as to the correct amount or calculation that should have been included in the Initial Post-Closing Statement.

(d) Consultation. For a period of thirty (30) days beginning on the date on which Buyer receives a Dispute Notice (the “Consultation Period”), if any, Buyer and Seller shall endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice.

(e) Independent Accounting Firm. In the event Buyer and Seller are unable to resolve by mutual agreement any matter identified in the Dispute Notice within the Consultation Period, Buyer or Seller shall engage an independent, nationally-recognized certified public accounting firm or valuation firm in the United States mutually acceptable to Seller and Buyer (the “Independent Accounting Firm”) to make a determination with respect to all of such matters still in dispute at the time of submission. If Buyer and Seller are unable to agree upon such a firm within ten (10) Business Days after the end of the Consultation Period, then within an additional ten (10) Business Days, Buyer and Seller shall each select one such firm and those two firms shall select a third such firm, in which event the Independent Accounting Firm shall be such third firm. The fees and expenses of the Independent Accounting Firm shall be borne by Seller, on the one hand, and Buyer, on the other hand, proportionately based on the determination by the Independent Accounting Firm of the matters submitted to it pursuant to Section 2.06(f). The calculation of such proportionate payments shall be based on the relative position of the determination of the Independent Accounting Firm in comparison to the positions submitted to it pursuant to this Section 2.06. All other fees and expenses incurred by Buyer or Seller in connection with the preparation or review of the Initial Post-Closing Statement or the Dispute Notice shall be borne by the party incurring such fees and expenses.

(f) Dispute Resolution Procedure. Buyer and Seller shall direct the Independent Accounting Firm to render a determination within sixty (60) days after its retention, and shall, and shall cause their respective Representatives to, reasonably cooperate with the Independent Accounting Firm during its engagement in connection with this Agreement. Each of Buyer and Seller shall promptly (and in any event within ten (10) Business Days) after the Independent Accounting Firm’s engagement, submit to the Independent Accounting Firm its calculations of the disputed items submitted to the Independent Accounting Firm for determination pursuant to Section 2.06(g) and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party (provided that the amounts submitted shall be no more favorable to the submitting party than those reflected in the Initial Post-Closing Statement or Dispute Notice, as applicable). Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be submitted to the Independent Accounting Firm (with a copy thereof to the other party) within five (5) Business Days after the first date on which both parties have submitted their respective initial submissions to the Independent Accounting Firm (provided that the amounts submitted shall be no more favorable to the submitting party than those reflected in the initial submission of such party). The Independent Accounting Firm shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall reasonably cooperate and shall cause their Representatives to reasonably cooperate with such requests of the Independent Accounting Firm. The Independent Accounting Firm shall determine, acting as an expert and not as an arbitrator, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those disputed items submitted to it pursuant to this Section 2.06(f) and shall render a written report to Buyer and Seller (the “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all disputed items submitted to it pursuant to this Section 2.06(f), make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the disputed items submitted to it pursuant to this Section 2.06(f). During the review by the

Independent Accounting Firm, Buyer and Seller and their respective accountants will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Section 2.06 and preparing and rendering the Adjustment Report; provided, however, that the accountants of Seller, any of its Affiliates or Buyer or any of its Affiliates shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the Independent Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(g) Adjustment Report. The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items submitted to it pursuant to Section 2.06(f), and the revisions, if any, to be made to the Initial Post-Closing Statement, together with supporting calculations. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound to the principles of this Section 2.06 and the terms of this Agreement, (ii) shall limit its review to matters specifically submitted to it pursuant to Section 2.06(f) and (iii) shall not assign a value to any item higher than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party. The Adjustment Report, absent fraud, shall be final and binding upon Buyer and Seller. For the avoidance of doubt, the Independent Accounting Firm shall not have the authority to resolve issues relating to (i) breaches of representations, warranties, covenants or agreements, or (ii) other claims that are not within the scope of the disputed matters specifically submitted to it pursuant to Section 2.06(f).

(h) Final Amounts. The Closing Net Working Capital as of the Effective Time, Target Working Capital as of the Effective Time, Closing Cash as of the Effective Time, Closing Indebtedness as of the Closing and Closing Transaction Expenses as of the Closing that are final and binding on the parties to this Agreement, as determined through agreement or inaction of the parties to this Agreement or through the action of the Independent Accounting Firm pursuant to this Section 2.06 are referred to herein, respectively, as the “Final Closing Net Working Capital,” “Final Target Working Capital,” “Final Closing Cash,” “Final Closing Indebtedness” and “Final Closing Transaction Expenses.”

Section 2.07 Post-Closing Adjustment Payment. For purposes of this Agreement, “Post-Closing Difference” means the amount (expressed either as a positive or negative number, as applicable) of (a) an amount equal to (i) the sum of the Final Closing Net Working Capital Adjustment (which may be a negative number) and Final Closing Cash minus (ii) the Final Closing Indebtedness minus Final Closing Transaction Expenses minus (b) an amount equal to (i) the sum of the Estimated Closing Net Working Capital Adjustment (which may be a negative number) and Estimated Closing Cash minus (ii) Estimated Closing Indebtedness minus (iii) Estimated Closing Transaction Expenses. If the Post-Closing Difference is equal to $0, no payment shall be made pursuant to this Section 2.07. If the Post-Closing Difference is a positive number, then Buyer shall pay in cash to the Seller the amount of the Post-Closing Difference. If the Post-Closing Difference is a negative number, then Seller shall pay in cash to Buyer the absolute value of the amount of the Post-Closing Difference. Any such payment (the “Post-Closing Adjustment”) shall be made within five (5) Business Days after the Final Closing Net Working Capital, Final Closing Cash,

Final Closing Indebtedness and Final Closing Transaction Expenses are finally determined as contemplated by Section 2.06(h) and payable in cash in accordance with Section 2.10. Any amount paid in respect of the Post-Closing Adjustment shall be treated by the parties as an adjustment to the Base Purchase Price (as adjusted) for Tax purposes, unless otherwise required by applicable Law.

Section 2.08 Payment of Long-Term AR. Buyer shall reasonably cooperate with Seller (at Seller’s sole cost and expense) to assist Seller in the collection of the Long-Term AR. If Buyer or any of its Subsidiaries receives any amount in respect of the Long-Term Term AR, Buyer shall or shall cause such Subsidiary to pay as promptly as reasonably practicable following the receipt of such amounts, net of any Tax incurred in connection with the receipt of such amounts or required to be withheld on payment.

Section 2.09 Transferred Engagements. Within two weeks following the date hereof, Seller shall deliver to Buyer Schedule 2.09, which shall set forth those Transferred Engagements which are identified in Seller’s systems as active. No earlier than ten (10) Business Days and later than five (5) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer an update to Schedule 2.09, which shall set forth such information as updated as of the Business Day prior to the date of delivery.

Section 2.10 Payments and Computations. Each party shall make each payment due under this Agreement to the other party as early as practicable on the day when due. All payments (including the Closing Payment) shall be paid by wire transfer in immediately available funds to the account or accounts designated in advance by the party receiving such payment. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 2.11 Allocation of Purchase Price. No later than sixty (60) days after the date of the determination of the Post-Closing Difference, Buyer shall prepare and deliver to Seller a draft of an allocation statement (the “Allocation Statement”) setting forth its proposed allocation of the purchase price for federal income tax purposes (including the Base Purchase Price (as adjusted), the amount of Assumed Liabilities, the Liabilities of the Acquired Companies and any other relevant amounts) among the Transferred Assets and the assets of the Acquired Companies, and including a determination of the “aggregate deemed asset disposition price” (within the meaning of Treasury Regulation Section 1.336-3) (“ADADP”) with respect to each of Navigant Consulting (PI-NY) Inc. and PACE Claim Services, LLC and an allocation of the applicable ADADP among their respective assets. The Allocation Statement shall be reasonable and shall be prepared in accordance with Sections 1060 and 336(e) of the Code and the Treasury Regulations promulgated thereunder. If within forty-five (45) days after Seller’s receipt of the draft Allocation Statement, Seller agrees in writing to such draft Allocation Statement, then the Allocation Statement shall be final and binding on the parties hereto, and Buyer, Seller and their respective Affiliates shall file all Tax Returns in a manner consistent with such agreed allocation. In the event that Seller objects in writing to the draft Allocation Statement within such forty-five (45) day period, Seller and Buyer shall negotiate in good faith to resolve the dispute. If Buyer and Seller are unable to resolve any such dispute within such period, then Buyer and Seller shall submit such dispute to the Independent Accounting Firm, which dispute shall be resolved pursuant to the procedures set forth in Section 2.06(e) and (f).

Section 2.12 Withholding. Buyer and its Affiliates (including the Acquired Companies) shall not withhold any amounts in respect of Taxes from payments made pursuant to this Agreement unless required by applicable Law or a Tax Authority. Buyer shall provide Seller with three (3) days prior written notice of its intent to so withhold (other than with respect to any withholding relating to amounts treated as compensation to current or former employees for Tax purposes or Seller’s failure to deliver the applicable certificate under Section 3.04(d)), and consider in good faith any forms or other evidence timely provided by Seller to Buyer that would reduce or eliminate such withholding. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

THE CLOSING

Section 3.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603 (or such other place as Seller and Buyer may mutually agree in writing) or remotely via the exchange of executed documents and Closing deliverables, on (a) the second Business Day following the satisfaction or waiver of each of the conditions set forth in Section 11.01 and Section 11.02 (other than conditions that, by their terms, cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or (b) such other date as Buyer and Seller may mutually agree in writing; provided, however, that, unless otherwise agreed upon by the parties hereto in writing, in no event shall the Buyer or Seller be required to consummate the Closing prior to July 31, 2018 or on a day that is not a Business Day. The date on which the Closing takes place shall be the “Closing Date.”

Section 3.02 Closing Payment. At the Closing, Buyer shall pay to Seller by wire of transfer of immediately available funds to an account or accounts designated by Seller at least two (2) Business Days prior to the Closing Date, an amount equal to the Closing Payment.

Section 3.03 Buyer’s Additional Closing Date Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(a) counterparts of each Buyer Transaction Agreement (other than this Agreement and the Guaranty) to which Buyer or any Buyer Party is to be a party, each duly executed on behalf of Buyer or such Buyer Party;

(b) the certificate referred to in Section 11.01(a)(iv); and

(c) such other agreements, documents, instruments or certificates as are contemplated by this Agreement or the other Transaction Agreements to be executed and delivered by Buyer or any Buyer Party at or prior to the Closing.

Section 3.04 Seller’s Additional Closing Date Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(a) counterparts of each Transaction Agreement (other than this Agreement and the Guaranty) to which Seller or any of its Affiliates (including the applicable Acquired Company) that is to be a party, each duly executed on behalf of Seller or such Affiliate;

(b) (i) irrevocable powers of attorney duly executed by each holder of the Acquired Interests of NCE in favor of the Buyer or its nominee to enable the Buyer or its nominee (pending registration of the transfer of such Acquired Interests) to exercise all voting and other rights attaching to such Acquired Interests (with power of delegation) and to appoint proxies for this purpose; (ii) original stock transfer forms in respect of each class of the Acquired Interests of NCE duly executed by each holder of such Acquired Interests, (iii) originals of the certificates in respect of all Acquired Interests of NCE (or, if such certificates have been lost, an indemnity in the usual form); and (iv) all of the statutory books of NCE duly and properly written up to the Closing;

(c) the certificate referred to in Section 11.02(a)(v);

(d) certifications of non-foreign status, for purposes of and in compliance with Sections 897 and 1445 of the Code, executed by Seller under penalties of perjury, stating that, as of the Closing Date, Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(e) a draft IRS Form 8883 and any similar state or local Tax forms (with respect to the Section 336(e) Elections) duly signed by Seller, Navigant Consulting (PI-NY) Inc. and PACE Claim Services, LLC, as applicable, which form(s) will be completed prior to the filing thereof in a manner consistent with the Allocation Statement (as finally determined);

(f) for each item of Registered Business IP which is transferred pursuant to the Reorganization, an executed short form U.S. or foreign intellectual property assignment agreement in a form as reasonably agreed upon by the parties; and

(g) such other agreements, documents, instruments or certificates as are contemplated by this Agreement or the other Transaction Agreements to be executed and delivered by Seller or any of its Affiliates (including any Acquired Company) at or prior to the Closing.

Section 3.05 Deferred NCA Closing.

(a) Deferred NCA Closing Generally. Notwithstanding anything to the contrary in this Agreement, (i) Seller and Buyer agree that written approval from FINRA pursuant to NASD Rule 1017 (the “FINRA Approval”) is not a condition to the Closing and that no agreement with FINRA or any other Governmental Authority or Governmental Order that has the effect of restraining or prohibiting the direct or indirect purchase and sale of the Equity Interests of NCA (the “NCA Equity Interests”) shall cause a failure of the conditions set forth in Section 11.01(c) or Section 11.02(c) to be satisfied and (ii) in the event that (A) the FINRA Approval has not been received by the parties and the parties have not received assurance from FINRA in a manner reasonably satisfactory to each of Seller and Buyer that FINRA does not intend to impose interim restrictions in accordance with NASD Rule 1017(c)(1) that have the effect of restraining or prohibiting the direct or indirect purchase and sale of the NCA Equity Interests contemplated hereby (“Interim Restrictions”) in each case by the Closing Date or (B) FINRA has imposed

Interim Restrictions or any other restrictions that would have a material and adverse effect on the Business taken as a whole and have not been waived in writing by Buyer (a “FINRA Approval Restriction”), including any requirement to maintain an amount of Regulatory Capital in excess of the amount of Regulatory Capital required under Rule 15c3-1 of the Exchange Act as of the date hereof, then, notwithstanding the occurrence of the Closing, the closing of the direct or indirect purchase by Buyer of the NCA Equity Interests shall be postponed to a date following the Closing Date that is no later than six (6) months after the Closing Date (the “Outside Deferred Closing Date”) unless otherwise agreed in writing by Seller and Buyer. Seller and Buyer further agree that upon the receipt by the parties prior to the Outside Deferred Closing Date of the FINRA Approval without imposition of any FINRA Approval Restriction, or at such other time as agreed in writing by Seller and Buyer, Seller and Buyer shall hold a closing with respect to the NCA Equity Interests (such closing, the “Deferred BD Closing” and the date on which such Deferred BD Closing is actually held is referred to herein as the “Deferred BD Closing Date”); provided that, the Deferred BD Closing Date shall occur no later than the third (3rd) Business Day after the date on which such FINRA Approval has been received by the parties, or at such earlier time as agreed in writing by Seller and Buyer. For the avoidance of doubt (1) in the event of any of clauses (A) or (B) of this Section 3.05(a), the legal interest in and to the NCA Equity Interests shall not be sold, transferred, conveyed or delivered directly or indirectly to Buyer unless and until the Deferred BD Closing occurs and (2) the Closing Date shall not be delayed in connection with the purchase and sale of the NCA Equity Interests and there shall be no change in the amount paid at the Closing pursuant to Section 3.02 as a result of the Deferred BD Closing.

(b) Interim Covenants. In the event that the Deferred BD Closing is later than the Closing, (i) Seller shall ensure that the NCA Equity Interests are not contributed to Thoreau Holdco pursuant to Section 2.02(a)(iii), (ii) subject to the applicable provisions of Section 7.03, Seller and Buyer shall use their respective reasonable best efforts to obtain the FINRA Approval, as applicable, as promptly as practicable and (iii) until the earlier of the Deferred BD Closing and the Outside Deferred Closing Date, except (A) as expressly contemplated by this Agreement, (B) with the prior written approval of Buyer (not to be unreasonably withheld or delayed) or (C) as may be required to comply with any applicable requirements of Law, (1) Seller shall use its reasonable best efforts (x) to operate NCA in the ordinary course and substantially as operated immediately prior to the date of this Agreement (provided that NCA shall operate solely for the benefit of the Business and the Buyer Affiliates) and (y) to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, clients, distributors and others having business relations with NCA and (2) Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would, in compliance with requirements of Law, obtain the benefits and assume the obligations and bear the economic burdens associated with NCA in accordance with this Agreement (other than any obligations or economic burdens resulting from a breach of this Agreement by Seller and without allocating any corporate level expenses of Seller or any Subsidiary to NCA) (it being understood that, to the extent required by Law, any revenues associated with NCA shall not be paid over to Buyer prior to the Deferred BD Closing and rather will be held for Buyer’s benefit by Seller (such amounts, the “Interim BD Revenues”)); provided, however, that (1) Seller and its Affiliates shall have no obligation to make any investment in, or to make any loan or other capital contribution to, NCA, except to the extent necessary to meet the Regulatory Capital requirements of NCA in effect on the date hereof or as modified by the SEC or FINRA after the date hereof through the Deferred BD Closing Date, and (2) “ordinary course” operations that are “substantially as operated immediately prior to the date of this Agreement”

shall not be the same as prior to the Closing Date (by sole reason of the transactions consummated on the Closing Date pursuant to the Transaction Agreements and the impact thereof) and neither Seller nor any of its Affiliates shall have any responsibility to, or liability for, failure to operate NCA in the ordinary course, substantially as operated immediately prior to the date of this Agreement, by reason of any change solely from the transactions consummated on the Closing Date pursuant to the Transaction Agreements.

(c) Deferred Closing Mechanics. At the Deferred BD Closing and conditioned thereon, Seller shall deliver to Buyer customary evidence of ownership of the NCA Equity Interests and the transfer thereof to Buyer and Buyer shall pay Seller an amount equal to the Seller’s cost to fund the ongoing operations of NCA from and after the Closing Date until the occurrence of the Deferred BD Closing (without allocating any corporate level expenses of Seller or any Subsidiary to NCA), including the amount of any contribution to capital made by Seller or its Affiliate to NCA necessary to meet any increase in the Regulatory Capital requirements of NCA occurring after the Closing Date. Neither Seller nor any of its Affiliates makes any representation or warranty of any kind whatsoever, whether express or implied, at law or in equity, with respect to NCA except as set forth in Article V.

(d) Winddown. In the event that either the Deferred BD Closing does not occur on or before the Outside Deferred Closing Date, (x) then all obligations of Buyer and its Affiliates and Seller and its Affiliates under this Section 3.05 with respect to NCA shall cease immediately upon the Outside Deferred Closing Date, and as of such date, Seller, in its sole discretion, shall have the right to commence the winding down of NCA in a manner that Seller deems reasonable and (y) Seller shall pay the amount of the Interim BD Revenues to Buyer as an adjustment to final purchase price paid by Buyer pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE

BUSINESS TRANSFERORS

Except as set forth (a) in the Seller SEC Documents (other than (x) any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures that are predictive, cautionary or forward-looking in nature, and (y) in each case, any matters required to be disclosed for purposes of Section 5.04) or (b) subject to Section 14.10, in the sections or subsections of the Seller Disclosure Schedule corresponding to the respective sections or sub-sections of this Article IV, Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing:

Section 4.01 Incorporation and Authority of Seller.

(a) Seller is a corporation duly incorporated and validly existing under the Laws of the State of Delaware. Seller is in good standing under the Laws of Delaware, except to the extent any failure to be so would not, individually or in the aggregate, reasonable be expected to have a material adverse effect on the Business or materially delay the consummation of the Closing. Each Business Transferor is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except to the extent any such failure would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business, taken as a whole, or prevent or materially delay the consummation of the Closing.

(b) Each of Seller and the Business Transferors has all requisite corporate or other entity power to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by Seller and each Business Transferor of the Transaction Agreements to which it is or will be a party, and the consummation by Seller and each Business Transferor of the transactions contemplated by, and the performance by Seller and each Business Transferor of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate or other entity action, as applicable, on the part of Seller and each Business Transferor. This Agreement has been, and upon execution and delivery of the other Transaction Agreements to which Seller and each Business Transferor is or will be a party, such other Transaction Agreements will be, duly executed and delivered by Seller and each Business Transferor, and this Agreement constitutes, and upon execution and delivery of the other Transaction Agreements to which Seller and each Business Transferor is or will be a party, such other Transaction Agreements will constitute (assuming due authorization, execution and delivery by each other party to such Transaction Agreement), the legal, valid and binding obligation of Seller and each Business Transferor, enforceable against Seller and each Business Transferor in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02 No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained or taken, except as set forth in Section 4.02 of the Seller Disclosure Schedule and except as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any Third Party), the execution, delivery and performance by Seller, the Business Transferors and the Acquired Companies of, and the consummation by Seller, the Business Transferors and the Acquired Companies of the transactions contemplated by, the Transaction Agreements (including the Reorganization) to which any of them is or will be a party do not and will not (a) violate, contravene or conflict with, or require any notice or approval under, the organizational documents of Seller, any Business Transferor or any Acquired Company, (b) violate, contravene or conflict with, or require any notice or approval under, any material Law or other material Governmental Order applicable to the Business, Seller, any Business Transferor or any Acquired Company or by which any of them or any of their respective properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or require any payment under, or give to any Person any rights of termination, alteration, impairment or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on, any of the assets, rights or properties of Seller, any Business Transferor or any Acquired Company pursuant to, any Material Contract, other than, in the case of clause (c), any such conflicts, violations, breaches, required payments, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the Business or the Acquired Companies, taken as a whole, or materially impair or delay the ability of Seller, any Business Transferor or any Acquired Company to effect the Closing.

Section 4.03 Consents and Approvals. Except as set forth in Section 4.03 of the Seller Disclosure Schedule, or as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any Third Party), the execution, delivery and performance by Seller, the Business Transferors and the Acquired Companies of, and the consummation by Seller, the Business Transferors and the Acquired Companies of the transactions contemplated by, the Transaction Agreements to which any of them is or will be a party do not and will not require any Governmental Approval to be obtained or made by Seller, any Business Transferor or any Acquired Company, except for such Governmental Approvals the failure of which to be obtained or made would not, and would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the Business or the Acquired Companies, taken as a whole, or materially impair or delay the ability of Seller, any Business Transferor or any Acquired Company to effect the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

REGARDING THE ACQUIRED COMPANIES,

THE TRANSFERRED ASSETS AND THE BUSINESS

Except as set forth (a) in the Seller SEC Documents (other than (x) any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures that are predictive, cautionary or forward-looking in nature, and (y) in each case, any matters required to be disclosed for purposes of Section 5.04) or (b) subject to Section 14.10, the sections or subsections of the Seller Disclosure Schedule corresponding to the respective sections or sub-sections of this Article V, Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing:

Section 5.01 Incorporation and Authority of the Acquired Companies.

(a) Each Acquired Company is a corporation or other legal entity duly incorporated or organized, validly existing under the Laws of the jurisdiction in which it is incorporated or organized. Each Acquired Company is duly qualified as a foreign entity to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary (in the case of good standing, to the extent such jurisdiction recognizes such concept), except for jurisdictions where the failures to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each Acquired Company has the requisite entity power and authority to hold its property and assets and to conduct its business as now conducted, except where the failures to have such entity power and authority, individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a material and adverse effect on the Business or the Acquired Companies, taken as a whole.

(b) Each Transferred Company, and as of Closing, each of the Companies, has all requisite power, authority and capacity to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which such Person is or will be a party. The execution and delivery by each of the Acquired Companies, of the Transaction Agreements to which such Person is or will be a party, and the consummation by each such Person of the transactions contemplated by, and the performance by each such Person of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate action on the part of such Person. Upon execution and delivery of the Transaction Agreements to which an Acquired Company is or will be a party, such Transaction Agreements will be duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by each other party to such Transaction Agreements) such Transaction Agreements will constitute, the legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Seller has made available to Buyer true and complete copies of the certificate of formation, operating agreement or similar organizational documents and any amendments thereto of each Acquired Company, as in effect as of the date hereof, and no Acquired Company is or has been in material violation of its organizational documents.

Section 5.02 Capital Structure of the Companies and the Transferred Companies; Ownership and Transfer of the Equity Interests and the Acquired Interests.

(a) The holders of record of the Equity Interests and the Acquired Interests as of the date hereof, as of immediately following the Reorganization and immediately prior to the Closing, are as set forth on Section 5.02(a) of the Seller Disclosure Schedules (subject to Section 3.05 with respect to any NCA Equity Interests). Except as provided in Section 5.02(a) of the Seller Disclosure Schedules, there are no other issued and outstanding equity securities of any Acquired Company. Other than the Acquired Interests, all of which are held by Seller, there are no other issued and outstanding equity securities of the Companies. The Equity Interests and the Acquired Interests have been duly authorized and validly issued and are fully paid (in the case of jurisdictions where such concept is recognized) and were not issued in violation of any applicable securities laws, preemptive, call option, right of first refusal or subscription rights under the organizational documents of, or otherwise applicable to, the Acquired Company with respect to such interests. There are no options, warrants or rights of conversion or rights of first refusal, preemptive right or other rights, agreements, arrangements, understandings or commitments of any kind other rights of any character, written or oral, obligating any Acquired Company to issue or sell any of its equity securities or securities convertible into or exchangeable for its equity securities, or any other interests in the Acquired Company. There are no equity appreciation rights, phantom equity plans, securities with profit participation rights or features, or similar obligations or commitments of any of the Acquired Companies, respectively. Except for this Agreement, there are no voting trusts, equityholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or distribution rights of the equity securities of any of the Acquired Companies.

(b) No Acquired Company has any authorized or outstanding bonds, debentures, notes or other Indebtedness having voting rights (or convertible into or exchangeable for securities having voting rights).

(c) The Equity Interests are owned, beneficially and of record and free and clear of all Liens (other than those arising under applicable securities Laws, those arising as a result of this Agreement and any Buyer Liens), by an Equity Transferor, and as of Closing, directly or indirectly by Thoreau Holdco or NCE, as applicable, in accordance with Section 5.02(a) of the Seller Disclosure Schedules. The Acquired Interests are owned, beneficially and of record free and clear of all Liens (other than those arising under applicable securities Laws, those in favor of Buyer arising as a result of this Agreement and any Buyer Liens), by Seller.

(d) Other than another Acquired Company, no Acquired Company owns any equity interests in any other Person

Section 5.03 Financial Statements; Absence of Undisclosed Liabilities.

(a) The Business is not a separately reported unit of Seller. As a result, the financial statements prepared for the Business are not prepared as part of Seller’s normal reporting process. Section 5.03(a) of the Seller Disclosure Schedule sets forth (i) the unaudited, combined pro forma (giving effect to the Reorganization) statement of assets and liabilities of the Business at December 31, 2017 and the related unaudited, combined pro forma (giving effect to the Reorganization) statement of earnings of the Business for the year then ended and (ii) the unaudited, combined pro forma (giving effect to the Reorganization) statement of assets and liabilities of the Business at March 31, 2018 (the “Reference Balance Sheet”) and the related unaudited, pro forma (giving effect to the Reorganization) statement of earnings of the Business for the three (3)-month period then ended (the balance sheets and statements referred to in clauses (i) and (ii) being herein collectively referred to as the “Financial Statements”), which in each case, have been compiled by management of the Seller from source documentation subject to the controls and procedures of Seller’s accounting systems. The books, records and other financial reports of Seller relating to the operations of the Business used by Seller as source documentation for the Financial Statements are correct in all material respects and have been maintained in accordance with sound business practices. Except as set forth in Section 5.03(a) of the Seller Disclosure Schedules, the Financial Statements do not materially misstate and fairly present in all material respects the financial condition and results of operations of the Business at their respective dates and for the periods covered by such statements, subject to certain adjustments described therein and subject to the omission of footnotes, but do not reflect what the consolidated results of operations and financial positions would have been if the Business had been operated independently of the Retained Business during the periods presented. Seller maintains a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting, including that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit materially correct preparation of their combined financial statements in accordance with GAAP consistently applied, and to maintain reasonably accurate accountability for their assets, and (C) access to assets is permitted only in accordance with management’s general or specific authorization.

(b) Except (i) as set forth in Section 5.03(b) of the Seller Disclosure Schedule or as set forth on the face of, or reserved against on, the Reference Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Reference Balance Sheet (none of which is a Liability resulting from breach of or default under any Contract, breach of warranty, tort, fraud, infringement or misappropriation), (iii) for Excluded Liabilities, (iv) for Liabilities relating to future performance under the Transferred Contracts, the Transferred Leases or any other Contracts to which an Acquired Company is a party in accordance with the terms of such Transferred Contracts, such Transferred Leases or such other Contracts to which an Acquired Company is a party, (v) for Liabilities incurred in connection with the transactions contemplated under this Agreement or the Transaction Agreements, (vi) for Liabilities for Taxes for which Buyer is indemnified under this Agreement and (vii) for Liabilities that would not be, individually or in the aggregate, material to the Business and the Acquired Companies, taken as a whole, there are no Liabilities of the Business or the Acquired Companies (whether accrued, absolute, contingent or otherwise).

Section 5.04 Absence of Certain Changes. Except as set forth in Section 5.04 of the Seller Disclosure Schedule or as required by this Agreement (including as contemplated with respect to the Reorganization), from January 1, 2018 to the date of this Agreement, (a) the Asset Transferors and the Acquired Companies have conducted the Business in all material respects in the ordinary course and consistent with past practices, (b) there has not occurred a Company Material Adverse Effect and (c) none of Seller, the Asset Transferors or the Acquired Companies or any of its other Subsidiaries with respect to the Business, has taken any action or failed to take any action that, if taken or failed to be taken after the date hereof without the consent of Buyer, would constitute a breach of Sections 7.01(b)(ii), (iii), (iv), (v), (vi), (vii), (viii) (solely to the extent other than in the ordinary course of business), (ix)(A), (x), (xi), (xii) through (xix) or, with respect to the foregoing, (xx) had such Section been in effect from December 31, 2017 to the date of this Agreement.

Section 5.05 Books and Records. The books and records of the Acquired Companies and the Business have been maintained in all material respects in accordance with Laws directly applicable to the Acquired Companies or any Asset Transferor (to the extent with respect of the Business).

Section 5.06 Absence of Litigation.

(a) Except as set forth in Section 5.06(a) of the Seller Disclosure Schedule, there are no, and since January 1, 2016, there have been no, (i) Actions (or to the Knowledge of Seller, investigations, audits (other than routine audits) or inquiries) pending or, to the Knowledge of Seller as of the date hereof, any other Actions, investigations, audits (other than routine audits) or inquiries threatened against any Asset Transferor (to the extent arising from or relating to the Business) or any Acquired Company; or (ii) Actions pending as of the date hereof solely with respect to the Business that were initiated by Seller (to the extent arising from or relating to the Business) or any of its Subsidiaries (including the Acquired Companies) that, in the case of clauses (i) or (ii) would reasonably be expected to result in award of damages against the defendants therein in excess of $500,000.

(b) As of the date hereof, there are no Actions pending or, to the Knowledge of Seller as of the date hereof, threatened against Seller or any of its Affiliates (including any Acquired Company) that question the validity of, or seek injunctive relief with respect to, any of the Transaction Agreements or the right of Seller, any Asset Transferor or any Acquired Company to enter into any of the Transaction Agreements or which would reasonably be expected to adversely affect such party’s performance under this Agreement or any of the other Transaction Agreements to which such is a party or the consummation of the transactions contemplated hereby or thereby.

(c) None of the Acquired Companies or any Asset Transferor (to the extent arising from or relating to the Business) is a party or subject to any material Governmental Order.

Section 5.07 Compliance with Laws.

(a) Except as set forth in Section 5.07(a) of the Seller Disclosure Schedule, since June 30, 2015, none of the Asset Transferors (to the extent arising from or relating to Business) or the Acquired Companies has (i) violated, or failed to comply with, any material Laws or material Governmental Orders applicable to it or (ii) received any written notice or written communication from any Governmental Authority regarding any such material violation of Law or Governmental Order that has not been resolved without continuing liability to the Asset Transferors (with respect to the Business) or Acquired Companies.

(b) None of the Asset Transferors (to the extent arising from or relating to the Business), nor the Acquired Companies, nor any of their respective officers, directors, or employees acting on their behalf, nor, to the Knowledge of Seller as of the date hereof, any of their respective agents or other third parties acting on their behalf: (i) is currently, or has, in the last five (5) years, been, (A) a Sanctioned Person, (B) organized, resident, or located in a Sanctioned Country, (C) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (D) otherwise in any violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”); or (ii) has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any Anti-Bribery Laws or has otherwise been in violation of any Anti-Bribery Laws.

(c) In the last five (5) years, neither the Asset Transferors nor the Acquired Companies, in each case concerning any actual or alleged violation or wrongdoing related to Trade Control Laws or Anti-Bribery Laws, has (i) received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority or (iii) or conducted any internal investigation or audit.

(d) To the Knowledge of Seller as of the date hereof, since June 30, 2015, the Acquired Companies and the Asset Transferors (to the extent arising from or relating to Business) have been and are in compliance with Laws directly applicable to the Acquired Companies and the Asset Transferors (to the extent arising from or relating to Business) pertaining to the protection or processing of personal data or other personally identifiable information and non-public information of individuals, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Since June 30, 2015 through the date hereof, neither any Acquired Company nor any Asset Transferor (to the extent arising from or relating to Business), have received any written claims, notices or complaints (or, to the Knowledge of Seller as of the date hereof, other claims, notices or complaints) regarding the use or processing by the Business or the Acquired Companies of any personal data or other personally identifiable information and non-public information of individuals, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

Section 5.08 Governmental Licenses and Permits.

(a) The Asset Transferors (to the extent arising from or relating to Business) and the Acquired Companies hold directly or have had the benefit of, and since January 1, 2016 have held directly or had the benefit of, (and, as applicable, have timely filed applications to renew) and, the Acquired Companies will hold as of Closing, all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations, including any necessary specific or general licenses administered by OFAC, necessary to operate the Business in the same manner as of the date hereof consistent with past practice (collectively, the “Permits”), except for those the absence of which would not reasonably be expected to be material and adverse to the Business, taken as a whole.

(b) Except as set forth in Section 5.08(b) of the Seller Disclosure Schedule, (i) all Permits are valid and in full force and effect and (ii) none of the Asset Transferors or the Acquired Companies is in default or violation of any of the Permits, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Since June 30, 2015, none of Asset Transferors (solely in respect of the Business) or Acquired Companies has received any written notice or written communication from any Governmental Authority regarding any default or violation in any material respect of any Permit. As of the date hereof, to the Knowledge of Seller, no investigation or review by any Governmental Authority with respect to any material violation or material non-compliance with any Permits is pending, or to the Knowledge of Seller, threatened.

Section 5.09 Intellectual Property.

(a) Section 5.09(a) of the Seller Disclosure Schedule contains a true and correct list as of the date hereof of (i) all Registered Business IP and (ii) all material Business Owned Software. For each such item of Registered Business IP, Section 5.09(a) of the Seller Disclosure Schedule includes, where applicable, as of the date hereof (A) the current owner (including, with respect to Internet domain names, the current registrant), (B) the jurisdiction where the application, registration or issuance is filed, (C) the application, registration and issue number and (D) the application, registration or issue date.

(b) The Registered Business IP included in Section 5.09(a) of the Seller Disclosure Schedule is subsisting and, to the Knowledge of Seller as of the date hereof, valid and enforceable. The Asset Transferors or Acquired Companies, as applicable, own or have the rights to use all material Business IP. The Business IP material to the Business is solely owned by either the Asset Transferors or Acquired Companies free and clear of all Liens, except for Permitted Liens. The Asset Transferors (to the extent arising from or relating to Business) and Acquired Companies have taken commercially reasonable actions necessary to maintain the confidentiality of material trade secrets used in the Business.

(c) To the Knowledge of the Seller, since June 30, 2015, neither the Acquired Companies nor the operation of the Business has infringed, misappropriated, diluted or violated and the operation of the Business as currently conducted does not infringe, misappropriate, dilute or violate, any Intellectual Property of any Third Party in any manner that would be materially adverse to the Business. To the Knowledge of Seller as of the date hereof, since June 30, 2015 no Person has been or is engaging in any activity that infringes, misappropriates, dilutes or violates any of the Business IP, except for any such infringements, misappropriations, dilutions or violations that do not materially impair the ability of the Asset Transferors or Acquired Companies to operate the Business as conducted on the date of this Agreement. None of the Asset Transferors or Acquired Companies has received any written claim or notice from any Person since June 30, 2015 through the date hereof alleging that the Acquired Companies or the operation of the Business infringes, misappropriates, dilutes or violates any Intellectual Property of any Third Party or challenging the validity, enforceability, or ownership of any of the Business IP or the ability of the Asset Transferors or any Acquired Company to register any Registered Business IP which, if proven or established, would reasonably be expected to be material and adverse to the Business, taken as a whole.

(d) As of the date of this Agreement, there is no pending Action (or to the Knowledge of Seller, any investigation by any Governmental Authority) with respect to which any Asset Transferor (to the extent arising from or relating to Business) or any Acquired Company has been served with written notice, or, to the Knowledge of Seller, any other Action, inquiry by a Governmental Authority or investigation by a Governmental Authority pending or threatened in writing against any Asset Transferor (to the extent arising from or relating to Business) or any Acquired Company, in any case, alleging that the Acquired Companies or the operation of the Business as conducted since June 30, 2015 infringes, misappropriates, dilutes or violates the Intellectual Property of any Third Party.

(e) All current and former employees and consultants who participated in the creation or contributed to the development of any Intellectual Property for the Business have assigned all rights, title and interest in such Intellectual Property to Seller or an Acquired Company pursuant to an intellectual property assignment agreement, the applicable work-for-hire doctrine or other conveyance of rights. Since June 30, 2015, all employees and consultants hired or engaged by Seller (with respect to the Business) as of such date have entered into an agreement with Seller or one of its Subsidiaries requiring such employee or consultant to maintain the confidentiality of the Business’s proprietary information.

(f) The Asset Transferors (to the extent arising from or relating to Business) and the Acquired Companies have taken steps reasonable under the circumstances to maintain the Registered Business IP.

(g) Since June 30, 2015, to the Knowledge of Seller as of the date hereof there have been no material disruptions to, or material interruptions in, the conduct of the Business attributable to a defect, bug, breakdown, unplanned outage, or other failure or deficiency of any portion of the Information Technology Systems which have had a Company Material Adverse Effect. Seller has implemented and as of the date hereof maintains a commercially reasonable disaster recovery program. Except as set forth in Section 5.09(g) of the Seller Disclosure Schedule, to the Knowledge of Seller as of the date hereof, there have been no material successful unauthorized intrusions or breaches of the security of the information technology systems of any of the Acquired Companies or the Business since June 30, 2015.

(h) Except as set forth in Section 5.09(h) of the Seller Disclosure Schedule, (i) none of the source code of any Transferred Owned Software or any Software owned by an Acquired Company and used primarily in the Business is subject to any source code escrow agreement, (ii) none of the source code of any such Software has been released from escrow or otherwise disclosed to any Third Party other than the Asset Transferors’ or Acquired Companies’ employees, independent contractors or consultants under written agreements that prohibit use or disclosure of such source code except in the performance of obligations and/or services under such agreement, (iii) to the Knowledge of Seller as of the date hereof, no Third Party has asserted any right to access such source code and (iv) no Third Party will have as a result of the consummation of the transactions contemplated by this Agreement any right to access such source code.

(i) To the Knowledge of Seller, since June 30, 2015, the Asset Transferors (to the extent arising from or relating to Business) and the Acquired Companies have collected, used, disclosed, processed, stored, protected, distributed, transmitted and disposed of all personal data and other personally identifiable information in a manner that is in material compliance with (i) the Asset Transferors’ and the Acquired Companies’ own Privacy Policies, and (ii) all contractual obligations of the Asset Transferors and Acquired Companies under any agreement with any Person with respect to any such data or information.

Section 5.10 Environmental Matters. (a) the Acquired Companies and each of the Asset Transferors (to the extent arising from or relating to Business) is, and has been since June 30, 2015, in compliance in all material respects with all Environmental Laws applicable to such Acquired Company or such Asset Transferor (to the extent arising from or relating to Business), (b) there are no Actions or judicial or administrative proceedings (or to the Knowledge of Seller, investigations) pending or, to the Knowledge of Seller as of the date hereof, any other Action, investigation, formal inquiry or judicial or administrative proceeding threatened against the Asset Transferors (with respect to the Business) or Acquired Companies or, to the Knowledge of Seller as of the date hereof, the Real Properties, alleging the failure of the Asset Transferors or Acquired Companies to comply in any material respect with any Environmental Law applicable to it; (c) no Acquired Company nor any Asset Transferor (in respect of the Business) is subject to any Governmental Order or settlement addressing a material violation of or Liability under any Environmental Law, (d) no Acquired Company has any material Liability under Environmental Law, and there has been no release, emission, or discharge of Hazardous Materials on, at, from or under the Real Properties arising out of the conduct of the Business so as to result in the imposition of any material Liability to the Asset Transferors (to the extent arising from or relating to Business) or Acquired Companies under Environmental Law applicable to the Asset Transferors (to the extent arising from or relating to Business) or the Acquired Companies.

Section 5.11 Material Contracts.

(a) Section 5.11(a) of the Seller Disclosure Schedule contains a true, complete and correct list of each of the following Contracts in force as of the date hereof to which any Asset Transferor or any Acquired Company is a party (or under which the Transferred Assets are otherwise bound) that primarily relate to the Business, primarily are used in the Business, or that any Acquired Company or Transferred Asset will be subject to or bound by after the Closing, excluding any Employee Benefit Plan (each such Contract required to be set forth on Section 5.11(a) of the Seller Disclosure Schedule, a “Material Contract”):

(i) any Contract (except for employment agreements) that involved during the three (3)-month period ended April 30, 2018, or that would reasonably be expected to involve during any three (3)-month period ending after March 31, 2018, aggregate payments by the Business or the Acquired Companies in excess of $150,000;

(ii) any Contract that involved during the twelve (12)-month period ended December 31, 2017 recorded revenues in excess of $500,000 by any Acquired Company or any Asset Transferor (to the extent in respect to the Business);

(iii) any Contract that involved a non-affiliated Person license (as licensor or licensee) of Intellectual Property to or from the Business that involved during the twelve (12)-month period ended December 31, 2017, or is expected to involve during the twelve (12)-month period ending December 31, 2018, aggregate payments in excess of $150,000, or pursuant to which any Third Party has created, developed or customized or creates, develops or customizes Intellectual Property, as applicable, material to the operation of the Business as conducted on the date of this Agreement for or on behalf of the Business to the extent created, developed or customized exclusively in connection with the Business or subject to an exclusive license, except to the extent any of the foregoing is shrink-wrap or off-the-shelf license for Software;

(iv) any written settlement agreement, covenant not-to-sue, consent agreement or similar type of agreement that affects in any material way the right of an Asset Transferor or an Acquired Company to enforce any material Business IP;

(v) any material Contract that provides that an Acquired Company or the Business is not permitted to compete in a line of business with another Person or conduct business in any geographic area or market segment;

(vi) any Contract with a Business Employee who is a Key Employee relating to such Key Employee’s employment with Seller or any of its Subsidiaries (excluding any Contract that is terminable upon thirty (30) days’ notice or less and without any liability to any Acquired Company);

(vii) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the Indebtedness of any Acquired Company;

(viii) any Contract that is a limited liability company, partnership, joint venture, or other similar Contract involving co-investment in any Person in respect of the Business or the Acquired Companies and is material to the Business;

(ix) any Contract for the acquisition or disposition of any business, or substantially all of the assets (in a single or related series of transactions), properties or rights of such business that has been consummated within the last three (3) years or is not yet consummated under which any of the Acquired Companies or the Business has any continuing or future liability, including obligations with respect to an “earn-out”, contingent purchase price, deferred purchase price or similar contingent payment obligations or other contingent obligations, indemnification obligations or non-competitive provisions, in each case with respect to such acquisition or disposition;

(x) any material Contract (A) that grants “most favored nation” status or contains “exclusivity,” requirements obligations or similar provisions, or (B) that includes “take or pay” requirements or similar provisions obligating any of the Acquired Companies or the Business to obtain a minimum quantity of goods or services from another Person;

(xi) any Transferred Lease;

(xii) any Contract that is material to the Business granting a right of first refusal, right of first negotiation, or right of first offer or similar option in favor of any other Person;

(xiii) any Contract with any Governmental Authority that is a settlement, conciliation or similar agreement in respect of an Action;

(xiv) any Contract that creates a Lien, other than a Permitted Lien or any Lien to be terminated in connection with Closing, on the Acquired Interests or assets of the Business or the Acquired Companies;

(xv) any Shared Customer Contract;

(xvi) any Contract that relates to any swap, derivative or hedging activities;

(xvii) any Contract requiring capital expenditures by any of the Acquired Companies or the Business (including any series of related expenditures) not made as of the date hereof of more than $75,000 for which the Business is not entitled to reimbursement from a customer;

(xviii) any material Government Contract not made in the ordinary course of business with any Governmental Authority; and

(xix) any Contract between Seller or any of its Subsidiaries (that are not Acquired Companies) on the one hand and an Acquired Company, on the other hand, (including, for the avoidance of doubt, any Seller Guaranty or any guarantee by an Acquired Company for the benefit of the Seller or any of its Affiliates (other than an Acquired Company) or the Retained Business) that will not be terminated pursuant to Section 7.04.

(b) Seller has made available to Buyer a true, complete and correct copy of each written Material Contract and a summary of the material terms of each oral Material Contract as of the date of this Agreement. Except as set forth in Section 5.11(b) of the Seller Disclosure Schedule or except as would not, individually or in the aggregate, reasonably be expected to have be material and adverse to the Business (i), as of the date hereof, each Material Contract is a legal, valid and binding obligation of the applicable Asset Transferor or the applicable Acquired Company, as the case may be, and, to the Knowledge of Seller, each other party to such Material Contract, and is enforceable against the applicable Asset Transferor or the applicable Acquired Company, as the case may be, and, to the Knowledge of Seller, each such other party in accordance with its terms subject, in each case, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) none of the Asset Transferors or Acquired Companies nor, to the Knowledge of Seller, as of the date hereof, any other party to a Material Contract is in default or breach of a Material Contract, and, to the Knowledge of Seller as of the date hereof, there does not exist any event, condition or omission that would constitute such a default or material breach by an Asset Transferor or Acquired Company (whether by lapse of time or notice or both) under any Material Contract.

(c) With respect to the Government Contracts, none of the Asset Transferors (with respect to the Business) or Acquired Companies, have since January 1, 2015 (i) violated any Law applicable to any Government Contract or breached any material certification or representation; (ii) been suspended or debarred from bidding on government contracts by a Governmental Authority; (iii) to the Knowledge of Seller, been investigated or audited other than in the ordinary course of business by any Governmental Authority with respect to any Government Contract; (iv) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract that has not been resolved or that resulted in material changes to operational practices; (v) received from any Governmental Authority or any other Person any written notice of breach or violation with respect to any Government Contract that resulted or would reasonably be expected to result in on-going material limitations on the ability of such Asset Transferor or Acquired Company to engage in Government Contracts that remain in effect on the date hereof; or (vi) had any Government Contract terminated for default by any Governmental Authority. The Asset Transferors or Acquired Companies have established and maintain internal controls and procedures designed to ensure the Acquired Companies comply with the Government Contracts to which such Acquired Company is a party.

Section 5.12 Affiliate Transactions.

(a) Section 5.12(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list, as of the date hereof, of all material Contracts between Acquired Companies, on the one hand, and Seller or any of its Subsidiaries (other than Acquired Companies), on the other hand, that will not terminate at Closing.

(b) Section 5.12(b) of the Seller Disclosure Schedule sets forth a true, complete and correct list and amount, as of the date hereof, of each intercompany loan, note, advance, receivable and payable, in each case, between Acquired Companies, on one hand, and Seller or any of its Affiliates (other than Acquired Companies), on the other hand, that will not terminate at Closing.

Section 5.13 Employee Benefits; Employees.

(a) Seller has provided or made available to Buyer, as of the date hereof, for each Business Employee, such employee’s job title, salary or hourly rate of pay, overtime classification and 2018 bonus opportunity, date of hire, and principal work location. To the Knowledge of Seller, as of the date hereof, all Business Employees who are based and ordinarily working in the U.S. (the “U.S. Business Employees”) have established valid, current U.S. employment authorization.

(b) Section 5.13(b) of the Seller Disclosure Schedule sets forth a complete and correct list of each material Employee Benefit Plan that is not a standard form offer letter, employment agreement, consulting agreement or similar agreement (in which case only the form shall be listed) or is not otherwise required to be disclosed in Section 5.11 of the Seller Disclosure Schedule. With respect to each Employee Benefit Plan listed on Section 5.13(b) of the Seller Disclosure Schedule, Seller has provided or made available to Buyer copies (or to the extent no such copy exists, an accurate description of the material terms) of (A) for each such Employee Benefit Plan which is an Assumed Benefit Plan, the plan document and all material amendments thereto, (B) for each such Employee Benefit Plan, the plan document and all material amendments thereto or a written summary of such plan, (C) the summary plan description, (D) the most recent determination letter or, if such Employee Benefit Plan is a prototype plan, the opinion or advisory letter which covers such Employee Benefit Plan, if applicable, (E) with respect to any Employee Benefit Plan for which a Form 5500 must be filed, the most recently filed Form 5500, and (F) for each Assumed Benefit Plan, as applicable, all related trust agreements, insurance contracts or other funding arrangements, and the most recent actuarial report.

(c) No Employee Benefit Plan is, none of Buyer nor any of its Affiliates (including, following the Closing, the Acquired Companies) will, as a result of the transactions contemplated by this Agreement, assume by operation of applicable Law or otherwise any Liability with respect to, and no Acquired Company sponsors, maintains, contributes to, is required to contribute to or has any Liability under or with respect to, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a “multiemployer welfare arrangement” (within the meaning of Section 3(40) of the Code), (iii) any single employer plan or other pension plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (iv) an arrangement in the UK which provides retirement benefits other than money purchase benefits as defined in section 181 Pension Schemes Act 1993. No Employee Benefit Plan provides for health, life, or other welfare-type benefits or coverage for any Business Employee or beneficiary thereof after such Person’s termination of employment or service, except as required by applicable Law, including Section 4980B of the Code or Section 601 of ERISA for which the covered Person pays the full premium cost.

(d) Each Assumed Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Laws and, with respect to any Assumed Benefit Plan, there are no pending or, to the Knowledge of Seller as of the date hereof, threatened Actions, audits by any Governmental Authority, claims or lawsuits relating to any Assumed Benefit Plan (other than routine claims for benefits) and NCE has complied with its material automatic enrollment obligations under the Pensions Act 2008. No circumstances exist or events have occurred that could reasonably be expected to result in material Liability to an Acquired Company under Sections 4980B, 4980D, or 4980H of the Code or as a result of a breach of fiduciary duty under ERISA. All contributions, distributions, reimbursements and premium payments with respect to any Assumed Benefit Plan and any governmental plan or program to which an Acquired Company is required by Law to contribute or requiring the mandatory payment of social insurance charges or taxes or similar contributions to a governmental fund with respect to the wages of a Business Employee that are due have been timely made or paid and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued by the Acquired Company.

(e) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on an opinion letter, from the IRS that it is so qualified and to the Knowledge of Seller as of the date hereof, no fact or event has occurred that would reasonably be expected to adversely affect such qualification or exemption, as the case may be.

(f) None of the Assumed Liabilities is an obligation to (A) make a payment that is not deductible under Section 280G of the Code or (B) reimburse or otherwise “gross-up” a Person for interest or additional tax set forth under Section 409A and/or Section 4999 of the Code. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, alone or together with any other event, will, directly or indirectly, (i) result in the payment of severance pay or additional compensation or benefits or any increase in the severance pay or compensation or benefits due to any Business Employee or individual service provider of an Acquired Company, excluding any payments or benefits by Buyer or any of its Affiliates, pursuant to arrangements implemented by Buyer or any of its Affiliates, (ii) accelerate the time of payment, funding or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable under any of the Employee Benefit Plans in respect of any Business Employee or individual service provider of an Acquired Company, (iii) limit or restrict the right to amend, terminate or transfer assets of any Assumed Benefit Plan on or following the Closing Date, or (iv) excluding the impact of any payments or benefits by Buyer or any of its Affiliates, pursuant to arrangements implemented solely by Buyer or any of its Affiliates, result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) Section 5.13(g) of the Seller Disclosure Schedule lists each material Foreign Benefit Plan that is not a standard form offer letter, employment agreement or similar agreement or is not otherwise required to be disclosed in Section 5.11 of the Seller Disclosure Schedule (for purposes of this Agreement, the “Foreign Benefit Plan” shall mean each Employee Benefit Plan maintained outside the jurisdiction of the United States). With respect to each Foreign Benefit Plan that is an Assumed Benefit Plan, if it is required to be funded and/or book-reserved, is materially funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law. Each Foreign Benefit Plan which, under the Laws of any jurisdiction outside of the United States, is required to be registered or approved by any Governmental Authority, has been so registered and approved and has been maintained in good standing with applicable requirements of the Governmental Authorities.

(h) Except as set forth in Section 5.13(h) of the Seller Disclosure Schedules, (i) there are no collective bargaining agreement or other Contract with any labor union, labor organization, works council or similar employee representative (each a “CBA”) to which any Asset Transferor (to the extent arising from or relating to Business) or any of the Acquired Companies are parties or by which any Asset Transferor (to the extent arising from or relating to Business), any Acquired Company, any Business Employees or the Business are bound; (ii) there are no labor unions, works council or other labor organizations representing any Business Employees in connection with their employment by any Asset Transferor (to the extent arising from or relating to Business) or any Acquired Company; (iii) to the Knowledge of Seller as of the date hereof, there are, and since June 30, 2016 there have been no, organizational campaigns, petitions or other unionization activities seeking recognition of a labor union, works council or other labor organization as the representative of any Business Employees of any Asset Transferor (to the extent relating to Business) or of any Acquired Company. There are no strikes, work stoppages, walkouts, pickets, or other material labor disputes pending or, to the Knowledge of Seller as of the date hereof, threatened against any Asset Transferor (to the extent arising from or relating to Business) or any Acquired Company in respect of the Business, and since January 1, 2015, no such dispute has occurred.

(i) Each Asset Transferor (to the extent arising from or relating to Business) and each Acquired Company is and since June 30, 2015 has been is in compliance, in all material respects, with all Laws respecting labor and employment, including those relating to fair employment practices, wages and hours, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, employment classification (including the classification of independent contractors and exempt and non-exempt employees), immigration, the WARN Act, plant closings and layoffs, the Fair Labor Standards Act of 1938, withholding of Taxes, employment discrimination, equal opportunity, employee leave issues and unemployment insurance.

(j) Since January 1, 2016, no Asset Transferor (to the extent arising from or relating to Business) nor any Acquired Company has received notice of any material charge or complaint, of any pending or threatened material complaint, or of the intent to conduct a material investigation (or written notice that such an investigation is in progress) from or pending before any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, immigration, occupational safety and health, or other employment-related Laws; and there is no material complaint, lawsuit, or other material proceeding pending or, to the

Knowledge of Seller as of the date hereof, threatened against any Asset Transferor (to the extent arising from or relating to Business) or any Acquired Company before any Governmental Authority, in each case alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. With respect to Business Employees, neither any Asset Transferor (to the extent arising from or relating to Business) nor any Acquired Company, is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. With respect to Business Employees, neither any Asset Transferor (to the extent arising from or relating to Business) nor any Acquired Company, has implemented any Plant Closing or Mass Layoff, as those terms are defined in the WARN Act, or implemented any early retirement or voluntary separation program within the past three (3) years, nor planned or announced any such action or program for the future.

(k) To the Knowledge of Seller (which in the case of clause (B) is subject to inquiry of only the individuals set forth on Section 5.13(k)(1) of the Seller Disclosure Schedule) as of the date hereof: (A) no Business Employee or former employee or independent contractor of any Asset Transferor (to the extent arising from or relating to Business) or any Acquired Company who provided services to the Business is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation applicable to the Business; and (B) no Key Employee has advised Seller that he or she currently intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(l) Each Assumed Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been maintained, in form and operation, in accordance in all material respects with Section 409A of the Code and applicable guidance of the Department of Treasury and Internal Revenue Service; no amount under any such Assumed Benefit Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code; and neither Seller nor any of its Subsidiaries (including any of the Acquired Companies) has any obligation to gross-up, indemnify or otherwise reimburse any Business Employee with respect to any Tax, including under Sections 409A or 4999 of the Code.

Section 5.14 Material Customers.

(a) Section 5.14 of the Seller Disclosure Schedule sets forth (i) a true and complete list of the top twenty (20) customers of the Business, measured by revenue of the Business for the one (1)-year period ending on December 31, 2017 (collectively, the “Material Customers”); and (ii) a list identifying each material project of the Business with a Material Customer, measured by revenue of greater than or equal to $600,000 received by Thoreau Holdco, NCE, any Asset Transferor or any Acquired Company during the one (1)-year period ended December, 2017, or as reasonably anticipated to be earned by any Asset Transferor (in respect of the Business) or any Acquired Company prior to the completion of such project, that is active as of the date hereof (collectively, the “Material Projects”).

(b) To the Knowledge of Seller, as of the date of this Agreement, Seller and its Affiliates have not received any written notice (or, to the Knowledge of Seller as of the date hereof, other notice) from any Material Customer that such Material Customer (i) has canceled or otherwise terminated any Material Contract or Material Project with the Business (other than any termination at the end of the term of such Material Contract or Material Project) or (ii) will not consider engaging the Business on any of its future projects.

Section 5.15 Real Property.

(a) The Asset Transferors and the Acquired Companies have a valid, legal, binding and enforceable leasehold interest in full force and effect (as lessee or sublessee) in all real property that is the subject of the Transferred Leases, in each case free and clear of all Liens other than Permitted Liens.

(b) Neither any of the Acquired Companies nor the Business owns, leases, subleases or occupies any real property other than pursuant to the Real Property Leases. The real property that is the subject of the Real Property Leases is the only real property necessary or material to the conduct of the Business.

Section 5.16 Sufficiency of Assets. At the Closing (including after giving effect to the Reorganization and assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Section 4.02 of the Seller Disclosure Schedule, or as contemplated by Section 4.03), (a) the Transferred Assets and the assets, properties and rights owned or leased by the Acquired Companies will, together with the assets used to provide services under the Transaction Agreements and taking into account Third-Party Rights constitute substantially all of the assets, (including Intellectual Property but excluding insurance and the Cross-Practice Assistance provided by Retained Business Employees) rights, title, interest, Contracts, licenses, Permits, and properties that are (i) owned, beneficially or of record, held or controlled by Seller and its Affiliates and primarily used in the Business, or (ii) reasonably required to conduct the Business immediately following the Closing in all material respects in substantially the same manner as the Business has been conducted as of the date hereof, was conducted during the Reference Period and as it is reflected in the Financial Statements (giving proper consideration to Cross-Practice Assistance); and (b) excluding any matter addressed in Section 8.14, any effects of any action taken (or omitted to be taken) by Buyer, on Buyer’s behalf or at Buyer’s direction and limitations that result from consummating the Closing with Buyer (as opposed to any other Person), the Acquired Companies shall be able to use all such assets, rights, title, interest, Contracts, licenses, permits, and properties, and take advantage of all such rights, in the same manner in all material respects immediately following the Closing as such assets, rights, title, interest, Contracts, licenses, Permits, and properties are or were used or such rights are or were taken advantage of by Seller and its Affiliates (including the Asset Transferors and the Acquired Companies) by the Business as of the date hereof or during the Reference Period and as the Business is reflected in the Financial Statements; provided, however, that (A) nothing in this Section 5.16 shall be deemed to constitute a representation or warranty regarding (1) the adequacy of the amounts of cash or working capital (or the availability of the same), (2) the use of any assets, rights, title, interest, Contracts, licenses, Permits, and properties set forth in Section 2.03(b)(i) through Section 2.03(b)(xxii) (except for Section 2.03(b)(xx)), (3) any infringement, misappropriation, dilution or violation of any Intellectual Property of any Third Party beyond those expressly set forth in Section 5.09(c) or (4) the Shared Customer Contracts assuming fulfillment of any obligations of Seller or its Affiliates under Section 7.03(h)(i); and (B) the representations and warranties set forth in this Section 5.16 shall not be breached or inaccurate or deemed to be breached or inaccurate as a result of any action for which Buyer has provided its prior written consent (including pursuant to Section 7.01).

Section 5.17 Taxes.

(a) Solely with respect to matters pertaining to the Business and the Transferred Assets:

(i) Seller and each Business Transferor has, to the extent related to matters pertaining to the Business or the Transferred Assets, (A) timely filed all income and other material Tax Returns required to be filed with the appropriate Tax Authorities (taking into account any extension of time to file granted or obtained on behalf of Seller); and (B) timely paid all income and other material Taxes due and payable (whether or not shown to be payable on such Tax Returns). All such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with applicable Law.

(ii) No income or other material deficiencies related to the Business or the Transferred Assets for any Taxes have been assessed in writing that are still pending. There is no Action, audit or investigation pending in respect of any Taxes related to the Business or the Transferred Assets, nor has any deficiency for any such Taxes been asserted in writing. There are no outstanding Contracts, consents, requests or waivers, in each case in writing, to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against Seller or a Business Transferor relating to the Business or the Transferred Assets.

(iii) All monies required to be withheld or collected by Seller (including from employees of the Business for income Taxes and social security and other payroll Taxes and including any applicable sales Taxes) with respect to the Business or the Transferred Assets have been collected or withheld, and either timely paid to the respective Tax Authorities or properly set aside in accounts for such purpose.

(iv) There are no Liens for Taxes upon any of the Transferred Assets except Permitted Liens.

(v) [Reserved.]

(vi) None of the Transferred Assets constitute equity interests in an entity or an arrangement treated as a partnership or joint venture for U.S. federal income or other applicable Tax purposes.

(vii) The Seller has not adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under, (i) the “deferral method” of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any similar provision of Law) or (ii) the method described in Treasury Regulation Section 1.451-5(b)(l)(ii) (or any similar provision of Law).

(b) With respect to the Acquired Companies:

(i) Each of the Acquired Companies has prepared and duly and timely filed with the appropriate Tax Authorities all income and other material Tax Returns required to be filed by it.

(ii) All income and other material Tax Returns filed by each of the Acquired Companies are true, correct and complete in all material respects and were prepared in substantial compliance with applicable Law.

(iii) None of the Acquired Companies is currently the subject of an Action, audit or examination by any Tax Authority and no such Action, audit or examination has been threatened in writing against any of the Acquired Companies. No claim has been made in writing by any Tax Authority in a jurisdiction where any Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(iv) None of the Acquired Companies has consented to extend the time, and is not the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Tax Authority (other than any extension which is no longer in effect) and no written request for any such waiver is currently pending.

(v) None of the Acquired Companies has received from any Tax Authority any written notice of proposed adjustment, deficiency, or underpayment of Taxes which has not since been fully resolved.

(vi) Each of the Acquired Companies has fully and timely paid (or caused to be fully and timely paid) all income and other material Taxes due and payable by it, whether or not shown on any Tax Return.

(vii) Each of the Acquired Companies has in all material respects withheld from its employees, independent contractors, creditors, equity holders and Third Parties and timely paid to the appropriate Tax Authority amounts required to have been withheld or paid over.

(viii) Each of the Acquired Companies has properly collected and remitted any material sales, use, value added, ad valorem, personal property and similar Taxes with respect to sales or leases made or services provided.

(ix) There are no Liens for Taxes upon any of the assets of the Acquired Companies except for Permitted Liens.

(x) Thoreau Holdco is, and since its inception has been, classified as an entity disregarded as separate from its owner for purposes of U.S. federal income Tax and applicable state income Tax. Thoreau Holdco does not, and has not since its inception, owned any entity that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(xi) Section 5.17(b)(xi) of the Seller Disclosure Schedule sets forth the U.S. federal income tax classification of each Acquired Company and indicates (A) whether each such entity is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code and (B) for U.S. federal income Tax purposes, the tax year end of any such entity that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(xii) None of the Acquired Companies is subject to Tax in any country other than its country of incorporation or formation by virtue of (A) having a permanent establishment or other fixed place of business or (B) having a source of income in that country.

(xiii) In the past two (2) years, none of the Acquired Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(xiv) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(xv) No Acquired Company has been a member of an Affiliated Group filing a joint, combined, unitary or consolidated tax return (other than any such Affiliated Group the common parent of which is Seller) or has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, or by Contract.

(xvi) None of the Acquired Companies has participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4(c).

(c) Notwithstanding anything to the contrary contained in this Agreement, (i) this Section 5.17, Section 5.03, Section 5.13 and Section 5.15, contain the sole and exclusive representations and warranties related to Tax matters; (ii) the representations and warranties in this Section 5.17 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding, or a guaranty of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, other than Section 5.17(a)(v), and Section 5.17(a)(vii) and Section 5.17(b)(x), Section 5.17(b)(xi), Section 5.17(b)(xiii), Section 5.17(b)(xiv), and Section 5.17(b)(xv); and (iii) no representations, warranties or guarantees are made with respect to the amount or availability of any Tax Attributes of any of the Acquired Companies in a taxable period or portion thereof after the Closing Date.

Section 5.18 Brokers. Seller or one of its Affiliates other than the Acquired Companies is solely responsible for the payment of the broker’s, finder’s, financial advisor’s or other similar fees, expenses or commissions of Jefferies LLC, and no other broker, investment banker, financial adviser or other Person acting in a similar capacity are entitled to any such broker’s, finder’s, financial advisor’s or other similar fee, expense or commission in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements or any of the transaction contemplated hereby or thereby (or any future acquisition or disposition involving any Acquired Company or the Business).

Section 5.19 Broker-Dealer.

(a) NCA is the only Acquired Company that meets the definition of “broker” and/or “dealer” under the Exchange Act and is required to be registered as such under Section 15 of the Exchange Act with the SEC. NCA is duly licensed or registered as a registered broker-dealer under the Exchange Act, and is licensed or registered (or exempt from qualification, licensing or registration) as a broker-dealer with each applicable Governmental Authority and under applicable statutes in each state or other jurisdiction where NCA conducts a material amount of its broker-dealer business, such that the conduct of its business requires registration, licensing or qualification. NCA is a member in good standing of FINRA, is in compliance in all material respects with applicable FINRA Rules, is a member in good standing of other applicable Self-Regulatory Authorities and is in compliance in all material respects with applicable rules propagated by such Self-Regulatory Authorities. NCA has provided its broker-dealer services in compliance with all applicable Law, except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business, taken as a whole. Each director, officer and employee of NCA, or, to the Knowledge of Seller as of the date hereof, each independent contractor of NCA subject to the supervision of NCA, in the performance of such director’s, officer’s, employee’s or independent contractor’s duties for NCA in the conduct of its broker-dealer business, is duly registered, licensed or qualified (or exempt from registration, licensing or qualification) as an Associated Person under the Exchange Act and with each applicable Governmental Authority and Self-Regulatory Authority and under applicable statutes and regulations where NCA conducts a material amount of its broker-dealer business such that the conduct of its business requires registration, licensing or qualification. Each such registration, licensure or qualification is in full force and effect in all material respects as of the date hereof. NCA does not rely upon any no-action letter or exemptive order in connection with its business as conducted on the date of this Agreement.

(b) Since June 30, 2015, NCA has not (i) received a written “wells notice” or other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Authority, (ii) been subject to a formal Governmental Order instituting proceedings or similar action from the SEC, FINRA or any other Governmental Authority, (iii) settled any material claim or proceeding of the SEC, FINRA or any other Governmental Authority or (iv) received any notice from any Governmental Authority that alleges any material noncompliance (or that NCA is under investigation by any such Governmental Authority for such alleged material noncompliance) with any Law governing the operations of broker-dealers, in each case, other than any of the foregoing that have been, or with respect to which the underlying issue has been, resolved in all material respects, other than as disclosed in the Uniform Application for Broker-Dealer Registration on Form BD of NCA on file with the SEC, reflecting all amendments thereto that are in effect as of the date hereof (“Form BD”). As of the date hereof, there is no material deficiency, violation or exception claimed or asserted in writing by any Governmental Authority with respect to any examination of NCA that has not been resolved in all material respects.

(c) None of Seller or its Subsidiaries nor, to the Knowledge of Seller as of the date hereof, any of their respective Associated Persons, is (i) ineligible or disqualified pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as a person “associated” with a broker-dealer, (ii) subject to “statutory disqualification” (as such term is defined in Section 3(a)(39) of the Exchange Act) or (iii) is subject to a disqualification that would be a basis for censure or suspension or revocation of registration as a securities broker-dealer (and, if applicable, municipal securities dealer, government securities broker or government securities dealer) under Section 15, 15B or 15C of the Exchange Act, or similar state law. Except as disclosed on NCA’s Form BD, as amended, or the Form U-4s of its managers, officers, employees, brokers, agents, advisers and other representatives or Associated Persons (each, a “NCA Representative”), in each case filed prior to the date hereof, since June 30, 2015, none of NCA nor, to the Knowledge of Seller as of the date hereof, any of its NCA Representatives has been the subject of any material Action, or to the Knowledge of Seller as of the date hereof, investigation, formal inquiry, or charge before or by any Governmental Authority arising under applicable Law that would be required to be disclosed (but has not previously been disclosed) on such Form BD or Form U-4s, as applicable, and, as of the date hereof, no such material Action (or to the Knowledge of Seller, investigation, formal inquiry, investigation or charge) is pending or, to the Knowledge of Seller as of the date hereof, threatened in writing.

(d) NCA has made available to the Buyer a complete copy of its Form BD as most recently filed with the SEC prior to the date hereof, its membership agreement as of the date hereof with FINRA and each other exchange or Self-Regulatory Authority of which it is a member, as applicable, and all state registration forms, if any, each as amended through the date of this Agreement. As of the date of their filing, amendment or delivery, as applicable, each Form BD and all reports required to be filed or delivered by NCA with FINRA or the SEC pursuant to Rule 17a-5 under the Exchange Act, as applicable, was accurate and correct in all material respects, complied with applicable Law in all material respects and did not at the time they were filed or delivered, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. NCA has filed all FOCUS Reports and all other material filings required by any Governmental Authority required to be filed prior to the date hereof (collectively, and including the forms and agreements referred to in this Section 5.19(d), the “Broker Regulatory Reports”). As of their respective dates, the Broker Regulatory Reports were true and correct in all material respects and complied as to form in all material respects to applicable Law. Prior to the date hereof, no material deficiencies have been asserted in writing by any Governmental Authority with respect to such Broker Regulatory Reports. All material correspondence between NCA and FINRA has been disclosed to the Buyer with sufficient detail and in such a manner as to enable the Buyer to identify the nature and scope of the matter disclosed.

(e) As measured as of the last day of the month ending immediately preceding the date hereof, NCA had Regulatory Capital that (i) exceeds the minimum net capital requirements of the Exchange Act and (ii) in an amount sufficient to ensure that it has not been required to file notice under Rule 17a-11 under the Exchange Act. As of the date hereof, NCA has not entered into any agreement or arrangement with any Governmental Authority to increase the Regulatory Capital that it is required to maintain above the amount required to be maintained under Rule 15c3-1 under the Exchange Act.

(f) NCA has adopted and implemented written policies and procedures that are reasonably designed to prevent and detect any material violations under applicable securities, futures, investment-related, or trading-related laws, as required by the SEC, FINRA, and any other applicable Governmental Authority or Self-Regulatory Authority. Except as set forth on Section 5.19(f) of the Seller Disclosure Schedule, to the Knowledge of Seller as of the date hereof, none of NCA’s Associated Persons is or, since June 30, 2015 has been, in material violation of such policies and procedures applicable to them.

Section 5.20 Securities Offering Exemptions. No Acquired Company or any of its executive officers or directors or any other officer (to the extent such other officer would reasonably be expected to participate in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act) in connection with his or her duties to the Business, is ineligible pursuant to Rule 506 of Regulation D under the Securities Act to serve as an investment manager, solicitor, promoter, placement agent, broker or in any other capacity with respect to an offering of securities in reliance on Rule 506(d) of Regulation D under the Securities Act, nor is there any proceeding pending or, to the Knowledge of Seller, threatened that would be reasonably likely to result in the ineligibility of an Acquired Company or such person to serve as an investment manager, solicitor, promoter, placement agent, broker or in any other capacity with respect to an offering of securities in reliance on Regulation D under the Securities Act. In addition, none of the Acquired Companies is ineligible to serve in any capacity with respect to an offering of securities in reliance on any other offering exemptions available under the Securities Act, nor is there any proceeding pending or, to the Knowledge of Seller as of the date hereof, threatened by any Governmental Authority that would result in the ineligibility of any Acquired Company to serve in any capacity with respect to an offering under such an exemption.

Section 5.21 Insurance. Section 5.21 of the Seller Disclosure Schedule sets forth each material insurance policy maintained by Asset Transferor or any Acquired Company with respect to the properties, assets, rights or personnel of the Business, except for any such insurance policies related to Employee Benefit Plans (the “Insurance Policies”), each of which is in full force and effect in all material respects and all premiums thereon have been paid in full as due. None of the Asset Transferors or any Acquired Company is in material default with respect to any provision contained in any Insurance Policy or has failed to act in the ordinary course of business with respect to providing any required notice or present any material claim under, or paying premiums under, any Insurance Policy. Seller and its Affiliates (including the Acquired Companies) currently maintain and, since June 30, 2015, have continuously maintained, all material insurance policies required by Law or any Material Contract to which any of them is a party or by which any of them is bound, in each case, related to the Business or Acquired Companies, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Acquired Companies, taken as a whole.

Section 5.22 Billing. Since June 30, 2015, (a) each Asset Transferor (to the extent arising from or relating to Business) or any Acquired Company has maintained policies and procedures as required by Law or is reasonably customary for the industry in which the Business operates with respect to billing of its clients, (b) except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, there have been no violations or breaches of such policies and procedures by the Business, and (c) except as would not be material to the Business as a whole, the Business has not billed any client in violation of the Contract with such client.

Section 5.23 Directors and Officers. As of the date hereof, Section 5.23 of the Seller Disclosure Schedule accurately sets forth, (i) the names of the members of the board of directors (or similar governing body) of each of the Acquired Companies and (ii) the names and titles of each of the officers of each of the Acquired Companies.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND

BUYER PARTIES

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing as follows:

Section 6.01 Incorporation and Authority of Buyer.

(a) Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. Each Buyer Party is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized (in the case of good standing, to the extent such jurisdiction recognizes such concept).

(b) Each of Buyer and each Buyer Party has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which Buyer and each Buyer Party is or will be a party (the “Buyer Transaction Agreements”). The execution and delivery by Buyer and each Buyer Party of the Buyer Transaction Agreements, the consummation by Buyer and each Buyer Party of the transactions contemplated by, and the performance by Buyer and each Buyer Party of its obligations under, the Buyer Transaction Agreements have been (or will be prior to the Closing) duly authorized by all requisite corporate action on the part of Buyer and each Buyer Party. This Agreement has been, and upon execution and delivery, the other Buyer Transaction Agreements will be, duly executed and delivered by Buyer and each Buyer Party, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon execution and delivery thereof, each of the other Buyer Transaction Agreements will constitute (assuming due authorization, execution and dealing by each other party to such Buyer Transaction Agreements) the legal, valid and binding obligation of Buyer and each Buyer Party, enforceable against Buyer and each Buyer Party in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.02 No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 6.03 have been obtained or taken, except as otherwise provided in this Article VI and except as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any Third Party), the execution, delivery and performance by Buyer and each Buyer Party of, and the consummation by Buyer and each Buyer Party of the transactions contemplated by, the Buyer Transaction Agreements do not and will not (a) violate, contravene, or conflict with or require any notice or approval under the organizational documents of Buyer or any Buyer Party, (b) violate, contravene, conflict with or require any notice or approval under any Law or other Governmental Order applicable to Buyer or any Buyer Party or by which it or its properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, impairment, alteration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets, rights or properties of Buyer or any Buyer Party pursuant to any material note, bond, mortgage, indenture or Contract which Buyer, or any Buyer Party or any of their Subsidiaries is a party or by which any of such assets or properties is bound or subject, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

Section 6.03 Consents and Approvals. Except as set forth in Section 6.03 of the Buyer Disclosure Schedule, or as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any Third Party), the execution, delivery and performance by Buyer and each Buyer Party of, and the consummation by Buyer and each Buyer Party of the transactions contemplated by, the Buyer Transaction Agreements to which Buyer or Buyer Party is or will be a party do not and will not, require any Governmental Approval to be obtained or made by Buyer, any Buyer Party or any of their Affiliates prior to the Closing, except for such Governmental Approvals, the failure of which to be obtained or made would not, and would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 6.04 Absence of Litigation. There are no Actions pending with respect to which Buyer has been served with written notice, or, to the Knowledge of Buyer as of the date hereof, any other Action, inquiry or formal investigation pending or threatened in writing against Buyer that question the validity of, or seek injunctive relief with respect to, any of the Buyer Transaction Agreements or the right of Buyer or any Buyer Party to enter into any of the Buyer Transaction Agreements, other than such Actions, inquiries or formal investigations as would not, and would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 6.05 Securities Matters. The Acquired Interests are being acquired by Buyer for its own account and without a view to the public distribution or sale of the Acquired Interests or any interest in them. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Interests, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Acquired Interests. Buyer (a) acknowledges that the Acquired Interests have not been registered under the Securities Act, or any securities Laws of any state or other jurisdiction and (b) understands that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Acquired Interests other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable securities Laws of any state or other jurisdiction.

Section 6.06 Financing; Solvency.

(a) Buyer has delivered to Seller true and complete copies of (i) the executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), between Buyer and the Guarantors (the “Equity Financing Sources”), pursuant to which the Equity Financing Sources have committed, subject only to the terms thereof, to invest the amounts set forth therein on the date on which the Closing should occur pursuant to Section 3.01 and to which Seller is an express third party beneficiary (the “Equity Financing”), and (ii) the executed debt commitment letters (together with the term sheet and any other annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof (the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Financing Commitments”) from the Debt Financing Sources party thereto (together with the Equity Financing Source, the “Financing Sources”) pursuant to which such Debt Financing Sources have committed, subject only to the terms thereof, to lend or invest the amounts set forth therein for purposes of funding the transactions contemplated by this Agreement on the date on which the Closing should occur pursuant to Section 3.01 (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Buyer has also delivered to Seller true and complete copies of the fee letter (with only the fee amounts, economic terms and “market flex” provisions contained therein (none of which individually or in the aggregate would reduce the amount of the Debt Financing or adversely affect the availability of the Debt Financing or delay or prevent the Closing or make the funding of the Debt Financing less likely to occur) redacted) relating to the Debt Commitment Letters (such fee letter, the “Fee Letter”).

(b) Assuming (i) the Financing is funded in accordance with the Financing Commitments, (ii) the accuracy of the representations and warranties of Seller contained in this Agreement, (iii) the performance by Seller, its Subsidiaries and their respective Affiliates of its and their respective obligations under this Agreement, including, but not limited to, the obligations set forth in Section 8.09, and (iv) the satisfaction of all of the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement, the aggregate net proceeds from the Financing when funded in accordance with the Financing Commitments are sufficient to fund all of the amounts required to be provided by Buyer on the Closing Date for the consummation of the transactions contemplated hereby and are sufficient for the satisfaction when due of all of the obligations of Buyer under this Agreement on such date, including the payment of all costs and expenses of the transactions contemplated hereby (including any obligations of the Business) which become due or payable by the any Acquired Company in connection with, or as a result of, the Closing and any repayment or refinancing of Indebtedness required in connection therewith or contemplated by any of the Financing Commitments (collectively, the “Financing Uses”).

(c) As of the date hereof, all of the Financing Commitments are in full force and effect and have not been withdrawn, terminated or rescinded or otherwise amended, supplemented or modified (or contemplated to be amended, supplemented or modified) in any respect. Each of the Financing Commitments, in the form delivered to Seller, is as of the date hereof (i) a legal, valid and binding obligation of Buyer (or, if applicable, its Affiliate party thereto) and, to the Knowledge of Buyer, the other parties thereto, and (ii) enforceable against Buyer (or, if applicable, its Affiliate party thereto) and, to the Knowledge of Buyer, such other parties thereto in accordance with its terms (in each case, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date hereof, there are no side letters or other Contracts or arrangements (except for the Fee Letter with respect to the Debt Financing and any other agreements, each of which has been delivered to Seller in accordance with the provisions of Section 6.06(a)) relating to the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer (or, if applicable, its Affiliate party thereto) under any term, or a failure of any condition required to be satisfied on or prior to the date hereof, of the Financing Commitments or that would be reasonably likely to result in any portion of the Financing necessary to consummate the Closing contemplated thereby being unavailable on the date on which the Closing should occur pursuant to Section 3.01. Assuming the satisfaction of the conditions in Section 11.02, as of the date hereof, Buyer has no reason to believe that it, any Equity Financing Source or any Debt Financing Source would be unable to satisfy on a timely basis any term or condition of the Financing Commitments required to be satisfied by it. Buyer (or its applicable Affiliate) has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitments.

(d) Concurrently with the execution of this Agreement, Buyer has caused the Guarantors to deliver the Guaranty, dated as of the date hereof, to Seller. The Guaranty is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. The Guaranty is a legal and valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms. No event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of the Guarantors under such Guaranty.

(e) Assuming the accuracy of the representations and warranties of Seller in this Agreement, the Transaction Agreements and any certificate delivered hereunder and thereunder, the satisfaction of the Buyer’s conditions precedent to Closing under this Agreement, the fulfillment of Seller and their respective Affiliates of their respective obligations under the Agreement, that the most recent financial forecasts for the Business made available to Buyer by Seller prior to the date hereof have been prepared in good faith upon assumptions that were and continue to be reasonable and that immediately prior to Closing (without giving effect to the Financing but after giving effect to the Reorganization) the Business and the Acquired Companies are Solvent, then, at and immediately following the Closing and after giving effect to all of the transactions contemplated by this Agreement, including the funding of the Financing and the Financing Uses, Buyer and its Subsidiaries (including each Acquired Company), taken as a whole on a consolidated basis, will be Solvent. Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, the Business, any Acquired Company or any Affiliates thereof.

Section 6.07 Investigation. Buyer (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Acquired Companies, the Business, the Transferred Assets and the Assumed Liabilities and (b) has been furnished with or given adequate access to such information about the Acquired Companies, their business and the Transferred Assets as it has requested. The only representations, warranties, covenants and agreements made by Seller are the representations, warranties, covenants and agreements expressly made in this Agreement, the other Transaction Agreements and any certificate delivered hereunder and thereunder, and Seller makes no other express or implied representation or warranty with respect to (i) the Acquired Companies, the Business, the Transferred Assets or the Assumed Liabilities, or (ii) any information provided by Seller or its Affiliates or Representatives, whether or not in the electronic data room established by Seller for Buyer, including as to (A) the operation of the Business by Buyer after the Closing in any manner or (B) the probable success or profitability of the ownership, use or operation of the Acquired Companies, the Business, the Transferred Assets or the Assumed Liabilities by Buyer after the Closing.

Section 6.08 Brokers. Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements based upon arrangements made by or on behalf of Buyer or any Affiliate.

Section 6.09 Broker-Dealer. None of the Buyer or its Subsidiaries nor, to the Knowledge of the Buyer, any Affiliate of such companies, or any of their Associated Persons, is subject to “statutory disqualification” as such term is defined in Section 3(a)(39) of the Exchange Act or is subject to a disqualification that would be a basis for censure or suspension or revocation of registration as a securities broker-dealer (and, if applicable, municipal securities dealer, government securities broker or government securities dealer) under Sections 15, 15B, or 15C of the Exchange Act, or similar state law.

Section 6.10 Buyer Benefit Plans. As of the date hereof, other than as set forth in Section 6.10 of the Buyer Disclosure Schedule, those certain joint letters executed by the chief executive officers of Buyer and Seller describe all of the Specified Employee Management Arrangements (as defined below) that Buyer has offered to any Business Employee and neither Buyer nor any of its Affiliates is party to a Contract with any Business Employee that (A) provides for the payment of compensation or the provision of benefits or includes any obligations, in each case, that is not conditioned on the occurrence of the Closing or (B) does not terminate immediately following the termination of this Agreement without any penalty to the Business Employee party thereto. “Specified Employee Management Arrangement” means each benefit or compensation plan, policy, program, arrangement, Contract, or agreement, including any employment agreement, that is sponsored or maintained by Buyer or any of its Affiliates on behalf of any Business Employee or to which a Business Employee and Buyer or any of its Affiliates are parties, in each case, that would reasonably be expected to, individually or in combination with any other payment, constitute an excess parachute payment.

ARTICLE VII

ACTIONS PRIOR TO THE CLOSING DATE

Section 7.01 Conduct of Business Prior to the Closing.

(a) Except as required by applicable Law or as required or expressly contemplated by the terms of this Agreement or the Transaction Agreements (other than with respect to the Reorganization), and except as set forth in Schedule 7.01, from the date of this Agreement through the earlier to occur of the Closing or the valid termination of this Agreement, unless Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall, and shall cause the Asset Transferors and Acquired Companies to, use their commercially reasonable efforts consistent with past practice to (i) conduct the Business in all material respects in the ordinary course consistent with past practice, other than as required to effect to the Reorganization, (ii) solely with respect to matters pertaining to the Business, other than as required to effect the Reorganization, preserve intact in all material respects the business organizations, operations, the Business IP, personal property, material structures and equipment, and goodwill of the Business, and maintain in all material respects the current business relationships of the Business with material customers, suppliers or vendors, contractors, licensors, Business Employees and other Persons with whom the Business does business. For the avoidance of doubt, no covenant in this Agreement shall require Seller or any of its Subsidiaries to pay any compensation to any Business Employee solely for the purpose of inducing such Business Employee to (x) accept employment with Buyer or any of its Buyer Affiliates from and after the Closing or (y) continue their employment with Seller and its Affiliates until the Closing; provided, however, that the foregoing shall not relieve Seller and its Subsidiaries of any obligation under this Agreement to provide the Business Employees as a group with any benefits it provides to the employees of the Retained Business as a group after the date hereof and prior to Closing.

(b) Without limiting the generality of, and in furtherance of, the foregoing, except as required by applicable Law or as otherwise required by the terms of this Agreement or the Transaction Agreements (other than with respect to the Reorganization), and except as set forth in applicable subsections of Schedule 7.01(b), from the date of this Agreement through the earlier to occur of the Closing or the valid termination of this Agreement, unless Buyer otherwise consents in advance in writing, Seller shall, and shall cause the Asset Transferors and the Acquired Companies to, refrain from taking any of the following actions, in each case solely with respect to the Business:

(i) amend the organizational documents of any Acquired Company (other than with respect to the Reorganization pursuant to the extent such amendment is reasonably acceptable to Buyer);

(ii) (A) enter into any new line of business or (B) other than with respect to the Reorganization, make any material change in the Business;

(iii) (A) other than pursuant to the Reorganization, sell, transfer, assign, lease, license, exchange, abandon or otherwise dispose of any Equity Interest or equity securities of any Acquired Company, (B) other than pursuant to the Reorganization sell, transfer, assign, lease, license, exchange, allow to lapse or expire, abandon or otherwise dispose of, other than a transfer of inventory in the ordinary course of business consistent with past practice, any asset, property or right of the Business with a value or purchase price in excess of $75,000 (each, a “Material Business Asset”) or (C) create or incur any Lien other than a Permitted Lien on any Acquired Interest, Equity Interest or Material Business Asset;

(iv) incur any Indebtedness (excluding, for the avoidance of doubt, accounts payable), or assume, grant, guaranty or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, in each case, other than those that will be settled or repaid in full, or canceled or terminated, at or prior to Closing;

(v) loan or advance any amount to, or enter into any agreement or arrangement with, Seller or any of its Affiliates that will not be fully settled and terminated at or prior to Closing with no outstanding liabilities or obligations of the Acquired Companies or Business after the Closing;

(vi) other than with respect to the Reorganization, (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing, (B) restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses or (C) (1) make a capital contribution to or investment in any Person other than an Acquired Company or (2) acquire assets with a value or purchase price in excess of $250,000 in any individual transaction or series of related transactions or $500,000 in the aggregate other than (I) as within the limits of the budget or (II) for which the Business is entitled to reimbursement from a customer;

(vii) other than to an Acquired Company or to Seller or one of its Subsidiaries with respect to the Reorganization, issue or sell any equity interests or securities convertible into or exchangeable for such equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire such equity interests;

(viii) (A) terminate, establish, adopt, enter into, renew or amend or promise to terminate, establish, adopt, enter into, renew or amend any Assumed Benefit Plan (or any other employee benefit plan that would be an Assumed Benefit Plan if in effect on the date hereof), other than any employment agreement entered into in the ordinary course of business consistent with past practice in connection with hiring an individual for a position which is not a Senior Employee position (provided that (1) any such employment agreement is terminable upon written notice and without any liability, if the employee is based and ordinarily working in the U.S., or (2) any such employment agreement is consistent with the standard form offer letter or employment agreement made available to Buyer prior to the date hereof, if the employee is based and ordinarily working outside of the U.S.), (B) enter into or amend any individual employment, consulting, bonus, change of control, severance, deferred compensation, retirement, retention or other similar agreement or arrangement with any Business Employee or Former Business Employee, other than as required by applicable Law and excluding the entry into any employment agreement in the ordinary course of business consistent with past practice in connection with hiring an individual for a position which is not a Senior Employee position (provided that (1) any such employment agreement is terminable upon written notice and without any liability if the employee is based and ordinarily working in the U.S., or (2) any such employment agreement is consistent with the standard form offer letter or employment agreement made available to Buyer prior to the date hereof, if the employee is based and ordinarily working outside of the U.S.), (C) take any action to accelerate the payment, funding, right to payment or vesting of, or increase or promise to increase, the compensation or benefits of any Business Employee or Former Business Employee, (D) pay or provide to any Business Employee or Former Business Employee any increased compensation or benefits, other than as required by the terms of any Employee Benefit Plan listed on Schedule 5.13(b) (including a form thereof, if applicable) as in effect on the date hereof or applicable Law, (E) loan or advance any money or other property to any Business Employee (other than advancements of business expenses in the ordinary course of business), or (F) grant any equity or equity-based awards to any Business Employee;

(ix) (A) terminate the employment of any Senior Employee, other than for “cause”, or (B) hire or promote any Senior Employee (or any employee who would be a Senior Employee if employed on the date hereof);

(x) transfer or reallocate the employment or services of Business Employees to a business of the Seller or any of its Affiliates other than the Business such that such employee would then no longer be a Business Employee, or transfer or reallocate the employment or services of any employee of Seller and its Affiliates who is not a Business Employee to the Business such that such employee would then become a Business Employee;

(xi) other than as required by Law, grant recognition to any labor union or enter into, modify, amend, or terminate any CBA;

(xii) enter into, amend in any material respect, terminate or waive performance of any material terms under, any Material Contract or Privacy Policy (or any Contract that would have been required to be listed as a Material Contract had such Contract been entered into prior to the date of this Agreement), in each case, other than (A) any termination of any Material Contract occurring pursuant to the terms thereof, (B) any amendments or waivers in the ordinary course of business consistent with past practice that are not material to the Business, taken as a whole (provided such amendment is not an amendment adverse to the Business of a provision described in Section 5.11(a)(iv) or Section 5.11(a)(ix)) and (C) entry into new Contracts with customers for the provision of service by the Business so long as such Contracts would be considered Material Contracts solely because of Section 5.11(a)(ii);

(xiii) initiate any material litigation or enter into any settlement or release with respect to any material Action, audit, inquiry or investigation against the Business, unless such settlement or release contemplates only the payment of money without ongoing limits on the conduct or operation of the Business (which amount are paid prior to Closing) and results in a full release of such claim, other than the payment of liabilities to the extent reflected or reserved against in the Financial Statements;

(xiv) other than capital commitments and expenditures within the amount of the budget of the Business made available to Buyer on or prior to the date hereof (the “budget”), undertake or commit to make any capital expenditures for which the aggregate consideration paid or payable in any transaction is in excess of $100,000 unless such expenditure is one for which the Business will be entitled to reimbursement from a customer;

(xv) make any change in any material method of financial accounting or financial accounting practice or policy other than those required by GAAP or required by applicable Law;

(xvi) implement employee layoffs sufficient to trigger notice requirements under the WARN Act;

(xvii) abandon, allow to lapse or fail to use commercially reasonable efforts to maintain any (A) material Permit necessary to conduct any Acquired Company’s business as conducted as of the date of this Agreement or (B) material insurance policy covering the Business and in place as of the date of this Agreement;

(xviii) adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Reorganization);

(xix) make or change any income or other material Tax election, file any amended income or other material Tax Return, enter into any closing agreement with respect to income or other material Taxes, settle any income or other material Tax claim or assessment, surrender any right to claim a refund or credit of income or other material Taxes, consent to or request any extension or waiver of the limitation period applicable to any Tax claim or assessment, incur any liability for Taxes outside the ordinary course of business (other than to the extent arising from the Reorganization), fail to pay any income or other material Tax that becomes due and payable (including any estimated Tax payments), change the U.S. federal income tax classification, prepare or file any Tax Return in a manner inconsistent with past practice, adopted or changed any Tax accounting method; or

(xx) enter into any legally binding commitment or agreement with respect to any of the foregoing.

(c) Notwithstanding anything to the contrary contained in this Section 7.01, nothing in this Section 7.01 shall be deemed to limit (i) the transfer of Excluded Assets or Excluded Liabilities prior to the Closing from an Acquired Company to Seller or any of its Affiliates (other than an Acquired Company) or (ii) Seller’s ability to cause its Affiliates to make any of the transfers or take such other actions contemplated by Section 7.05.

(d) From the Effective Time through the Closing, neither Seller nor any of its Affiliates (including the Acquired Companies) shall use or transfer any Cash included in Closing Cash or assets included in Closing Net Working Capital, to the extent such current assets are sold, liquidated, disposed of or otherwise used to (i) make payment in respect of or discharge any Indebtedness or Closing Transaction Expenses or (ii) pay any dividends, make any distribution or make any other payment to or for the benefit of the Seller or any Affiliate of the Seller (other than the Acquired Companies).

Section 7.02 Access to Information.

(a) From the date of this Agreement until the Closing Date, Seller shall, and shall cause the Asset Transferors and the Acquired Companies to, give Buyer and its authorized Representatives, upon reasonable advance written notice, during regular business hours and with the supervision of a management member of the Seller (which such person shall be made available by Seller), reasonable access to all Business Employees and all books, records and properties of or primarily related to the Business; provided, that any such access shall be conducted at Buyer’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues), under the supervision of Seller’s or its Affiliates’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of Seller and its Affiliates; provided, further, that the parties hereto shall mutually cooperate to develop a communications plan related to the transaction contemplated by this Agreement targeted at Business Employees (which shall include participation in joint meetings with Business Employees and joint drafting of formal communications materials) and shall cooperatively execute such plan thereafter and until the Closing. Without limiting the terms thereof, the Confidentiality Agreement shall govern the obligations of Buyer and its Representatives with respect to all information of any type given, furnished or made available to them pursuant to this Section 7.02. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, neither Buyer nor any of its Representatives shall contact any customers or suppliers of the Business any suppliers to, or customers of any Asset Transferor or any Acquired Company; provided, further, that the parties hereto shall mutually cooperate to develop a communications plan related to the transaction contemplated by this Agreement targeted at customers of the Business (which shall include participation in joint meetings with such customers and joint drafting of formal communications materials).

(b) Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Buyer and Seller executed on or prior to the date hereof, prior to the Closing, Seller shall have no obligation to give or make available or cause to be given or made available to Buyer or its Representatives, or to provide Buyer or its Representatives with access to or copies of (i) any Excluded Books and Records (except to the extent copies are to be made available hereunder to Buyer), (ii) any personnel file, medical file or related records of any Business Employee to the extent such provision or access is prohibited by Law, (iii) books, records and properties to the extent such provision or access is prohibited by Law or (iv) any other information if Seller determines, in its reasonable judgment, that making such information available would (A) jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine, (B) contravene any applicable Law, Governmental Order, fiduciary duty or Contract, it being understood that Seller shall (1) cooperate with any requests for, and use its commercially reasonable efforts to obtain, any waivers and (2) use its commercially reasonable efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, that would enable any otherwise required disclosure to Buyer or its Representatives to occur without so jeopardizing any such privilege or immunity or contravening such applicable Law, Governmental Order, fiduciary duty or Contract.

Section 7.03 Regulatory and Other Authorizations; Consents.

(a) General Efforts. Prior to Closing, each of Buyer and Seller shall, and shall cause each of its Affiliates to, use its reasonable best efforts to (i) promptly obtain all Governmental Approvals that are necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, the Transaction Agreements, (ii) take all such actions as are reasonably requested by any Governmental Authority to obtain such Governmental Approval or are otherwise reasonably necessary in order to obtain such Governmental Approvals (including by (A) seeking to prevent the initiation of any Action, inquiry or formal investigation challenging this Agreement or any Transaction Agreement or the consummation of the transactions contemplated hereby or thereby and (B) promptly providing to a Governmental Authority any information and documents requested by such Governmental Authority or that are necessary, proper or advisable to permit consummation of the transactions contemplated by the Transaction Agreements) and (iii) avoid the entry of, or to effect the dissolution of, any Governmental Order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement. The parties to this Agreement shall cooperate with the reasonable requests of each other in promptly seeking to obtain all such Governmental Approvals. Neither Seller nor Buyer shall take, or permit any of their Affiliates to take, any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required Governmental Approval.

(b) Anti-Trust Laws. In furtherance and not in limitation of the obligations set forth in Section 7.03(a), each of Seller and Buyer shall (and shall cause their respective Affiliates to) (i) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days after the date of this Agreement, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and, (iii) make all other filings that are required to be made in order to consummate the transactions contemplated hereby pursuant to other applicable Laws as promptly as practicable after the date of this Agreement and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any other applicable Law. Buyer shall pay all filing fees associated with the HSR Act filing and any other filings required pursuant to any other applicable antitrust Law in connection with the transactions contemplated by this Agreement.

(c) Communications. Prior to Closing, each of Seller and Buyer shall promptly notify the other party of any written or substantive oral communication such first party or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed submission, filing or written communication (and documents submitted therewith) intended to be given by such first party to the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Authority and shall provide each other with copies of all submissions, correspondence, filings or communications between such party or any of its Affiliates or

Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand; provided that such materials may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to materially comply with material contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege. Except as otherwise required or requested by the applicable Governmental Authority, prior to Closing, neither Seller nor Buyer shall agree to participate in any meeting with any Governmental Authority (other than a telephone call initiated by such Governmental Authority and not scheduled in advance) in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Seller and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 7.03(c) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Buyer, as the case may be) or its legal counsel. Subject to the Confidentiality Agreement and Section 7.02, Seller and Buyer shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing; provided, that neither party shall be required to disclose to the other any of its or its respective Affiliates’ confidential competitive information or any personally identifiable information of their or their Affiliates’ respective officers, directors or other applicable individuals. Neither party shall be required to comply with any provision of this Section 7.03(c) to the extent that such compliance would be prohibited by applicable Law.

(d) Additional Buyer Covenants. In furtherance and not in limitation of the covenants of the parties contained in Sections 7.03(a) and 7.03(b), Buyer shall, and shall cause its Affiliates to, take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order made on antitrust grounds, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing past the Outside Date, including defending (with sufficient time for resolution in advance of the Outside Date) through litigation on the merits any claim asserted in any court with respect to transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Authority or any private party; and (ii) avoid or eliminate each and every antitrust related impediment under any applicable Law so as to enable the Closing to occur no later than the Outside Date, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines and assets of Buyer or any of its Affiliates, the Business or the Acquired Companies and (B) otherwise taking or committing to take actions that after the Closing would limit Buyer’s, the Acquired Companies’, the Business’s or their respective Affiliates’ freedom of action with respect to, or their ability to operate and/or retain, one or more of the businesses, products lines or assets of Buyer, the Acquired Companies, the Business or their respective Affiliates; provided, however, that the effecting of any such remedy contemplated by clause (A) or (B) is conditioned upon the consummation of the Closing; provided, further, that nothing in this Section 7.03(d) shall require Buyer to agree to divest or hold separate any assets, businesses, product lines, operations or interest therein of any of its Affiliates (other than the Acquired Companies or the Business) or of any direct or indirect portfolio companies (as such term is understood in the private equity industry) of investment funds advised or managed by one or more Affiliates of Buyer.

(e) Notification. Each of Seller and Buyer after becoming aware thereof, shall give reasonably prompt written notice to the other party of the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article XI, and such written notice shall specify the condition which has failed or will fail to be satisfied.

(f) NCA Efforts. Prior to Closing, Seller and Buyer shall jointly prepare, and NCA shall file with FINRA, the CMA. Each of Seller and Buyer shall, and cause their Affiliates to, use their reasonable best efforts to assist NCA and provide all necessary information to NCA to enable NCA to make and submit such filing, as promptly as practical after the execution of this Agreement, in form and substance reasonably satisfactory to each of Seller and Buyer, to obtain FINRA Approval of the change of ownership and Control of NCA. Prior to Closing and subject to Section 3.05, each of Seller and Buyer shall (and shall cause their Affiliates to) use reasonable best efforts to (i) have the CMA approved by FINRA as promptly as practicable and (ii) satisfy and/or comply with any restrictions, conditions or commitments (except for any conditions that would have a material adverse effect on the Business taken as a whole) requested by FINRA in connection with the transactions contemplated by this Agreement. Seller and Buyer shall (and shall cause their Affiliates to) reasonably cooperate with each other and NCA in the preparation and submission of the CMA, and in responding to any requests by FINRA with respect to the CMA or any requests by FINRA for any amendment or supplement thereto or for additional information. Without limiting the generality of the foregoing, Buyer shall, and shall cause each of its Affiliates, as appropriate, as well as any other Person related to such Buyer, as required by FINRA, use reasonable best efforts to provide to NCA and its counsel for filing with FINRA, the requisite Anti-Money Laundering, OFAC and Disqualifying Event certifications as well as formation and other organization documents of Buyer and its Affiliates required to be disclosed to FINRA. Seller shall make available to the Buyer all documents to be filed with the CMA prior to its submission and provide Buyer with a reasonable opportunity to comment thereon and incorporate reasonable comments made in good faith by Buyer. Without the prior written consent of Buyer, neither Seller nor NCA shall agree to any material restriction to be imposed by FINRA as conditions to the FINRA Approval, including any requirement to maintain an amount of Regulatory Capital in excess of the amount of Regulatory Capital required under Rule 15c3-1 of the Exchange Act as of the date hereof. Seller or Buyer, as applicable, shall use its reasonable best efforts to file such notices and seek such approvals with respect to NCA required to be filed with or obtained from state securities regulators prior to the Closing Date or the Deferred BD Closing Date, as applicable. In carrying out their obligations under this Section 7.03(f), Seller and Buyer will keep each other reasonably informed of all written communications with any Governmental Authority and will use commercially reasonable efforts to not submit or otherwise provide any information to such Governmental Authority without first having provided a reasonable opportunity to the other parties to comment upon such information and to participate in any meetings, telephone calls or other communications with such Governmental Authority; provided that, with respect to the CMA and any follow-up requests in connection therewith, or from FINRA or any other Governmental Authority or Self-Regulatory Authority having jurisdiction over NCA, NCA or its counsel will directly provide all such requested information to FINRA and each of such Governmental Authority or Self-Regulatory Authority having jurisdiction over NCA, as such authority may so request; provided, further, that any such communications with the other parties may be redacted as reasonably determined by each such party; provided, further, that unredacted versions are provided to counsel to the other party on a confidential basis, prior to these being submitted to any Governmental Authority or Self-Regulatory Authority.

(g) Contract Consents. Prior to the Closing, (i) Seller shall, and shall cause its Affiliates to, use reasonable best efforts to obtain, at Seller’s sole cost and expense, any other consents and approvals that may be required from Third Parties other than any Governmental Authority in connection with the transactions contemplated by the Transaction Agreements (“Required Third Party Consents”) and (ii) Buyer shall, and shall cause its Affiliates to, cooperate with Seller to obtain such Required Third Party Consent. Notwithstanding anything to the contrary set forth in this Agreement, neither party nor any of its Affiliates shall be required to compensate any Third Party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise or to remain secondarily liable or contingently liable for any Assumed Liability) to any Third Party to obtain any such Required Third Party Consents. Notwithstanding anything to the contrary contained in this Agreement, if Seller has complied with its obligations under this Section 7.03(g) with respect to its efforts to obtain a Required Third Party Consent, then neither party nor any of its Affiliates shall have any Liability to Buyer or any of its Affiliates solely due to the failure to obtain such consent. If a Required Third Party Consent is not obtained with respect to a customer Contract, then Seller or one of its Affiliates (other than an Acquired Company), on the one hand, and Thoreau Holdco or NCE or one of the Buyer Affiliates, on the other hand, shall enter into a Subcontractor Agreement and any related task orders in connection with the services that are the subject matter of such Subcontractor Agreement, pursuant to which, during the period commencing on the Closing Date and continuing until the expiration or termination of such Subcontractor Agreement in accordance with its terms, (A) in the case of a Transferred Contract, the Acquired Companies shall perform, as a subcontractor, all obligations of Seller and its Affiliates under such Transferred Contract that is with Seller or one of its Affiliates, and Seller and its Affiliates shall promptly remit or provide to Buyer or its applicable Affiliate all payments and other benefits received by Seller and its Affiliates with respect to the obligations performed by Buyer or its applicable Affiliate thereunder, all in accordance with the terms of such Subcontractor Agreement and such related task orders, or (B) with respect to any customer Contract that is an Excluded Asset, the Seller or its applicable Affiliate shall perform, as a subcontractor, all obligations of the Acquired Companies under such Contract, and such Acquired Company shall promptly remit or provide to Seller or its applicable Affiliate all payments and other benefits received by such Acquired Company and its Affiliates with respect to the obligations performed by Seller or its applicable Affiliate thereunder, net of any Tax incurred in connection with the receipt of such payment (or other benefit) or required to be withheld on remittance and all in accordance with the terms of such Subcontractor Agreement and such related task orders. This Section 7.03(g) does not address Shared Customer Contracts, which are addressed in Section 7.03(h).

(h) Shared Customer Contracts.

(i) Replacement Contracts. The parties acknowledge that the Acquired Companies are parties to certain Shared Customer Contracts. Prior to the Closing, Seller shall use reasonable best efforts, with the reasonable cooperation of Buyer, to obtain the agreement of the Third Party that is the counterparty to each Shared Customer Contract to enter into a new Contract effective as of the Closing pursuant to which the Acquired Companies provide, in all material respects, the same services and the same terms, as the Business provided under the Shared Customer Contract to the Third Parties prior to the Closing (each, a “Replacement Contract”) and, where applicable, to cause the applicable counterparty to release Seller and its applicable Affiliates (excluding the Acquired Companies) from any commitments or Liabilities primarily related to the Business thereunder. Notwithstanding anything to the contrary set forth in this Section 7.03(h), neither Seller nor any of its Subsidiaries shall be required to compensate any Third Party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise or to remain secondarily liable or contingently liable for any Assumed Liability) to any Third Party to obtain any such Replacement Contract. Notwithstanding anything to the contrary contained in this Agreement, if Seller has complied with its obligations under this Section 7.03(h)(i) with respect to its efforts to obtain a Replacement Contract, then neither Seller nor any of its Affiliates shall have any Liability to Buyer or any of its Affiliates solely due to the failure to obtain such Replacement Contract.

(ii) Subcontractor Arrangement. In the event the parties are unable to enter into a Replacement Contract in accordance with Section 7.03(h)(i) with respect to a Shared Customer Contract, at the Closing, or, any Acquired Company is unable to transfer such Shared Customer Contract to Seller or its appropriate Affiliate in connection with the Reorganization, then Seller or one of its Affiliates (other than an Acquired Company), on the one hand, and Thoreau Holdco or NCE or one of the Buyer Affiliates, on the other hand, shall enter into a Subcontractor Agreement and any related task orders in connection with the services that are the subject matter of such Subcontractor Agreement, pursuant to which, during the period commencing on the Closing Date and continuing until the expiration or termination of such Subcontractor Agreement in accordance with its terms, (A) the Acquired Companies shall perform, as a subcontractor, all obligations of Seller and its Affiliates under such Shared Customer Contract that is with Seller or one of its Affiliates to the extent such obligations relate to the Business, at rates or pricing terms that will pass through the net revenues generated thereunder to such Acquired Company, and Seller and its Affiliates shall promptly remit or provide to Buyer or its applicable Affiliate all payments and other benefits received by Seller and its Affiliates with respect to the obligations performed by Buyer or its applicable Affiliate thereunder, all in accordance with the terms of such Subcontractor Agreement and such related task orders, or (B) with respect to any Shared Customer Contract that is unable to be transferred to Seller or any of its Affiliates (other than any Acquired Company) as part of the Reorganization, the Seller or its applicable Affiliate shall perform, as a subcontractor, all obligations of the Acquired Companies under such Shared Customer Contract that is with such Acquired Company to the extent such obligations relate to the Retained Business, at rates or upon pricing terms that will pass through the net revenues generated thereunder to such Seller or applicable Affiliate, and such Acquired Company shall promptly remit or provide to Seller or its applicable Affiliate all payments and other benefits received by such Acquired Company and its Affiliates with respect to the obligations performed by Seller or its applicable Affiliate thereunder, net of any Tax incurred in connection with the receipt of such payment (or other benefit) or required to be withheld on remittance and all in accordance with the terms of such Subcontractor Agreement and such related task orders. Further, if any engagement of the Business, on the one hand, or the Retained Business, on the other hand, that is not arising from a Shared Customer Contract but is existing prior to Closing, and as of prior to the date hereof used the services of Seller or any of its applicable Affiliates or Buyer or any of the Acquired Companies (as applicable), then such Person who is not the primary party to such engagement, shall, or shall cause its applicable Affiliates to, at the request of the primary party enter into a Subcontract Agreement with the primary party to such engagement, upon the same rates and pricing terms applicable to such engagement which will pass through the net revenues generated thereunder to the subcontracting party thereto, in order to service such engagement until completion thereof.

(iii) Seller and Buyer agree that Buyer or its applicable Affiliate, on the one hand, and Seller, on the other hand, will use reasonable best efforts to enter, or to cause to be entered, into a subcontracting agreement in accordance with the terms set forth in Section 7.03(h)(ii) as reasonably modified as necessary to account for any conforming changes for a Government Contract with respect to the services provided by Seller as of the date hereof under that certain Seller’s General Services Administration (“GSA”) Professional Services Federal Supply Schedule, Contract, No. GS-00F-094CA (the “GSA Contract”) to the extent (A) permitted under such GSA Contract and (B) Buyer or its applicable Affiliate is not able to enter into a Replacement Contract prior to the Closing. To the extent applicable under the terms of such GSA Contract, Buyer and its Affiliates may initiate new business through marketing efforts under the GSA Contract for task orders until the earlier of a period of six (6)-months following the Closing or until such time that Buyer or its applicable Affiliate executes a new “Professional Services Federal Supply Schedule” with GSA. Seller shall not be required to compensate any Third Party other than any such compensation agreed to be reimbursed by the Buyer, commence or participate in any litigation, or offer or grant any concession, financial or otherwise, to any Third Party in order to enter into such subcontracting relationship or to obtain from any Third Party other than GSA any consent, approval or waiver with respect thereto. Buyer acknowledges and agrees that Seller shall not have any Liability arising out of the actions taken under this Section 7.03(h)(iii) except for any failure to comply with the terms of this Section 7.03(h)(iii).

(iv) Notwithstanding anything to the contrary stated in this Section 7.03(h), if (A) any Shared Customer Contract prohibits an Acquired Company or of the Buyer Affiliates or the Seller or one of its Affiliates, as applicable, from acting as a subcontractor in the absence of the approval, consent or waiver of one or more Third Parties without conflicting with, violating, constituting a default under or breaching such Contract or violating applicable Law, and (B) all such necessary approvals, consents and waivers of such Third Parties have not been obtained at or prior to the Closing, unless the parties otherwise agree in writing, during the remaining term of the applicable portion of the Shared Customer Contract, (I) Seller shall use its reasonable best efforts, with the reasonable cooperation of Buyer, to allow the Business to the extent permitted by applicable requirements of Law and applicable Contracts and to the extent reasonably within the contractual or other ability or control of Seller or Buyer, as the case may be, to receive the economic benefits and burdens of such Shared Customer Contract; provided, however, that Buyer shall reimburse Seller for any reasonable out of pocket expenses incurred in connection with any such arrangement (provided that in no event will such reimbursed expenses be in excess of the economic benefits of the applicable Shared Customer Contract actually received by Buyer) and (II) Buyer shall, and shall cause such Acquired Company, to use its respective reasonable best efforts, with cooperation of Seller, to allow the Retained Business to the extent permitted by applicable requirements of Law and the applicable Contracts and to the extent reasonably within the contractual or other ability or control of Buyer, Seller or an Acquired Company, as the case may be, to receive the economic benefits and burdens of any Shared Customer Contract that is not able to be transferred from an Acquired Company to Seller or an Affiliate of Seller (other than the Acquired Companies) prior to Closing as part of the Retained Business; provided, however, that Seller shall reimburse Buyer for any reasonable out of pocket expenses incurred in connection with any such arrangement (provided that in no event will such reimbursed expenses be in excess of the economic benefits of the applicable Shared Customer Contract actually received by Seller or its applicable Affiliates).

(v) Notwithstanding anything to the contrary contained in this Agreement, if Seller has complied with its covenants in this Section 7.03(h) with respect to a Shared Customer Contract, then neither Seller nor any of its Affiliates shall have any Liability to Buyer or any of its Affiliates covenant of Seller contained in this Section 7.03(h) or otherwise that relates to Seller’s obligations to obtain any Replacement Contract shall be breached or deemed breached based on the failure to obtain any Replacement Contract.

(i) No Representations. The foregoing agreements in this Section 7.03 are made solely to facilitate the Closing and do not constitute a representation or admission that the transactions contemplated hereby, if consummated without any modification, would violate any Law or that agreeing to any divestitures, hold separate conditions or other restrictions permitted herein or suggested by any Person or authority acting under any Law would not be harmful to the parties.

(j) No Control Over Other’s Assets. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, Representatives, successors and assigns that the operation of the Business shall remain in the dominion and control of Seller until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of any of the Seller, any Asset Transferors or any Acquired Company, except as permitted by any applicable Laws in the performance of the parties’ respective obligations under this Agreement.

(k) Certain Licensed Business IP. Following the date hereof and prior to the two (2) year anniversary of the Closing Date, Seller shall use commercially reasonable efforts (at Buyer’s expense), but does not guarantee, with the cooperation of Buyer, to obtain the agreement of the Third Party that is the counterparty to each license to Intellectual Property set forth on

Schedule 7.03(k) that is used in the Business but is not a Transferred Asset to enter into a new Contract effective no earlier than Closing pursuant to which the Acquired Companies are provided, in all material respects, with substantially the same rights and under substantially the same terms mutatis mutandis, as the Business was provided by such Third Party prior to Closing (provided, that neither Seller nor any of its Affiliates shall be required to compensate any Third Party (other than any such compensation agreed to be reimbursed by the Buyer), commence or participate in any litigation, or offer or grant any concession (financial or otherwise) to any Third Party in order to enter into such new Contract or to obtain any consent, approval or waiver with respect thereto). Buyer acknowledges and agrees that neither Seller nor any of its Affiliates shall have any Liability arising out of the actions taken solely under this Schedule 7.03(k) except for failure to comply with the terms of this Section 7.03(k).

(l) Not Applicable to Financing. Buyer’s and Seller’s obligations with respect to the Financing shall be governed by Section 8.09 and not this Section 7.03.

Section 7.04 Intercompany Obligations. Except for (a) the intercompany obligations set forth in Schedule 7.04 or (b) intercompany receivables and payables with respect to Taxes, which shall be governed by Article X, Seller shall, and shall cause the Asset Transferors and the Acquired Companies to, take such action, including making such payments as may be necessary, so that, prior to the Effective Time, the Acquired Companies, on the one hand, and Seller and its Affiliates (other than the Acquired Companies), on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, accounts, balances and advances, regardless of their maturity, and all intercompany receivable, payables and other Liabilities for the amount due, including any accrued and unpaid interest, with no further Liability or obligation on the part of Buyer, or the Acquired Companies. For the avoidance of doubt, except for any services provided pursuant to the Transition Services Agreement and any other applicable Transaction Agreements, as of and following the Closing, Seller and its Affiliates shall have no further obligation to provide any ancillary or corporate shared services to the Acquired Companies or the Business.

Section 7.05 Pre-Closing Reorganization.

(a) Notwithstanding anything to the contrary set forth herein, prior to the Closing, Seller shall, and shall cause its applicable Subsidiaries to, take all steps necessary to effect and carry out the plan of reorganization as detailed in Section 2.02 (the “Reorganization”) no later than the date the Closing would be required to occur pursuant to Section 3.01 (provided that, from and after the earlier of (i) the date sixty (60) days after the date hereof and (ii) the date the TUPE process relating to the Reorganization has been satisfied, such date shall be determined for purposes of this Section 7.05(a) without giving effect to Section 11.01(e) or Section 11.02(f)). Seller shall be permitted to amend the Reorganization (and the applicable terms of this Agreement and the Reorganization Agreements related thereto) with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). As part of the Reorganization, Seller shall cause any Acquired Company that owns any assets, properties and rights that are Excluded Assets or Excluded Liabilities to transfer such assets, properties and rights and assign such Liabilities so that as of the Closing such assets, properties, rights and Liabilities are owned by or the Liabilities of Seller or one of its Subsidiaries (other than the Acquired Companies).

(b) Seller shall effect the Reorganization pursuant to instruments, documents and Contracts (collectively, the “Reorganization Agreements”) entered into between by the applicable Asset Transferors and Subsidiaries of Seller between the date hereof and Closing. The Reorganization Agreements shall not, except as expressly required by Law, contain any representations or warranties or provide for any recourse against any party thereto. Seller shall provide Buyer with an opportunity to review such Reorganization Agreements and consult in good faith with Buyer to determine appropriate forms with respect thereto. In the event Buyer objects to the proposed form of such Reorganization Agreements, then the parties shall effectuate the transfers contemplated under the Reorganization to the minimum extent as required under applicable Law. Buyer shall have the opportunity to propose additional Reorganization Agreements and Seller will consider such proposals in good faith and cause such Reorganization Agreements to be executed to the extent reasonably acceptable to Seller.

(c) In the event a Transferred Asset or Assumed Liability is not transferred or assumed, as applicable, by the applicable Acquired Company as of the Reorganization, then Seller shall, and shall cause its applicable Affiliates, to transfer such asset, claim, property, right or Liability to the appropriate Acquired Company prior to Closing in accordance with the Reorganization. In the event an Excluded Asset or Excluded Liability is not transferred or assumed, as applicable, by the applicable Seller or Affiliate of Seller (other than an Acquired Company) as of the Reorganization, then Seller shall, and shall cause its applicable Affiliates, to transfer such asset, claim, property, right or Liability to it or its appropriate Affiliate (other than an Acquired Company) prior to Closing in accordance with the Reorganization.

(d) Seller shall continue to execute the de-registration process of the Navigant Consulting (Europe) Limited – Abu Dhabi Branch at Seller’s sole expense. Buyer shall, and shall cause its applicable Buyer Affiliates to, use commercially reasonable efforts to cooperate with Seller in such de-registration process (at Seller’s sole expense).

Section 7.06 Exclusive Dealing. Except as contemplated under the Reorganization and/or solely with respect to the Retained Business, Seller shall, and shall cause its Affiliates and Representatives to, immediately cease any existing solicitations, discussions and negotiations with any Person (other than Buyer and its Representatives) with respect to any proposal concerning a sale or other disposition by Seller of any of its Subsidiaries of (a) any Equity Interest, Acquired Interest or equity securities of any Acquired Company or (b) any assets, properties and/or rights of the Business outside of the ordinary course of business (a “Competing Transaction”). For the avoidance of doubt, any sale of securities of Seller or any merger, business combination, reorganization or recapitalization of Seller shall not constitute a Competing Transaction and nothing in this Section 7.06 shall restrict any actions of Seller or any of its Subsidiaries with respect thereto. Except as contemplated under the Reorganization and/or solely with respect to the Retained Business, from the date of this Agreement through the Closing, Seller agrees that it shall not, nor shall it permit any Affiliate to, nor shall it authorize or knowingly permit any of its Representatives to (i) solicit, initiate, participate in or otherwise knowingly encourage the discussion of or submission of any proposal related to a Competing Transaction or (ii) enter into any letter of intent or agreement in principle or any other agreement providing for any Competing Transaction.

Section 7.07 Certain Financial Information. If the Closing has not occurred as of such time, on or prior to August 31, 2018, if required by the Debt Commitment Letter, Seller shall deliver to Buyer the unaudited, combined pro forma (giving effect to the Reorganization) statement of assets and liabilities of the Business at June 30, 2018 and the related unaudited, pro forma (giving effect to the Reorganization) statement of earnings of the Business for the six (6)-month period then ended, which in each case, shall be compiled by management of the Seller from source documentation subject to the controls and procedures of Seller’s accounting systems (the “Updated Financial Statements”). For the avoidance of doubt, Buyer acknowledges and agrees that the Updated Financial Statements shall be prepared using the same accounting principles used to prepare the Financial Statements and that the Updated Financial Statements shall not be compliant with GAAP or Regulation S-X of the SEC.

Section 7.08 Government Contracts. Until the Closing, Seller shall, at Buyer’s request, discuss with Buyer the compliance program of Seller with respect to Government Contracts, including discussing how Seller implemented its program, and provide reasonable cooperation to Buyer with respect to Buyer’s efforts to implement a compliance program with respect to the Government Contracts. Buyer understands and agrees that ultimately Buyer is responsible for the effectiveness of its Government Contract compliance program and Seller shall have no Liability in connection actions taken solely pursuant to this Section 7.08 other than its failure to engage in discussions in accordance with this Section 7.08.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.01 Access to Information. After the Closing, Buyer shall, and shall cause its Buyer Affiliates (including the Acquired Companies) to, preserve, in accordance with and until such date as may be required by Buyer’s or its applicable Affiliates’ standard document retention policies (but for not less than six (6) years from the Closing Date or such later date as may be required by applicable Law), all pre-Closing Date books and records of the Acquired Companies and the Business possessed or controlled by such Person and any books and records with respect to the accounting of any Long-Term AR. During such period, upon any reasonable request from Seller or its Representatives, Buyer or any of its Affiliates holding such books and records shall (a) provide to Seller or its authorized Representatives reasonable access to such books and records during normal business hours; provided, that such access shall not unreasonably interfere with the conduct of the business of Buyer or its Affiliates holding such books and records and (b) permit Seller or its authorized Representatives to make copies of such books and records, in each case, at no cost to Seller or its Representatives (other than for reasonable out-of-pocket expenses). Nothing herein shall require Buyer or its Affiliates to disclose any information to Seller if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law, Governmental Order or any fiduciary duty (it being understood that Buyer and its Affiliates shall (i) cooperate with any requests for, and use their reasonable best efforts to obtain, any waivers, and (ii) use their reasonable best efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, that would enable otherwise required disclosure to Seller or its Representatives to occur without so jeopardizing privilege or contravening such applicable Law, Governmental Order or fiduciary duty or agreement) or (except as provided in Section 10.04) require Buyer or its Affiliates to disclose its Tax records (except for Tax records exclusively of, or with respect to, the Acquired Companies) or any personnel or related records. Such books and records may be requested under this Section 8.01 to the extent reasonably required in connection with accounting, litigation or claims relating to Excluded Liabilities (other than litigation between the Buyer and any of its Affiliates, on the one hand, and Seller and any of its Affiliates on the other hand), financial reporting or federal securities disclosure. Notwithstanding the foregoing, upon the expiration of such retention period, any and all such books and records may be destroyed by Buyer if (and only if) Buyer sends to Seller written notice of its intent to destroy such books and records, specifying in reasonable detail the contents of the books and records to be destroyed; such books and records may then be destroyed after the sixtieth (60th) day following such notice unless Seller notifies Buyer that Seller desires to obtain possession of such books and records, in which event Buyer shall transfer the books and records to Seller and Seller shall pay all reasonable out-of-pocket expenses of Buyer in connection therewith. Prior to Closing, the parties shall reasonably cooperate with each other with respect to the separation of bank accounts of the Acquired Companies and those of Seller and its Affiliates (other than the Acquired Companies).

Section 8.02 Books and Records; Financial Reporting.

(a) At the Closing, (i) Seller shall cause all tangible books and records of the Acquired Companies to be located on the Real Properties shall be transferred to Buyer by possession of such premises and (ii) Seller shall transfer, or cause to be promptly transferred, to Buyer all original corporate records of the Acquired Companies relating to the legal existence, ownership and corporate governance of the Acquired Companies and all Permits of the Acquired Companies, in each case, that are not located on the Real Properties or otherwise possessed or controlled by the Acquired Companies. Prior to the Closing, Seller and Buyer shall cooperate in good faith to develop and implement a plan that would be reasonably expected to result in the delivery or transfer of all other books and records of the Acquired Companies and the Business to Buyer or the Acquired Companies at the Closing. For the avoidance of doubt, other than as expressly provided herein and then subject to, after the Closing, Seller and its Affiliates may retain copies of any books and records of the Acquired Companies and the Business; provided that, they shall not access such books and records except to the extent permitted by Section 2.03(a)(x) or as required by applicable Law, to otherwise perform its obligations under this Agreement or to defend against any claims made under this Agreement.

(b) After the Closing, Seller shall, and shall cause its Affiliates to, preserve, in accordance with Seller’s, or its applicable Affiliates’, standard document retention policies and until such date as such books and records are transferred to Buyer or the Acquired Companies, all pre-Closing Date books and records of the Acquired Companies and the Business that have not been transferred to Buyer. During such period, upon any request from Buyer or its Representatives, Seller or any of its Affiliates holding such records shall (i) provide to Buyer or its Representatives reasonable access to such records during normal business hours; provided, that such access shall not unreasonably interfere with the conduct of the business of Seller or its Affiliates holding such records and (ii) permit Buyer to make copies of such records, in each case, at no cost to Buyer or its Representatives (other than for reasonable out-of-pocket expenses). Nothing herein shall require Seller or its Affiliates to disclose any information to Buyer if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law, Governmental Order or any fiduciary duty (it being understood that Seller and its Affiliates shall (A) cooperate with any requests for, and use their reasonable best efforts to obtain, any waivers, and (B) use their reasonable best efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, that would enable otherwise required disclosure to Buyer or its Representatives to occur without so jeopardizing privilege or contravening such applicable Law, Governmental Order or fiduciary duty or agreement) or (except as provided in Section 10.04) require Seller or its Affiliates to disclose its Tax records (except for Tax records exclusively of, or with respect to, the Acquired Companies or the Business) or any personnel, medical or related records.

(c) For a period of five (5) years after the Closing, Buyer shall provide reasonable assistance to Seller (at Seller’s sole cost) in connection with any reporting obligations of Seller pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended or any of the rules or regulations promulgated thereunder (the “Exchange Act”) and any other financial reporting obligations of Seller, in each case, related to the operations of the activities of the Business or the Acquired Companies prior to Closing.

Section 8.03 Confidentiality.

(a) The terms of the confidentiality letter agreement, dated February 13, 2018 (as supplemented, the “Confidentiality Agreement”), by and between Seller, Madison Dearborn Partners, LLC and Buyer are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, that remedies with respect to breaches of such Confidentiality Agreement that occurred prior to the Closing shall survive the Closing. If for any reason the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) From and after the Closing, Seller shall, and shall cause its Affiliates and its and their respective Representatives to, maintain in confidence any non-public information primarily related to the Business that is not an Excluded Asset and that was obtained prior to the Closing Date or obtained from Buyer or its Affiliates.

(c) From and after the Closing, Buyer shall, and shall cause its Affiliates (including the Acquired Companies) and its and their Representatives to, maintain in confidence any information primarily related to the Retained Business that was obtained prior to the Closing Date.

(d) The requirements of Section 8.03(b) and Section 8.03(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Buyer, as a result of disclosure by Seller, its Affiliates or any of its respective Representatives and (B) in the case of Seller, as a result of disclosure by Buyer, the Acquired Companies (after the Closing Date) or any of their respective Affiliates or Representatives, (ii) any such information is required or requested by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice has been given to the other party (to the extent such prior notice is permitted to be given under applicable Law); provided, that the disclosing party, to the extent reasonably requested by the other party, shall cooperate with such other party in seeking an appropriate order or other remedy protecting such information from disclosure, (iii) (A) in the case of Seller, solely with respect to information of the Buyer and its Affiliates received prior to the Closing Date (and not with respect to any information related to the Business that is not an Excluded Asset and that was obtained prior to the Closing Date), any such information of the Buyer and its Affiliates received prior to the Closing Date that was or becomes available to Seller or its Affiliates on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is known to be bound by a confidentiality agreement with respect to such information and (B) in the case of Buyer, any such information was or becomes available to Buyer or its Affiliates on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not known to be bound by a confidentiality agreement with respect to such information or (iv) with respect to Buyer and Seller, any information that is independently developed by or on behalf of such party after the Closing Date without use of or reference to information otherwise confidential hereunder. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such confidentiality obligations.

Section 8.04 Insurance. Effective at the time of the Closing, other than pursuant to the Transition Services Agreement, the Acquired Companies and the Business shall cease to be insured by any claims-based insurance policies or self-insurance programs of Seller and its Affiliates. In addition, with respect to any claims, acts, omissions, events, circumstances, occurrences or losses that occur prior to the Closing and which the Seller becomes aware (excluding constructive knowledge) of prior to Closing for which coverage under such policies would be available, the Seller shall use commercially reasonable efforts to file all claims for coverage thereunder in the ordinary course of business in accordance with its standard risk management and claims procedures. For the avoidance of doubt, subject to its obligations pursuant to this Agreement, the Seller shall retain all rights to control its insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs and the Seller shall retain any premiums or other retentions paid by the Business prior to the Closing Date in respect of any insurance coverage. For any claim that may be asserted by the Acquired Companies or their Affiliates with respect to the Business after the Closing Date arising out of events, incidents, conduct or circumstances that occurred prior to the Closing (such claims, “Pre-Closing Claims”), the Acquired Companies or their Affiliates may tender such Pre-Closing Claim to Seller for submission by Seller or one of its Affiliates to the applicable Third-Party insurer under any of the claims made-based Third-Party insurance policies of Seller or its Affiliates issued prior to the Closing Date to the extent such insurance coverage exists at the time the Pre-Closing Claim is tendered to Seller and under which the Acquired Companies or the Business, Transferred Assets or the Assumed Liabilities were insured as of the date of the events, incidents, conduct or circumstances giving rise to such Pre-Closing Claim if permitted by the terms of such policy (such policies, the “Pre-Closing Claims Made-Based Policies” and each such claim a “Noticed Pre-Closing Claim”), and Seller shall reasonably promptly thereafter tender, or cause one of its controlled Affiliates to tender, such Pre-Closing Claim to the applicable insurer for coverage; provided, however, that (a) neither Buyer, the Acquired Companies and their Affiliates shall have any recourse to Seller pursuant to this Section 8.04 for any uninsured or uncovered amounts for such Pre-Closing Claims (including any deductible or other amount for which Seller provides self-insurance), except for amounts directly resulting from a breach of Seller to provide timely notice of any Noticed Pre-Closing Claim to the applicable insurer upon Seller’s receipt of notice of such

Noticed Pre-Closing Claim from the Acquired Companies or their Affiliates if required to do so under this Section 8.04; (b) Buyer or the applicable Acquired Company shall be responsible for the satisfaction or payment of any and all associated self-retentions, deductibles, costs and expenses with respect to any Pre-Closing Claims and shall promptly reimburse the Seller or its applicable Affiliates for its respective reasonable out-of-pocket costs and expenses incurred in connection with collecting insurance proceeds in respect of such claims or otherwise under this Section 8.04; (c) Buyer shall reasonably cooperate with the Seller with respect to the tendering of any such claims including providing notices, information and backup materials as may be necessary in connection therewith; (d) the parties shall work in good faith and use commercially reasonable efforts to ensure compliance with all of the applicable terms of such policies so as to minimize the risk of loss of coverage thereunder; (e) Seller shall not be required to make any concessions to any insurance carrier in connection with any Pre-Closing Claim; and (f) Seller shall not be required to take any action that would violate any Pre-Closing Claims Made-Based Policy (and Seller makes no representation or warranty with respect to the ability to take any of the actions otherwise contemplated by this Section 8.04). The Seller shall notify Buyer and the applicable Acquired Company of all coverage determinations made by the insurer(s) in respect of any Pre-Closing Claims and, if any amounts are paid or to be paid by the insurer in respect thereof, shall request that such insurer make payment directly to the applicable Acquired Company, or shall transfer such insurance net proceeds actually received by Seller or its applicable Affiliates to the applicable Acquired Company no later than ten (10) days after receipt of such insurance proceeds. Seller shall not release, commute, buy-back or otherwise eliminate the coverage available under any Pre-Closing Claims Made-Based Policy without Buyer’s consent. Buyer agrees (A) that neither it nor any of the Acquired Companies shall have the right to request that Seller make any claim under any Pre-Closing Claims Made-Based Policy until Buyer has undertaken commercially reasonable efforts to first recover for such claims under all insurance policies of Buyer and its Buyer Affiliates with respect to such claims and (B) in no event will Buyer or any of the Acquired Companies have the right to receive any benefits or coverage under any Pre-Closing Claims Made-Based Policy (either individually or together with all other claims made or benefits or coverage sought by Buyer or any of the Acquired Companies) in excess of 33% of the limit of such policy. Nothing in this Agreement is intended to waive or abrogate in any way Seller’s or its Affiliates’ own rights to insurance coverage for any liability, whether relating to the Acquired Companies or otherwise.

Section 8.05 Rights to Excluded Intellectual Property; Excluded Trademarks.

(a) Notwithstanding anything to the contrary set forth herein, Seller and its Affiliates (other than the Acquired Companies), hereby grant to the Acquired Companies, effective as of the Closing and until six (6) months thereafter, a worldwide, fully paid up, royalty free, irrevocable, non-exclusive, non sublicensable (except as set forth in Section 8.05(d), non-transferable (except as set forth in Section 8.05(e), license under and to any Excluded Intellectual Property (other than Excluded Trademarks) owned as of the Closing by any Seller or Asset Transferor and used in the Business during the twelve (12) months immediately preceding the date hereof and necessary for the conduct of the Business as conducted during the twelve (12) months immediately preceding the date hereof, except to the extent such Excluded Intellectual Property is otherwise provided under a Transaction Agreement or is listed in Schedule 5.16 of the Seller Disclosure Schedule, (collectively, the “Seller Retained IP” and the foregoing license, “Seller Retained IP License”) to use and otherwise exploit the Seller Retained IP solely in substantially the same manner and scope such Seller Retained IP was used in the conduct of the Business during the twelve (12) months immediately preceding the date hereof, including any natural improvements and extension to the Business. Other than the Business IP, and other than as contemplated in the Transaction Agreements or this Section 8.05, Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Excluded Intellectual Property, including any Excluded Trademarks. If during the term of the Seller Retained IP License, Buyer reasonably determines that any Seller Retained IP is necessary to operate the Business as it was operated during the twelve (12) months immediately preceding the date hereof, then Buyer and Seller shall use commercially reasonable efforts to negotiate in good faith a separate license on commercially reasonable terms granting Buyer or the applicable Buyer Affiliate operating the Business the rights to continue to use such Seller Retained IP for a mutually agreed upon period of time after the expiration of the Seller Retained IP License. Upon the expiration of the Seller Retained IP License, all rights and licenses granted to the Acquired Companies under the Seller Retained IP shall automatically terminate and the Acquired Companies shall cease and cause its Affiliates and sublicensees (other than customers) to cease all use of the Seller Retained IP. Promptly after such expiration, the Acquired Companies shall and shall cause their Affiliates and sublicensees (other than customers) to return or destroy all copies (in any form) of any Seller Retained IP that, to the knowledge of any Acquired Companies, its Affiliates or sublicensees (other than customers) is in its or their possession or control at that time and certify in writing to Seller the completion of such return or destruction. Thereafter, if an Acquired Company or one of its Affiliates or sublicensees (other than customers), becomes aware of its possession or control of any Seller Retained IP, it shall, promptly after becoming so aware, return to Seller or destroy all copies (in any form) thereof. Neither Buyer nor any of its Affiliates shall contest the validity, enforceability, registration or ownership of any rights of Seller or its Affiliates in or to any of the Excluded Intellectual Property or Excluded Trademarks. Buyer shall, and shall cause its Affiliates, to use commercially reasonable efforts to maintain any trade secrets or confidential information contained within such Seller Retained IP as confidential, including refraining from disclosing such trade secrets and confidential information to any other Person who is not bound by obligations of confidentiality other than pursuant to reasonable confidentiality terms (including in connection with sublicenses).

(b) Except (i) as otherwise expressly provided in any Transaction Agreement, (ii) in connection with historical, Tax, employment or similar references to the Business, (iii) for purposes of prospectus and similar disclosures as are necessary and appropriate to describe the historical relationship of the Acquired Companies and Seller and its Affiliates, or (iv) as otherwise permitted or required by Law, immediately following the Closing Date, Buyer and its Affiliates (including the Acquired Companies) shall cease and discontinue all external uses of the Excluded Trademarks, either alone or in combination with other words and all Trademarks or Internet domain names similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words. The rights of the Acquired Companies to the Excluded Trademarks pursuant to the terms of any existing trademark agreements shall terminate on the Closing Date.

(c) Subject to Section 8.05(b), as soon as reasonably practical after Closing, (but, in no event later than six (6) months following the Closing Date), Buyer (including the Acquired Companies) shall cease all of its use of the Excluded Trademarks in connection with the continued operation of the Business as such Business is conducted as of the date hereof and re-label, destroy, delete or exhaust all materials bearing the Excluded Trademarks that were in existence as of the Closing Date, including signage, advertising, promotional materials, Software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, websites and other materials (except to the extent any such materials must be retained to comply with applicable Laws or document retention notices issued by any Governmental Authority), and make all filings with any office, agency or body to effect the elimination of any use of the Excluded Trademarks from the businesses of the Acquired Companies, in each case, to the extent required to bring Buyer and its Affiliates into compliance with this Section 8.05. Promptly thereafter, subject to Section 8.05(b), Buyer shall send a written statement to Seller verifying that it has and other users have ceased using the Excluded Trademarks and complied with the foregoing obligations set forth in this Section 8.05(c). Seller shall (and shall cause its Affiliates to, as applicable), maintain a statement and a link on Seller’s website, in a mutually agreeable form, directing customers to the website of Buyer with respect to the Business for ninety (90) days after Closing. Notwithstanding the foregoing in this Section 8.05(c), in no event shall anything in this Section 8.05(c) be interpreted to expressly permit Buyer to create any new materials bearing Excluded Trademarks. Use of the Excluded Trademarks as authorized by the Transaction Agreements shall (i) be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which Seller and its Affiliates used the Excluded Trademarks prior to Closing and (ii) comply with all graphic and other standards for use of the Excluded Trademarks in effect on the Closing Date or as the same may be amended by Seller following the Closing Date. After the Closing Date, Buyer and its Affiliates (including the Acquired Companies) shall not expressly, or by implication, do business as or represent themselves as Seller or any of its Affiliates. Buyer may at all times after the Closing Date retain and use, solely for Buyer’s internal business purposes, records and other historical or archived documents containing or referencing the Excluded Trademarks.

(d) The Acquired Companies may sublicense the rights contained within Section 8.05(a), without prior written consent of Seller, only to their respective Affiliates, suppliers, contractors, consultants, representatives or customers for the limited purpose of providing products and services to (or using products and services provided by any of the foregoing) or otherwise acting on behalf of and at the direction of Buyer or its Affiliates and in any event in a manner consistent with how the Acquired Companies have historically sublicensed such Intellectual Property or Buyer sublicenses its own comparable Intellectual Property.

(e) An Acquired Company or sublicensee may not assign the rights contained within Section 8.05(a) without the prior written consent of Seller; provided, that any Acquired Company may assign or transfer such rights in whole or in part without the prior written consent of Seller in connection with any merger, public offering, consolidation, reorganization, or sale of any divisions, businesses, operating units or portion of any Acquired Company or substantially all of the assets related to any such division, business, operating unit or portion (and Buyer (or its Buyer Affiliates) shall have the right to assign all or any portion to any Debt Financing Source).

Section 8.06 Guarantees. Buyer shall, and shall cause its Buyer Affiliates to, reasonably cooperate with Seller and its Affiliates to obtain full and irrevocable releases effective as of the Closing Date or as promptly as practicable after the Closing Date, in respect of all Liabilities (a) under any guaranties, letters of credit, financial assurances, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Seller or its Affiliates to the extent relating to the Acquired Companies, the Business or any Transferred Asset

or (b) to the extent that they are Assumed Liabilities, in each of clauses (a) and (b), as are set forth on Schedule 8.06 (collectively, to the extent related to the Acquired Companies, the Business or any Transferred Asset, the “Seller Guaranties”). If Seller is unable to effect such a release with respect to any Seller Guaranty from and after Closing, any and all Losses arising from such Seller Guaranty after the Closing and to the extent related to the post-Closing period shall be Assumed Liabilities. Without limiting the foregoing, after the Closing Date, Buyer will not, and will not permit any of its Affiliates, successors or assigns to, (i) renew, extend, amend or supplement any Contract or otherwise extend the term of or increase any obligation that is covered by or the subject of a Seller Guaranty, (ii) transfer to a Third Party any such Contract or other obligation. or (iii) obtain a release from all obligations under such Contract, without providing Seller with evidence reasonably satisfactory to it that the applicable Seller Guaranty has been irrevocably and fully released.

Section 8.07 Transaction Agreements. The parties have agreed to the forms of Transaction Agreements attached as Exhibits A through I and shall, at or prior to the Closing, execute and deliver, or cause to be executed and delivered, each such agreement.

Section 8.08 Non-Solicitation.

(a) For a period of two (2) years from the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, without the prior written consent of Buyer, directly or indirectly, (i) employ or engage any Restricted Employee or (ii) solicit for employment any Business Employee; provided, however, that nothing in this Section 8.08(a)(ii) shall prohibit Seller or any of its Affiliates from placing public advertisements or engaging in any other form of general solicitations not directed at such Persons (including the use of an independent employment agency or search firm whose efforts are not specifically directed at Business Employees) or from soliciting the services of any such Person whose employment with or engagement by Buyer or any of its Affiliates (including the Acquired Companies) has been terminated by Buyer or its applicable Affiliate or who has otherwise ceased to be employed or engaged by Buyer or any of its Affiliates (including the Acquired Companies) for a period of at least three (3) months prior to the first contact by Seller or any of its Affiliates with such Person.

(b) For a period of one (1) year from the Closing Date, Buyer shall not, and shall cause its Buyer Affiliates (including the Acquired Companies) not to, without the prior written consent of Seller, directly or indirectly, (i) employ or engage any Seller Restricted Employee or (ii) solicit for employment any Protected Person who is employed by Seller or any of its Affiliates as of the Closing; provided, however, that nothing in this Section 8.08(b)(ii) shall prohibit Buyer or any such of its Affiliates from placing public advertisements or engaging in any other form of general solicitations not directed at such Persons (including the use of an independent employment agency or search firm whose efforts are not specifically directed at such Persons) or from soliciting the services of any such Person whose employment with or engagement by Seller or any of its Affiliates has been terminated by Seller or its applicable Affiliate or who has otherwise ceased to be employed or engaged by Seller or any of its Affiliates for a period of at least three (3) months prior to the first contact by Buyer or any such of its Affiliates.

(c) The parties acknowledge that the restrictions contained in this Section 8.08 are reasonable in scope and duration in light of the nature, size and location of the Business. The parties further acknowledge that the restrictions contained in this Section 8.08 are necessary to protect Buyer’s significant investment in the Business, including its goodwill. It is the desire and intent of the parties that the provisions of this Section 8.08 be enforced to the fullest extent permissible under applicable Law. If all or part of this Section 8.08 is held invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 8.08 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent permissible under applicable Law or public policy.

Section 8.09 Financing.

(a) Buyer acknowledges and agrees that its receipt of the Financing is not a condition to its obligation to consummate the Closing. Buyer shall use its reasonable best efforts and do all things necessary or advisable to arrange and obtain the Financing as soon as reasonably practicable (taking into account the anticipated timing of the Closing Date) and, in any event, no later than the date the Closing is required to be effected in accordance with Section 3.01, on the terms and conditions (including, to the extent applicable, the “flex” provisions) described in the Financing Commitments (for purposes of this Section 8.09(a), the Financing Commitments and the Debt Commitment Letters shall include any Fee Letter), including using reasonable best efforts to (i) enter into definitive agreements with respect to the Financing Commitments on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of the flex provisions contained in the Fee Letter) contemplated by the applicable Debt Commitment Letter (the “Definitive Debt Financing Agreements”), (ii) satisfy on a timely basis (taking into account the anticipated timing of the Closing Date) all terms, conditions and covenants, including with respect to the payment of any commitment, engagement or placement fees, applicable to Buyer in the Financing Commitments and the Definitive Debt Financing Agreements, (iii) in the event that all conditions to funding the commitments contained in the Debt Commitment Letters have been satisfied, consummate and cause the Financing Sources to consummate the Financing at or prior to Closing and (iv) enforce its rights under the Financing Commitments and the Definitive Debt Financing Agreements. Buyer shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments or the definitive agreements relating to the Financing without the prior written consent of Seller if any such amendments, modifications or waivers would (A) reduce the aggregate amount of the Debt Financing or Equity Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fee) such that Buyer will not have sufficient cash proceeds to pay the Purchase Price and consummate the transactions contemplated by this Agreement and to pay related fees and expenses required to be paid by the Buyer hereunder or in connection with the consummation of the transactions contemplated by this Agreement on the Closing Date, (B) impose any new or additional condition, or otherwise amend, modify or expand any existing condition, to the funding or receipt of the Debt Financing or Equity Financing or (C) reasonably be expected to (1) delay or prevent the Closing, (2) make the funding of the Debt Financing or the Equity Financing (or satisfaction of the conditions to obtaining any of the Financing) less likely to occur or (3) adversely impact the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letters or the Equity Commitment Letters or the Definitive Debt Financing Agreements. Buyer shall use its reasonable best efforts to maintain in effect the Financing Commitments (including any Definitive

Debt Financing Agreements) until the transactions contemplated by this Agreement are consummated. Buyer shall not release or consent to the termination of the obligations of the Debt Financing Sources under the Debt Financing or the Definitive Debt Financing Agreements if such release or consent would cause the representations and warranties of Buyer contained in Section 6.06(b) to be untrue.

(b) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer or any of its Affiliates, on or prior to the Closing, engage any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis on terms that prohibit or are designed to prevent such provider from providing or seeking to provide financing or other services to any Person in connection with a transaction relating to Seller or any of its Subsidiaries.

(c) Buyer shall not, without the prior written consent of Seller, prior to or in connection with the Closing, arrange any debt financing to which any Acquired Company will be a party or by which any of their respective assets shall be subject or bound, other than the Debt Financing. If any portion of the Debt Financing necessary to consummate the Closing on the Closing Date becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letters, Buyer shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event but no later than the third (3rd) Business Day immediately preceding the Outside Date, arrange and obtain from alternative sources of debt financing an amount sufficient to satisfy the Financing Uses on the Closing Date, on terms and conditions (including any “flex” provisions) that are at least as favorable to Seller in the aggregate as those contained in the applicable Debt Commitment Letter and do not expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the applicable Debt Commitment Letter in effect on the date hereof or otherwise materially and adversely affect the ability or likelihood of Buyer to timely consummate the transactions contemplated by this Agreement on such date. The new commitment letter and fee letter (if any) entered into in connection with such alternative financing, or any other permitted amendment, modification or waiver thereof permitted hereunder, are referred to, respectively, as a “New Debt Commitment Letter” and a “New Fee Letter.” In the event Buyer enters into any such New Debt Commitment Letter, (i) Buyer shall promptly provide Seller with true, correct and complete copies thereof, (ii) any reference in this Agreement to the “Debt Financing” shall mean the financing contemplated by any such New Debt Commitment Letter and (iii) any reference in this Agreement to the “Debt Commitment Letter” (and any definition incorporating the term “Debt Commitment Letter,” including the definition of Definitive Debt Financing Agreements or the Debt Financing Sources) shall be deemed to include the Debt Commitment Letter and any Fee Letter to the extent not superseded by a New Debt Commitment Letter or New Fee Letter, as the case may be, at the time in question and any New Debt Commitment Letter or New Fee Letter to the extent then in effect. Notwithstanding anything to the contrary contained in this Agreement, in connection with arranging and obtaining any such alternative financing, in no event shall Buyer be required to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letters as in effect on the date hereof (including the “market flex” provisions), or agree to any market flex term less favorable to Buyer than such market flex term contained in the Debt Commitment Letters as in effect on the date hereof.

(d) Buyer shall, and shall cause their representatives to, promptly following a written request of Seller, keep Seller reasonably informed as promptly as practicable in reasonable detail of the material activity concerning the status of their efforts to arrange the Financing and promptly provide copies of all Definitive Debt Financing Agreements (and drafts thereof, to the extent reasonably requested) provided to or from the Debt Financing Sources or otherwise related to the Debt Financing to Seller. Without limiting the generality of the foregoing, Buyer shall (i) (A) furnish Seller complete, correct and executed copies of any material amendments to the Financing Commitments promptly upon their execution and (B) promptly furnish Seller copies of any drafts of such amendments promptly following their delivery and copies of any drafts of the Definitive Debt Financing Agreements promptly following their delivery and (ii) give Seller prompt written notice (A) of any default or material breach (or any event that, with or without notice, lapse of time or both, would (or could reasonably be expected to) give rise to any default or breach) by any party under any of the Financing Commitments or the definitive agreements relating to the Debt Financing of which Buyer becomes aware, (B) of any termination of either of the Financing Commitments, (C) of the receipt of any written notice or other communication from any Person with respect to any (1) actual or potential default, breach, termination or repudiation of any Financing Commitment, any definitive agreement relating to the Financing or any provision of the Financing Commitments or the definitive agreements relating to the Financing, in each case by any party thereto, or (2) material dispute or disagreement between or among any parties to any Financing Commitment or the definitive agreements relating to the Financing, and (D) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing necessary to consummate the Closing on the Closing Date on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive agreements relating to the Financing, as the case may be; provided that in no event shall Buyer be under any obligation pursuant to this Section 8.09(d) to disclose any information pursuant to the foregoing clauses that would waive the protection of attorney-client or similar privilege if such party shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege.

(e) Prior to the Closing, at Buyer’s sole expense, Seller shall, and shall cause its controlled Affiliates to, in each case, use their commercially reasonable efforts to provide, to Buyer such reasonable cooperation as is customary in connection with the arrangement of debt financing for transactions that are substantially similar to the transactions contemplated by this Agreement and reasonably requested by Buyer in connection with the arrangement of the Debt Financing, including using commercially reasonable efforts to (i) have senior management of the Business participate in a reasonable number of meetings (including customary one-on-one meetings with the Debt Financing Sources and senior management and other representatives), presentations, road shows, drafting sessions, sessions with rating agencies and due diligence sessions, in each case, with appropriate seniority and expertise, (ii) provide reasonable and customary assistance to Buyer and the Debt Financing Sources in the preparation of customary bank information memoranda (including a bank information memorandum that does not include material non-public information), lender presentations and rating agency presentations reasonably requested by Buyer, (iii) provide historical information of the Business to the extent reasonably available in connection with Buyer’s preparation of pro forma financial information and pro forma financial statements to the extent reasonably and timely requested by Buyer and required under the Debt Commitment Letters or the Definitive Debt Financing Agreements, it being agreed that Seller and its Subsidiaries will not be required to provide any information or assistance relating to

(A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such Debt Financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (C) the preparation of any financial information related to Buyer or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Business and the Acquired Companies, Acquired Interests, Equity Interests, Transferred Assets and Assumed Liabilities by the Buyer, (iv) promptly and, in any event, at least three (3) Business Days prior to the Closing Date, providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to any of the Acquired Companies, in each case as reasonably requested by Buyer at least ten (10) Business Days prior to the Closing Date, (v) to the extent required by the Debt Commitment Letters, providing authorization letters to the Debt Financing Sources authorizing the distribution of information of the Business to prospective lenders or investors, executed by a senior officer of Seller and containing a customary “10b-5” representation consistent with the Debt Commitment Letters, (vi) furnishing Buyer as promptly as reasonably practicable following request therefore with the Required Financial Information, and (vii) assisting in the preparation of Definitive Debt Financing Agreements and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing (including lien searches, payoff letters, lien and guarantee releases and instruments of termination or discharge requested by the Buyer in order to release all Liens (other than Permitted Liens) over the Acquired Companies, the Acquired Interests, the Equity Interests and the Transferred Assets securing obligations under the Indebtedness of the Acquired Companies and taking reasonable actions necessary to permit the Debt Financing Sources to evaluate the assets of the Business for the purpose of establishing collateral arrangements), it being understood that such documents will not take effect until the Closing Date; provided, however, that (1) nothing herein shall require such cooperation to the extent it would (A) interfere unreasonably with the ongoing operations of Seller or any of its Affiliates, the Business or the Retained Business or (B) require Seller or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the organizational documents of the Seller or any of its Subsidiaries, any Laws or any material Contract, (2) neither Seller nor any of its Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing or that would be effective at or prior to the Closing, (3) neither Seller’s board of directors nor any of the boards of directors (or equivalent bodies) of any Subsidiary of Seller shall be required to pass resolutions or consents to approve or adopt any Financing or agreements related thereto (or any alternative financing) (except the authorization letters contemplated above) (4) neither Seller nor any of its Affiliates shall be required to execute any agreement or certificate in connection with any Financing (except the authorization letters contemplated above), (5) Seller and its Affiliates shall not be responsible for any pro forma financial information provided or required to be provided, in accordance with the Debt Commitment Letters or otherwise and (6) Seller and its Affiliates shall not be required to prepare any financial statements other than any Updated Financial Statements if required by Section 7.07. The Seller and its Affiliates shall not be required to pay any commitment or other fee or make any other payment or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing. Buyer shall, promptly upon request by Seller, reimburse Seller for all documented, out-of-pocket costs and expenses incurred by Seller or any of its Affiliates and each of their respective directors, managers, officers, employees and representatives in connection with such cooperation pursuant to this Section 8.09(e) or otherwise in connection with the Financing, including reasonable fees and expenses of legal, accounting and other advisors. Buyer shall indemnify and hold harmless Seller and each of its Affiliates and each of their respective directors, managers, officers, employees and representatives from and against any and all Losses by them in connection with the Financing (including any action taken in accordance with this Section 8.09(e)) and any information utilized in connection therewith, in each case except (i) to the extent such Losses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the material breach by Seller, any of its Subsidiaries or their respective Representatives of its or their respective obligations under this Agreement, or from the bad faith, gross negligence or willful misconduct of Seller, any of its Subsidiaries or their respective Representatives or (ii) with respect to any information prepared or provided by Seller or any of its Subsidiaries or any of their respective Representatives. Seller hereby consents to the reasonable use by Buyer and the Financing Sources of all of the Business’s logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm or disparage Seller or its Affiliates, or their respective reputation or goodwill and are used solely in connection with a description of the Business or the transactions contemplated hereby.

Section 8.10 D&O Liabilities. From and after the Closing Date until the sixth (6th) anniversary of the Closing Date, Buyer shall, and shall cause its Affiliates to, maintain in full the indemnification obligations set forth in the applicable organizational documents of the Acquired Companies, as in effect as of the date hereof with respect to all past directors, officers and managers of the Acquired Companies as well as all directors, officers and managers of the Acquired Companies as of the Closing Date, in each case, for acts or omissions occurring on or prior to the Closing Date in their capacities as such, and to indemnify and hold harmless such Persons in accordance therewith. Buyer, Seller and any Person entitled to indemnification under this Section 8.10 shall cooperate in the defense of any litigation under this Section 8.10 and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 8.11 Deletion of Software. In the event that after the Closing Buyer becomes aware of any instance of any Software in its possession that is owned by or licensed to Seller or any of its Affiliates and that is not licensed to Buyer or the Acquired Companies, Buyer shall, and shall cause the Acquired Companies to, use its reasonable best efforts to delete such instances of the Software as soon as practicable.

Section 8.12 Wrong Pockets.

(a) During the twelve (12) month period following the Closing Date, if Buyer or Seller discovers that any:

(i) Excluded Asset was directly or indirectly transferred to Buyer (or held by the Acquired Companies) at Closing (each, a “Held Asset”), Buyer shall, and shall cause its Buyer Affiliates to use reasonable best efforts to (A) promptly assign and transfer all right, title and interest in such Held Asset to Seller or its designated assignee, and (B) pending such transfer, (x) hold in trust such Held Asset and provide to Seller or its designated assignee all of the benefits associated with the ownership of the Held Asset, and (y) cause such Held Asset to be used or retained as may be reasonably instructed by Seller; or

(ii) any Transferred Asset was not transferred to Buyer at Closing (each, an “Omitted Asset”), Seller shall, and shall cause its Affiliates to use reasonable best efforts to (A) promptly assign and transfer all right, title and interest in such Omitted Asset to Buyer or its designated assignee, and (B) pending such transfer, (x) hold in trust such Omitted Asset and provide to Buyer or its designated assignee all of the benefits associated with the ownership of the Omitted Asset, and (y) cause such Omitted Asset to be used or retained as may be reasonably instructed by Buyer.

(b) Buyer or Seller, as applicable, shall (and shall cause their Affiliates, as applicable, to) use reasonable best efforts to, in addition to the other actions set forth in Section 8.12(a)(i) and Section 8.12(a)(ii), promptly upon the request of the other party, (A) obtain all consents from Persons necessary or appropriate for the purposes of transferring, assigning and conveying such Held Asset or Omitted Asset (or part thereof), as applicable, or the relevant interests in them to the other party and (B) complete all such further acts or things as the other party may reasonably direct in order to transfer, assign and convey such Held Asset or Omitted Asset (or parts thereof), as applicable, or the relevant interests in them to the other party; provided that the transferring party and its Affiliates shall not be required to incur any out-of-pocket expense pursuant to this clause (b) which is not agreed to be paid or reimbursed by the transferring party or its Affiliates.

(c) In the event that, following the Closing, (i) Buyer or any Buyer Affiliate (including, for the avoidance of doubt, the Acquired Companies) receives any payment that is for the account of Seller or any of its Affiliates (excluding any Acquired Company) under a Shared Customer Contract that is unable to be transferred out of an Acquired Company as part of the Reorganization, Buyer shall promptly remit (or cause to be promptly remitted) such funds to Seller or an entity designated by Seller, net of any Tax incurred in connection with the receipt of such funds or required to be withheld on remittance or (ii) Seller or any Affiliate of Seller receives any payment that is for the account of Buyer or any Affiliate of Buyer under a Shared Customer Contract, in respect of the Business or otherwise according to the terms of this Agreement, Seller shall promptly remit (or cause to be promptly remitted) such funds to Buyer or an entity designated by Buyer.

(d) Buyer or the applicable Acquired Company shall forward any claim for an Excluded Liability to Seller after the Closing and Seller shall forward any claim for an Assumed Liability to Buyer after the Closing.

Section 8.13 Retained Current Liabilities. From and after the Closing, Seller shall use reasonable best efforts to pay when due all of the Seller Retained Current Liabilities on terms and at times consistent in all material respects with Seller’s past practice. From and after the Closing, Buyer shall use reasonable best efforts to pay when due all of the Buyer Retained Current Liabilities on terms and at times consistent in all material respects with the terms thereof.

Section 8.14 Real Estate Leases . The parties agree to take the actions set forth on Schedule 8.14 with respect to the real estate described thereon.

Section 8.15 Further Action.

(a) On the terms and subject to the conditions of this Agreement, Seller and Buyer (unless, with respect to, any action set forth in this Section 8.15, another standard of performance is provided for with respect to such action required by this Agreement) (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, and (ii) shall cooperate in good faith to facilitate an orderly Closing and transition.

(b) Each of Seller and Buyer shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the satisfaction of the conditions set forth in Article XI. From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates and Buyer Affiliates, respectively, to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party.

Section 8.16 Mutual Release.

(a) Effective as of the Closing, Seller does hereby, for itself and each of its Affiliates (other than the Acquired Companies) (each, a “Seller Releasing Party”), release and absolutely forever discharge each Acquired Company, Buyer and each of their respective Affiliates (each, a “Seller Released Party”) from and against all Seller Released Matters. For purposes of this Agreement, “Seller Released Matters” means any and all claims, demands, proceedings, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, primary or secondary, direct or indirect, absolute or contingent (“Claims”), that any Seller Releasing Party now has, or at any time previously had, or shall or may have in the future, as an owner of the Business or any of the Acquired Companies, or as a counterparty to any Contract with any Acquired Company or otherwise, in each case arising with respect to any matter occurring at or prior to the Closing; provided, that Seller Released Matters shall not include (x) any Claim arising out of or relating to this Agreement or any other Transaction Agreement or (y) any Claim unrelated to the Business and the Acquired Companies or the transaction contemplated by this Agreement or any other Transaction Agreement. It is the intention of Seller in providing this release to the Seller Released Parties, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Seller Released Matters and the final resolution by the applicable Seller Releasing Party and the Seller Released Parties of all Seller Released Matters.

(b) Effective as of the Closing, Buyer does hereby, for itself and each of the Acquired Companies and each Buyer Affiliate (each, a “Buyer Releasing Party”), release and absolutely forever discharge Seller and each of its Affiliates (other than the Acquired Companies) (each, a “Buyer Released Party”) from and against all Buyer Released Matters. For purposes of this Agreement, “Buyer Released Matters” means any and all Claims that any Buyer Releasing Party now has, or at any time previously had, or shall or may have in the future, as a Buyer Released Party, or as an owner of the Business, or as a counterparty to any Contract with any Buyer Released Party, or as Person managed or otherwise directed by any Buyer Released Party or otherwise, in each case arising with respect to any matter occurring at or prior to the Closing; provided, that Buyer Released Matters shall not include (x) any Claim arising out of or relating to this Agreement or any other Transaction Agreement or (y) any Claim unrelated to the Business and the Acquired Companies or the transaction contemplated by this Agreement or any other Transaction Agreement. It is the intention of the Buyer agreeing to the Buyer Releasing Parties providing this release to the Buyer Released Parties, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Buyer Released Matters and the final resolution by the applicable Buyer Releasing Party and the Buyer Released Parties of all Buyer Released Matters.

(c) Each party hereto hereby acknowledges and agrees that (other than as expressly set forth in Section 8.08) neither this Agreement nor any of the Transaction Agreement contains a provision preventing the Buyer and its Affiliates, on the one hand, or Seller and its Affiliates, on the other hand, from competing with the other and that the intent of Buyer and Seller is that Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall be free to compete with each other. From and after the Closing, Seller and each of its Subsidiaries shall not make any Claim against any Continuing Employee arising out of or related to the fact that the Continuing Employee used to be an employee, director, officer, agent or representative of Seller or its Subsidiaries, for so long as such Continuing Employee is employed by Buyer or one of its Affiliates, other than Claims (x) arising from or related to fraud, criminal conduct or misconduct related to employee relations or (y) pursuant to any Retained Restrictive Covenant Right.

Section 8.17 Credit Agreement Consent . Seller shall cause the Credit Agreement Consent, as in effect as of the date hereof and made available to Buyer, to be in full force and effect at the Closing. To the extent that the Credit Agreement Consent does not cause the following, then, prior to Closing, Seller and its Subsidiaries, as applicable, shall use reasonable best efforts to enter into (or cause their respective Affiliates to have entered into) such agreements and arrangements, as shall be reasonably necessary to cause, as of the Closing, in accordance with and as provided in the Credit Agreement, the following: (i) the Acquired Companies to be removed as parties to the Credit Agreement and all guarantee agreements, pledge or security instruments and all other loan documents in connection therewith (collectively with the Credit Agreement, the “Credit Agreement Loan Documents”), (ii) the Acquired Companies to be released from all liabilities in respect of the Credit Agreement Loan Documents, (iii) any equity interests in, and all assets of (after giving effect to the Reorganization), the Acquired Companies to be released as collateral in respect of the Credit Agreement Loan Documents and (iv) delivery to the Buyer at the Closing of all certificates representing outstanding equity interests of the Acquired Companies. Prior to the Closing, Seller shall provide the Buyer promptly upon written request with such information regarding such releases as shall be reasonably necessary to allow the Buyer to monitor the progress of such releases with respect to the Credit Agreement Loan Documents.

ARTICLE IX

EMPLOYEE MATTERS

Section 9.01 Employee Matters.

(a) Effective no later than immediately prior to the Closing, (i) the employment of each U.S. Business Employee, other than a Delayed Transfer Employee, that is not then already employed by an Acquired Company shall be transferred to an Acquired Company and (ii) the employment of each individual who is not a Business Employee and who is employed by an Acquired Company, and each Delayed Transfer Employee who is employed by an Acquired Company, shall be transferred from each such Acquired Company to Seller or one of its Affiliates (other than an Acquired Company). The parties understand and agree that Seller cannot cause a Business Employee to remain employed by Seller or any of its Affiliates or accept an offer to transfer as contemplated by clause (ii) and Seller shall not be considered to be in breach of this Agreement if a Person terminates his or her employment with Seller or any of its Affiliates or does not accept an offer to transfer as contemplated by clause (ii); provided, that Seller shall retain responsibility for all severance, termination, long service payments and other costs, liabilities and expenses arising from the termination of any Business Employee who rejects an employment transfer to an Acquired Company or the termination of any Person who is not a Business Employee but who is employed by an Acquired Company and who rejects an employment transfer to Seller or one of its Affiliates.

(b) As of the Closing Date, Buyer agrees to, or to cause an Affiliate of Buyer (including an Acquired Company) to, continue to employ all of the current Business Employees (including all such employees on vacation, leave or other authorized absence) who are not Delayed Transfer Employees or H.K. Business Employees (each such employee who continues employment, a “Continuing Employee”). Notwithstanding the foregoing, with respect to any U.S. Business Employee who is on a short-term or long-term disability leave of absence on the Closing Date (each, an “Inactive Employee”), from and after the Closing Date, Seller or one of its Affiliates (other than any Acquired Company) shall employ such Inactive Employee, and shall provide such Inactive Employee with disability coverage under an applicable employee benefit plan subject to the terms of such employee benefit plan and otherwise retain all Liabilities with respect to any Inactive Employee who returns to active employment with Navigant or one of its Affiliates and accepts an offer of employment, if made by Seller in its sole and absolute discretion and with Buyer’s written consent, to remain an employee of Seller or one of its Affiliates; provided that if an Inactive Employee returns to active service within nine (9) months following the Closing Date or at such other later time as required by applicable Law, Buyer or one of its Affiliates shall make an offer of employment to such Inactive Employee. For the avoidance of doubt, Seller and its Affiliates (other than any Acquired Company) shall retain all Liabilities with respect to benefits provided to Inactive Employees under any Seller Benefit Plan, including any Liabilities for disability coverage provided pursuant to this Section 9.01(b). Upon accepting such an offer of employment pursuant to this Section 9.01(b), such Inactive Employee shall become a Continuing Employee.

(c) Thoreau Consulting Hong Kong shall offer employment to each current H.K. Business Employee not less than seven (7) days before the Closing Date and such offer shall be in compliance with the requirements of Hong Kong Laws. Each H.K. Business Employee who accepts such offer, becomes an employee of Thoreau Consulting Hong Kong, and actually performs services for Thoreau Consulting Hong Kong, in each case in connection with the transactions contemplated by this Agreement, shall also be a Continuing Employee.

(d) Buyer shall, or shall cause an Affiliate of Buyer (including any of the Acquired Companies) to offer employment to each Delayed Transfer Employee on terms and conditions consistent with this Section 9.01 effective as of the Delayed Transfer Date. The written offer of employment shall be made to each Delayed Transfer Employee no later than fifteen (15) Business Days prior to the Delayed Transfer Date. The form and substance of the written offers of employments contemplated by this Section 9.01(d) shall be subject to the prior review and reasonable approval of Seller, which shall not be unreasonably withheld, conditioned or delayed. Such offers of employment contemplated by this Section 9.01(d) shall be delivered to Seller no later than ten (10) Business Days prior to the date on which the offers of employment are distributed to each Delayed Transfer Employee. Each Delayed Transfer Employee who accepts such offer, becomes an employee of Buyer or one of its Affiliates, and actually performs services for Buyer or one of its Affiliates, in each case in connection with the transactions contemplated in this Agreement, shall also be a Continuing Employee.

(e) For a period of at least twelve (12) months following the Closing Date or, if earlier, the date of termination of the relevant Continuing Employee (the “Continuation Period”), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Continuing Employee with (i) a base salary or base wage rate, as applicable, that is no less than the base salary or base wage rate as in effect immediately prior to the Closing, (ii) target annual cash incentive compensation opportunities (excluding any employee loan, signing bonus, retention bonus or similar arrangements) that are no less than the cash incentive compensation opportunities as in effect immediately prior to the Closing, (iii) severance payments and benefits that are no less than the severance payments and benefits set forth on Schedule 9.01(e), and (iv) employee benefits (other than severance, employee loan, signing bonus, retention bonus and equity or equity-based incentive opportunities) that, in the aggregate, are substantially comparable to or more favorable than benefits (other than severance, employee loan, signing bonus, retention bonus and equity or equity-based incentive opportunities) provided immediately prior to the Closing. Notwithstanding any provision herein to the contrary, neither Buyer nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee or any other Person for any specific period of time following the Closing Date, subject to applicable Law.

(f) Effective as of the Closing Date, except as otherwise specifically provided in this Agreement or as required by applicable Law, (i) all Continuing Employees shall cease any participation in, and any benefit accrual under, and shall not be entitled to make contributions under any Seller Benefit Plan, and (ii) all Persons who are not Continuing Employees or their eligible dependents or beneficiaries shall cease any participation in, and any benefit accrual under, and shall not be entitled to make contributions under any Assumed Benefit Plan. Effective as of the Closing, Seller and its Affiliates (other than any Acquired Company) shall assume and retain the sponsorship of and be solely responsible for any and all Liabilities relating to or at any time arising under or in connection with any Seller Benefit Plan or any other benefit or compensation plan, program, agreement, Contract, policy or arrangement of any kind maintained, sponsored or contributed or required to be contributed to by Seller or any of its Affiliates (including any Acquired Company) or with respect to which any of them has any Liability, in each case, other than any Assumed Benefit Plan. Seller and its Affiliates (other than any Acquired Company) shall be solely responsible for all Liabilities under Section 4980B of the Code with respect to any Business Employees who do not become Continuing Employees and their dependents who are “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9), if any.

(g) To the extent that service is relevant for purposes of eligibility, benefit accrual and vesting (including, in order to calculate the amount of any paid time off and leave balance (including vacation and sick days), gratuities, severance and similar benefits), except, unless required by applicable Law, not for purposes of defined benefit pension benefit accruals or for any purpose under any equity or equity-based compensation or benefit plan other than to determine whether a Continuing Employee is eligible for retirement treatment (if any such plans contain such a provision) under any employee benefit plan, program or arrangement established or maintained by Buyer or any of its Affiliates for the benefit of the Continuing Employees (the “Buyer Plans”) following the Closing Date, such Buyer Plan shall credit such Business Employees for service earned on and prior to the Closing Date with Thoreau Holdco, Seller, any of their respective Affiliates and any of their predecessors in addition to service earned with Buyer or any of Buyer’s Affiliates after the Closing Date; provided, however, that such service shall not be recognized to the extent that (i) doing so would result in a duplication of benefits or compensation or (ii) such service was not recognized for the same purpose under the corresponding Employee Benefit Plans.

(h) Following the Closing Date, for the plan year in which the Closing occurs Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to waive any waiting periods and actively at work or evidence of insurability requirements and any limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of Continuing Employees and their eligible dependents under any Buyer Plan that is a welfare plan to the extent such waiting periods, requirements and limitations were not applicable or had been satisfied under the corresponding Employee Benefit Plan prior to the Closing. Buyer shall, or shall cause its Affiliates to, maintain or establish, benefit plans that provide for health and welfare benefits and in which the Continuing Employees shall be eligible to participate as of the Closing Date, subject to satisfaction of eligibility provisions and after taking into account Section 9.01(g) and the first sentence in this Section 9.01(h); provided, however, that Continuing Employees shall be able to participate in Seller Benefit Plans that provide health and welfare benefits following the Closing to the extent permitted under such Seller Benefit Plans as in effect on the date hereof until the first day of the month immediately following the month in which the Closing occurs. Following the Closing Date, Buyer shall recognize, or shall cause its Affiliates to also recognize, for purposes of annual deductible and out of pocket limits under its Buyer Plans providing health benefits, deductible, coinsurance, copayments and out of pocket expenses paid by such Continuing Employees and their respective dependents under such Buyer Plans in the calendar year in which the Closing Date occurs to the extent such Continuing Employees participate in any such Buyer Plans in such same calendar year.

(i) For the Continuation Period, Buyer shall, or shall cause its Affiliates to, continue paid-time off programs for the benefit of Continuing Employees that are at least as favorable as the paid-time off programs made available to the Continuing Employees immediately prior to the Closing Date. Buyer shall, or shall cause its Affiliates to, recognize and provide all accrued but unused paid-time off of each such Continuing Employee as of the Closing Date to the extent such accrued but unused paid-time off is reflected in Closing Net Working Capital. Except as required by applicable Law, neither Seller nor its Affiliates shall have any obligation or Liability to pay or provide any payments in respect of paid-time off for Continuing Employees on or after the Closing Date.

(j) Buyer shall, or shall cause its Affiliates to, establish or maintain a cafeteria plan that includes a healthcare flexible spending account program and a dependent care flexible spending account program as of the Closing (the “Buyer FSA”) for the benefit of each Continuing Employee who is a U.S. Business Employee who, in the portion of the calendar year on or prior to the Closing Date, contributed to the corresponding Employee Benefit Plan (the “Seller FSA,” and such Continuing Employees who are U.S. Business Employees who contributed to the Seller FSA, the “FSA Participants”). Seller shall provide to Buyer as soon as administratively feasible following the Closing Date (but in no event later than seven (7) Business Days after the Closing Date), a schedule setting forth a list of the FSA Participants, the amount each FSA Participant has elected to contribute to the Seller FSA for the plan year in which the Closing occurs, and the amount reimbursed by the Seller FSA to the FSA Participant (or eligible dependent) during such plan year prior to the Closing Date. As of the Closing Date, Buyer or its Affiliate shall cause the balance of each FSA Participant’s account(s) under the Buyer FSA to be equal to the FSA Participant’s balance in the applicable healthcare spending account program and/or dependent care flexible spending account program under the Seller FSA. If the aggregate amount withheld from FSA Participants’ compensation under the Seller FSA for the plan year in which the Closing occurs exceeds the aggregate amount of reimbursements paid to FSA Participants prior to the Closing Date under the Seller FSA for such plan year, Seller shall transfer (or cause to be transferred) to Buyer within thirty (30) days after the Closing Date a cash payment equal to such excess, if any. If the aggregate amount of reimbursements paid to FSA Participants under the Seller FSA prior to the Closing Date for the plan year in which the Closing occurs exceeds the aggregate amount withheld prior to the Closing Date from the FSA Participants’ compensation under the Seller FSA for such plan year, Buyer shall transfer to Seller within thirty (30) days after the Closing Date a cash payment equal to such excess, if any. Buyer agrees to cause the Buyer FSA to honor, and continue through the end of the plan year in which the Closing Date occurs, the elections made by FSA Participants under the Seller FSA in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date. Buyer shall assume and be solely responsible for all eligible claims for reimbursement by FSA Participants, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Buyer FSA. Notwithstanding the foregoing, no Business Employee who does not become a Continuing Employee who elects COBRA continuation coverage with respect to such person’s flexible spending account under the Seller FSA shall be considered an FSA Participant and Buyer shall not be required to assume such Continuing Employee’s account balance(s) under the Seller FSA pursuant to this Section 9.01(j).

(k) Buyer shall, or shall cause its Affiliates to, maintain or establish, a defined contribution plan that is intended to be tax-qualified (the “Buyer 401(k) Plan”) and in which the Continuing U.S. Employees shall be eligible to participate as of the Closing Date, subject to satisfaction of eligibility provisions and after taking into account Section 9.01(g). Buyer shall cause the Buyer 401(k) Plan to accept a rollover elected by a Continuing U.S. Employee from any tax-qualified plan maintained by Seller or any of its Affiliates (other than the Acquired Companies) to the extent consisting of cash or notes relating to plan participant loans in a direct rollover to the Buyer 401(k) Plan.

(l) Except as required by applicable Law or as otherwise required by the terms of this Agreement or the Transaction Agreements, from the date of this Agreement through the earlier to occur of the Closing or the valid termination of this Agreement, unless Seller otherwise consents in advance in writing (with such consent not to be unreasonably withheld and with such consent to be provided if Seller would not incur any liability in connection with any of the following), Buyer shall, and shall cause its Affiliates to, refrain from taking any of the following actions if such action would reasonably be expected to, individually or in combination with any other such payment, constitute an excess parachute payment with respect to any Business Employee: (i) establish, adopt, enter into or amend or promise to establish, adopt, enter into or amend any Specified Employee Management Arrangement (or any other employee benefit plan that would be a Specified Employee Management Arrangement if in effect on the date hereof), (ii) take any action to accelerate the payment, funding, right to payment or vesting of, or increase or promise to increase, the compensation or benefits of any Business Employee, (iii) pay or provide to any Business Employee any increased compensation or benefits, (iv) loan or advance any money or other property to any Business Employees, or (v) grant any equity or equity-based awards to any Business Employee. From the date of this Agreement through the earlier to occur of the Closing or the valid termination of this Agreement, Buyer shall not, and shall cause its Affiliates not to, enter into any Contract with any Business Employee that (A) provides for the payment of compensation or the provision of benefits or includes any obligations, in each case, that is not conditioned upon the occurrence of the Closing or (B) does not terminate immediately following the termination of this Agreement without any penalty to the Business Employee party thereto.

(m) Buyer shall be responsible for all Liabilities or obligations under the WARN Act resulting from the Closing or from Buyer’s or its Affiliates’ actions or omissions following the Closing with respect to or involving Continuing Employees.

(n) As of the Closing Date, Buyer will assume, cause its Affiliate to assume, or reimburse Seller for, all Liabilities and obligations relating to compensation and benefits under any state workers’ compensation or similar Law payable following the Closing Date to or with respect to any current or former Continuing Employee who was providing services in support of the Business on the date the claim arose or the incident on which the claim is based occurred.

(o) For a period of one (1) year following the Closing, Seller and its Subsidiaries shall not employ any Business Employee who does not become a Continuing Employee without the prior written consent of Buyer.

(p) The provisions of this Section 9.01 are for the sole benefit of the parties to this Agreement and nothing in this Section 9.01, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of Seller, the Acquired Companies or any of their Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including any third-party beneficiary rights). Nothing in this Section 9.01 shall (i) constitute or be deemed to constitute the establishment, adoption or amendment of any Employee Benefit Plan or any other benefit or compensation plan, program, policy, Contract, agreement or other arrangement, or (ii) limit the ability of Buyer or any of its Affiliates (including, following the Closing, any Acquired Company) from amending, modifying or terminating any Assumed Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement or Contract at any time assumed, established, sponsored or maintained by any of them.

ARTICLE X

TAX MATTERS

Section 10.01 Liability for Taxes.

(a) From and after the Closing, Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses resulting from (i) Excluded Taxes, (ii) Taxes imposed on the Acquired Companies for any taxable year or period that ends on or before the Closing Date, and with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including Taxes arising with respect to the Reorganization), (iii) Taxes imposed on any member of an Affiliated Group of which any Acquired Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of Law), (iv) Taxes of any Person imposed on any Acquired Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring prior to the Closing, (v) Taxes imposed on Buyer (or any direct or indirect owner of Buyer) under Sections 951(a), 951A or 965 of the Code with respect to any transaction effected or investment made prior to the Closing relating to the Acquired Companies, and (vi) reasonable out-of-pocket and third-party costs and expenses associated with preparing, defending and filing any Tax Return with respect to any taxable year or period that ends on or before the Closing Date, and with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, that Seller shall not be liable for or pay, and shall not indemnify Buyer from and against, any (A) any Assumed Taxes, (B) without duplication of (a), any Taxes to the extent taken into account as a liability for Taxes in clause (f) of the Final Closing Indebtedness or (C) any Taxes imposed on the Acquired Companies as a result of transactions outside the ordinary course of business occurring after the Closing on the Closing Date.

(b) Seller shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, that are received by Buyer or its Affiliates after the Closing Date to the extent attributable to Taxes that were paid by or on behalf of the Acquired Companies prior to the Closing or are Taxes for which Seller has fully indemnified Buyer pursuant to Section 10.01(a), except to the extent such refund is attributable to the carryback of a Tax attribute (including a net operating loss, net capital loss, credit, or similar Tax items) arising in a Tax period beginning after the Closing Date or the portion of a Straddle Period that begins after the Closing Date. Any such refunds received by Buyer or its Affiliates shall be promptly, and in any event within thirty (30) days of the receipt of such refund, paid over to Seller (less out-of-pocket expenses incurred in connection with obtaining such refund and less any Taxes incurred in connection with the receipt of such refund or required to be withheld on payment).

(c) For purposes of determining liability for Taxes of the Acquired Companies for the portion of a Straddle Period that ends on or before the Closing Date and the portion of a Straddle Period that begins after the Closing Date, the determination shall be made by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Acquired Companies for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the Closing Date; provided, however, that, in each case, (i) transactions occurring after the Closing on the Closing Date that are outside the ordinary course of business shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (ii) Taxes, exemptions, allowances or deductions that are calculated on an annual or other periodic basis, such as property Tax and depreciation deductions (but excluding for the avoidance of doubt any Taxes based on or measured by income, gross or net sales, payments, receipts, use, or payroll), shall be apportioned between such two (2) taxable years or periods on a daily basis.

(d) Notwithstanding anything to contrary in this Agreement, Buyer shall be liable for fifty percent (50%), and Seller shall be liable for the remaining fifty percent (50%), of any sales Tax, use Tax, real property transfer Tax, excise Tax, value-added Tax, documentary stamp Tax or similar Tax (“Transfer Tax”) attributable to the sale or transfer of the Acquired Companies, the Business, the Transferred Assets or the Assumed Liabilities (excluding, for the avoidance of doubt, any income, franchises, capital gains and similar Taxes based on income or gain). The parties hereto agree to timely sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, such Taxes. For the avoidance of doubt, Seller shall be liable for any Transfer Tax attributable to the Reorganization.

Section 10.02 Tax Returns.

(a) Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Acquired Companies on a combined, consolidated or unitary basis with Seller or any Affiliate thereof (other than an Acquired Company). All Tax Returns that Seller is required to file or cause to be filed in accordance with this Section 10.02 that relate to any taxable year or period ending on or before the Closing Date or any Straddle Period shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods, except to the extent required by applicable Law. Seller shall timely remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(b) Buyer shall timely to file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns required to be filed after the Closing Date by or with respect to the Acquired Companies that relate to any taxable year or period ending on or before the Closing Date or any Straddle Period. Buyer shall timely remit or cause to be remitted any Taxes due in respect of such Tax Returns to the extent such Taxes were included as a Liability for Taxes in clause (f) of the Final Closing Indebtedness or are Taxes for which Seller has fully indemnified Buyer pursuant to Section 10.01(a). All such Tax Returns shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods, in each case except to the extent required by applicable Law. With respect to any such Tax Return to be filed by Buyer that is an income Tax Return, not less than twenty (20) days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within twenty (20) days following the Closing Date, as promptly as practicable following the Closing Date), Buyer shall provide Seller with a draft copy of such Tax Return for Seller’s approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided that if such Tax Return has not been approved by Seller prior to its due date, such Tax Return shall be timely filed as prepared by Buyer, subject to later amendment to reflect the agreed filing positions.

(c) Without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), and except as required by applicable Law, none of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Acquired Companies to) make or change any Tax election, amend, refile or otherwise modify any Tax Return (or grant an extension of any statute of limitations with respect to a material Tax Return) relating in whole or in part to the Acquired Companies with respect to any taxable year or period (or portion thereof) ending on or before the Closing Date to the extent such action would (i) affect the Tax Liabilities for which Seller is liable pursuant to Section 10.01(a) or (ii) increase any Tax liability of Seller or any of its Affiliates in respect of any taxable year or period (or portion thereof) ending on or before the Closing Date.

Section 10.03 Contest Provisions. Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates or any of the Acquired Companies of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which would affect the Tax Liabilities for which Seller is liable pursuant to Section 10.01(a) (a “Pre-Closing Tax Contest”); provided, however, that failure to provide such notice shall not void any indemnity hereunder except to the extent Seller is actually prejudiced by such failure. Seller shall have the right to elect, within thirty (30) days of receipt of written notice, to represent the Acquired Companies’ interests in any such Tax audit or administrative or court proceeding conducted on a combined, consolidated or unitary basis with Seller or solely relating to taxable periods ending on or before the Closing Date the resolution of which is not reasonably expected to affect any Taxes or Tax position in any Tax period beginning on or after the Closing Date and for which Seller is liable pursuant to Section 10.01(a), and to employ counsel of its choice at its expense; provided that Buyer shall have the right to participate in any such audit or proceeding with respect to Taxes imposed on the Acquired Companies, the Transferred Assets or the Business (except to the extent that such audit or proceeding is with respect to U.S. federal or state income Taxes imposed or calculated on a combined, consolidated or unitary basis with Seller or any of its Affiliates) and Seller shall (a) keep Buyer informed of the progress of any such audit or proceeding in a timely manner, (b) promptly provide Buyer with copies of all material correspondence or other material documents relating to such audit or proceeding, (c) promptly provide notice to Buyer of any material scheduled meetings (whether telephonic or in person) with any Taxing Authority relating to such audit or proceeding, and (d) not settle any such audit or proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, to the extent such settlement could reasonably be expected to affect any Taxes or Tax position of the Buyer or its Affiliates (including the Acquired Companies) in any Taxable year or period (or portion thereof) ending after the Closing Date. If Seller does not or cannot elect to control a Pre-Closing Tax Contest, Buyer shall control such proceeding and Seller shall have the rights of the non-controlling party, mutatis mutandis. In the case of any such audit or proceeding of an Acquired Company for a Straddle Period, Seller shall be entitled to elect to participate at its expense in such audit or proceeding with respect to the portion of such Straddle Period ending on or before the Closing Date for which Seller is liable pursuant to
Section 10.01(a). None of Buyer, any of its Affiliates or the Acquired Companies may settle any such audit or proceeding with respect to the portion of such audit or proceeding relating to Taxes for which Seller is liable pursuant to
Section 10.01(a), without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed.

Section 10.04 Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall, and shall cause its controlled Affiliates to use reasonable commercial efforts to:

(a) provide the other party any information relating to the Acquired Companies, the Business or the Transferred Assets within its possession that is reasonably necessary for such other party to prepare any Tax Returns relating to the Acquired Companies, the Business or the Transferred Assets which such other party is responsible for preparing and filing;

(b) reasonably cooperate in preparing for any audits of, or disputes with Tax Authorities regarding, any Tax Returns to the extent relating to the Acquired Companies, the Business or the Transferred Assets;

(c) make available to the other and to any Tax Authority as reasonably requested all information, records and documents (other than Excluded Books and Records) relating to Taxes of the Acquired Companies, the Business or the Transferred Assets within its possession; and

(d) furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request relating solely to the Acquired Companies, the Business or the Transferred Assets with respect to any taxable period for which the other may have liability under this Agreement;

(e) with respect to Buyer and its Affiliates, reasonably cooperate in the preparation and reporting of financial statements or regulatory filings of Seller and its Representatives, including affording or causing to be afforded to Seller and its Representatives reasonable access, upon reasonable notice during normal business hours, to such personnel, properties, books, Contracts, commitments, Tax Returns, records and financial, operating and other data of the Acquired Companies or of the Business as Seller may reasonably request in furtherance of the foregoing; and

(f) timely provide the other powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Article X, in each of Section 10.04 (a)-(d), at the requesting party’s expense.

Section 10.05 Election Under 336(e).

(a) Navigant Consulting (PI-NY) Inc., PACE Claim Services, LLC, and Seller make timely and irrevocable elections under Section 336(e) of the Code (and under similar provisions of state or local law) with respect to Buyer’s acquisition of the Equity Securities of Navigant Consulting (PI-NY) Inc. and PACE Claim Services, LLC under this Agreement (collectively, the “Section 336(e) Elections”). This Agreement shall be treated as a written binding agreement among Navigant Consulting (PI-NY) Inc., PACE Claim Services, LLC and Seller to make the Section 336(e) Elections, as required under Section 1.336-2(h)(3)(i) of the Treasury Regulations. The parties further agree that:

(b) Buyer shall cause each of Navigant Consulting (PI-NY) Inc. and PACE Claim Services, LLC to prepare the statement described in Section 1.336-2(h)(3)(iii) of the Treasury Regulations (collectively, the “Section 336(e) Election Statements”), which shall be substantially in the form of Exhibit I. Navigant Consulting (PI-NY) Inc., PACE Claim Services, LLC and Seller shall cooperate with Buyer in connection with the Section 336(e) Election (including the preparation of the Section 336(e) Election Statement), and shall not take, or fail to take, any action that could cause the Section 336(e) election to be invalid or take any position contrary thereto unless required pursuant to a determination as defined in Section 1313(a) of the Code.

(c) Each of Navigant Consulting (PI-NY) Inc. and PACE Claim Services, LLC shall attach the applicable Section 336(e) Election Statement to its timely filed (including extensions) federal income Tax Return for the taxable period that includes the Closing Date.

Section 10.06 Election Under Section 338(g). Prior to Closing, Seller will (and will cause the Acquired Companies to) work together with Buyer in good faith to jointly and reasonably estimate and ultimately agree upon the incremental Tax costs that would be incurred by Seller, if any, if Buyer makes or causes or permits to be made any election under Section 338(g) of the Code or under any applicable similar provision of state or foreign law with respect to the acquisition of any Acquired Company that is not a domestic corporation for U.S. federal income Tax purposes under this Agreement. If Buyer determines to make any such election, upon the making of such election, Buyer shall promptly remit to Seller an amount of cash equal to the incremental Tax costs determined in accordance with the preceding sentence. In the event Seller and Buyer cannot agree on the amount of incremental Tax costs that would be incurred by Seller, then prior to the making of any such election, Buyer and Seller shall submit such dispute to the Independent Accounting Firm, which dispute shall be resolved within six months of the Closing Date pursuant to the procedures set forth in Section 2.06(e) and (f).

Section 10.07 Tax Sharing Agreements. Notwithstanding anything to the contrary contained herein, Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to (i) terminate, prior to or concurrently with the Closing, all Tax allocation agreements, Tax sharing agreements, or similar contracts or arrangements to which any Acquired Company is a party, and (ii) ensure that the obligations of the parties under any such agreements shall not remain in effect after the Closing.

Section 10.08 Wage Reporting. Buyers and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting as applicable.

ARTICLE XI

CONDITIONS TO CLOSING AND RELATED MATTERS

Section 11.01 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller in its sole discretion, at the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Buyer contained in Section 6.01 shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at the Closing, (ii) the other representations and warranties of Buyer contained in Article VI shall be true and correct (without giving effect to any limitations as to materiality or Buyer Material Adverse Effect set forth therein) as of the date hereof and as of the Closing as if made at the Closing (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct have not had and would not reasonably be expected to have a Buyer Material Adverse Effect, (iii) the covenants contained in this Agreement to be complied with by Buyer at or before the Closing shall have been complied with in all material respects and (iv) Seller shall have received a certificate of Buyer dated as of the Closing Date to such effect signed by a duly authorized executive officer of Buyer.

(b) Approvals of Governmental Authorities. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c) No Legal Restraints. There shall be no Governmental Order in effect that prevents, makes illegal or prohibits the purchase and sale of the Equity Interests (other than NCA Equity Interests) or the Closing.

(d) Other Agreements. Buyer shall have executed and delivered, or caused to be executed and delivered, to Seller each of the other Transaction Agreements to which Buyer or any of its applicable Affiliates is a party. The Credit Agreement Consent shall be in full force and effect.

(e) Reorganization. The Reorganization shall have been completed.

Section 11.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Buyer in its sole discretion, at the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Seller contained in Section 4.01, Section 5.01(a) and (b), Section 5.02 and Section 5.18 (the “Fundamental Representations”), shall be true and correct in all material respects as of the date hereof and as of Closing as if made at the Closing, (ii) the representation and warranties set forth in Section 5.04(b) shall be true and correct in all respects as of Closing as if made at the Closing, (iii) the other representations and warranties of Seller contained in Article IV and Article V shall be true and correct (without giving effect to any limitations as to materiality or Company Material Adverse Effect qualifications set forth therein, other than any Listing Representation and any use of the defined terms “Material Contract”, “Material Customer” or “Material Project”) as of the date hereof and as of the Closing as if made at the Closing (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had a Company Material Adverse Effect, (iv) the covenants contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects and (v) Buyer shall have received a certificate of Seller dated as of the Closing Date to such effect signed by a duly authorized executive officer of Seller.

(b) Approvals of Governmental Authorities. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c) No Governmental Order. There shall be no Governmental Order in effect that prevents, makes illegal or prohibits the purchase and sale of the Equity Interests (other than NCA Equity Interests) or the Closing.

(d) Other Agreements. Seller shall have executed and delivered, or caused to be executed and delivered, to Buyer each of the other Transaction Agreements to which Seller or any of its applicable Subsidiaries (including the Acquired Companies) is a party. The Credit Agreement Consent shall be in full force and effect.

(e) No Company Material Adverse Effect. There shall not have occurred since the date of this Agreement any Company Material Adverse Effect.

(f) Reorganization. The Reorganization shall have been completed.

Section 11.03 Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply with its obligations under this Agreement.

ARTICLE XII

TERMINATION AND WAIVER

Section 12.01 Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer if the Closing shall not have occurred prior to the date that is one hundred twenty (120) days from the date of this Agreement (the “Outside Date”) or such later date as the parties may mutually agree in writing; provided, that the right to terminate this Agreement under this Section 12.01(b) shall not be available to any party whose failure to take any action required to fulfill any of such party’s (or such party’s Affiliates’) obligations under this Agreement shall have been the primary cause of the failure of the Closing to occur prior to the Outside Date;

(c) by either Seller or Buyer in the event of the issuance of a final, nonappealable Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement; provided, that the party seeking to terminate this Agreement pursuant to this Section 12.01(c) shall have acted in good faith and performed in all material respects its obligations under this Agreement;

(d) by Buyer in the event there has occurred any breach by Seller of any of Seller’s covenants, agreements, representations or warranties contained herein that would be reasonably expected to result in the conditions to Closing set forth in Section 11.02 not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, Seller shall have failed to cure such breach within sixty (60) days after receipt of written notice thereof from Buyer requesting such breach to be cured; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 12.01(d) if Buyer is then in breach of this Agreement in any material respect, which material breach causes or would reasonably be expected to cause, the conditions in Section 11.01 not to be satisfied at the time the Closing would otherwise be required to occur hereunder;

(e) by Seller in the event there has occurred any breach by Buyer of any of Buyer’s covenants, agreements, representations or warranties contained herein that would be reasonably expected to result in the conditions to Closing set forth in Section 11.01 not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, Buyer shall have failed to cure such breach within sixty (60) days after receipt of written notice thereof from Seller requesting such breach be cured; provided, however, that Seller may not terminate this Agreement pursuant to this Section 12.01(e) if Seller is then in breach of this Agreement in any material respect, which material breach causes or would reasonably be expected to cause, the conditions in Section 11.02 not to be satisfied at the time of Closing; or

(f) by Seller in the event (i) the conditions set forth in Section 11.02 shall have been satisfied or, to the extent permitted, waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied if the Closing were to immediately occur) and Buyer fails to consummate the Closing on the date the Closing was to have occurred pursuant to Section 3.01), (ii) Seller has irrevocably confirmed by written notice to Buyer that all conditions set forth in Article 11.01 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be satisfied if the Closing were to immediately occur) or waived (to the extent such waiver is permitted under Applicable Law) and that if the Debt Financing and the Equity Financing are funded, the Closing will occur, and (iii) Buyer fails to consummate the Closing within three (3) Business Days following the date on which the Closing was required to occur pursuant to Section 3.01 (it being understood that the conditions to the obligations of Buyer to consummate the Closing set forth in Section 11.02 shall remain satisfied or waived at the close of business on such third Business Day, and during such time, Buyer shall not be entitled to terminate this Agreement pursuant to Section 12.01(b)).

Section 12.02 Notice of Termination. Any party exercising its right to terminate this Agreement pursuant to Section 12.01 shall do so by written notice of such termination to the other party to this Agreement.

Section 12.03 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 12.01, this Agreement shall thereafter become null and void and there shall be no liability on the part of any party to this Agreement or any of such party’s Affiliates, except Section 8.03 (Confidentiality), this Section 12.03 (Effect of Termination), the last sentence of Section 7.03(b), the definitions set forth in Section 1.01 and Article XIV (General Provisions), Buyer’s payment obligations with respect to Section 8.14 (Real Estate Leases), and Buyer’s payment obligations in accordance with Section 8.09(e), shall survive the termination of this Agreement; provided, that nothing in this Section 12.03(a) shall relieve either Seller or Buyer from Liability for such party’s fraud in the making of the representations, warranties, covenants and agreements under this Agreement or willful, knowing and intentional breach of this Agreement (by action, omission or otherwise).

(b) In the event this Agreement is validly terminated by Seller pursuant to Section 12.01(e) or Section 12.01(f), then no later than two (2) Business Days after such termination, Seller shall have the right to require Buyer to pay (or cause to be paid) to Seller as liquidated damages in connection with any such termination, an amount equal to $28,200,000 (the “Termination Fee”) which Termination Fee, if paid, shall be the sole and exclusive remedy of the Seller and its Affiliates for any breach or failure to perform by the Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement; provided, that on and following the date that is one hundred twenty (120) days after a termination of this Agreement pursuant to this Section 12.03 (the “Cutoff Date”), none of Seller or any other Person shall have any right to seek or obtain the Termination Fee unless prior to the Cutoff Date, Seller shall have commenced an Action against Buyer alleging that the Termination Fee is due and owing.

(c) Notwithstanding anything to the contrary in this Agreement, to the extent that Seller has terminated this Agreement, elected to receive the Termination Fee in writing and actually received the Termination Fee, receipt of such Termination Fee shall be deemed to be liquidated damages for any and all Losses or damages suffered or incurred by Seller, the Acquired Companies or any other Person in connection with this Agreement, the other Transaction Documents, the Financing Commitments (and the termination hereof or thereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of the Seller, the Acquired Companies or any other Person shall be entitled to bring or maintain any claim or Action against Buyer, the Debt Financing Sources, the Guarantors, the Equity Financing Sources or any of their respective Affiliates arising out of, or in connection with, this Agreement, the other Transaction Documents, the Financing Commitments (and the terms hereof and thereof), any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof). Notwithstanding anything to the contrary in this Agreement, the Equity Commitment Letter, any other agreement or otherwise, and subject to Seller’s right to seek specific performance pursuant to, and solely to the extent provided in Section 14.14, (i) Seller’s right to terminate this Agreement and receive payment of the Termination Fee pursuant to this Section 12.03 will be the sole and exclusive remedy of Seller, the Acquired Companies and their respective Affiliates against Buyer, the Debt Financing Sources, the Equity Financing Sources or any of their respective Affiliates for the failure of the transactions contemplated by this Agreement to be consummated in the circumstances, and only in the circumstances described in Section 12.01(e) or Section 12.01(f) and this Section 12.03, and upon such termination and payment to Seller of the Termination Fee, none of Buyer, the Debt Financing Sources, the Equity Financing Sources or any of their respective Affiliates will have any further Liability or obligation relating to or arising out of this Agreement, the other Transaction Documents, the Financing Commitments, the transactions contemplated by this Agreement or the Transaction Agreements, any breach of this Agreement or the other Transaction Documents or any failure of such transactions to be consummated, in each case whether based on contract (including under this Agreement or otherwise), tort or strict liability, by the enforcement of any assessment, by any Action, by virtue of any Law or otherwise and whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a party hereto or another Person, or otherwise; and (ii) in connection with any Losses suffered as a result of any breach (including, for the avoidance of doubt, any willful, knowing or intentional breach) of any representation, warranty, covenant, obligation or agreement in this Agreement by Buyer, or the failure of the transactions contemplated by this Agreement or the Transaction Agreements to be consummated, or otherwise relating to or arising out of this Agreement, the other Transaction Documents, the Financing Commitments, the transactions contemplated by this Agreement or the Transaction Agreements, in each case, other than in the circumstances described in clause (i) immediately above, the maximum aggregate liability of Buyer (or the Equity Financing Sources) (including in respect of any damages award in lieu of a grant of specific performance and Buyer’s payment obligations under Sections 8.14 and 8.09(e)) will not exceed the amount of the Termination Fee; and in no event will any of Seller, the Acquired Companies or any of their respective Affiliates or any other Person (and each of them agrees to not), (x) seek to recover any money damages in excess of such amount or (y) seek to recover monetary damages from Buyer, the Debt Financing Sources, or any of their respective Affiliates (other than against Buyer or in accordance with the Guaranty for payment of such amounts) and in no event will any of Seller, the Acquired Companies or any of their respective Affiliates or any other Person (and each of them agrees to not) seek to recover any damages from the Debt Financing Sources in connection with any such termination or Losses. For the avoidance of doubt, in no event shall Buyer be obligated to pay both the Termination Fee and any monetary damages (including in respect of any damages awarded in lieu of a grant of specific performance) pursuant to this Section 12.03 (which damages in no event shall exceed the Termination Fee) or otherwise in connection with the termination of this Agreement for any reason. Each of the parties to this Agreement further acknowledges and agrees that the damages resulting from termination of this Agreement under circumstances where the Termination Fee is payable are uncertain and therefore the payment by Buyer of the Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that are designed to compensate Seller in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision (Buyer agrees the foregoing sentence shall not in any way limit Seller’s rights to specific performance). Notwithstanding anything herein to the contrary, (i) the Seller may simultaneously pursue (a) a grant of specific performance pursuant to Section 14.14 and (b) payment of the Termination Fee pursuant to Section 12.03(b); provided, that in no event shall Seller be entitled to receive both a grant of specific performance and payment of the Termination Fee, (ii) the Buyer may elect at any time and in its sole discretion to consummate the Closing after receipt of written notice of termination in lieu of paying the Termination Fee and (iii) in no event shall the Termination Fee or any portion thereof be paid on more than one occasion, whether by Buyer or on behalf of Buyer.

Section 12.04 Extension; Waiver. At any time prior to the Closing, each of Seller and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument, schedule or other document delivered pursuant to this Agreement or (c) to the extent permitted by Law, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Neither the waiver by either of the parties to this Agreement of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the parties to this Agreement, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

ARTICLE XIII

INDEMNIFICATION

Section 13.01 Indemnification by Seller.

(a) After the Closing and subject to Article X, the other provisions of this Article XIII and Section 14.01, Seller shall indemnify and hold harmless Buyer, and its Affiliates and each of their officers, directors, managers, equityholders, partners, members, employees and Representatives, and any of the respective heirs, successors and assigns of the foregoing (including the Acquired Companies) (collectively, the “Buyer Indemnified Parties”) against all Losses suffered or incurred by any Buyer Indemnified Party, or to which any Buyer Indemnified Party otherwise becomes subject, as a result of, arising out of or relating to:

(i) inaccuracy or breach of any representation or warranty made by Seller in Article IV or Article V of this Agreement;

(ii) any breach or failure by Seller to perform or fulfill any of its covenants or obligations contained in this Agreement;

(iii) any (A) Excluded Liability or (B) Seller Retained Current Liability; or

(iv) the Reorganization.

(b) Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party against any Losses pursuant to Section 13.01(a)(i) (other than Losses to the extent arising as a result of the inaccuracy or breach of any Specified Representations, as to which the limitations in this sentence shall not apply) (i) with respect to any claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) involves Losses in excess of $250,000 and (ii) until the aggregate amount of the Buyer Indemnified Parties’ Losses pursuant to Section 13.01(a)(i) exceeds $4,700,000, after which Seller shall, subject to the immediately succeeding sentence, be obligated to indemnify and hold harmless the Buyer Indemnified Parties against all Losses of the Buyer Indemnified Parties pursuant to Section 13.01(a)(i) that in the aggregate are in excess of such amount. The cumulative aggregate liability of Seller under Section 13.01(a)(i) shall in no event exceed $23,500,000 (other than in respect of Losses to the extent arising as a result of the inaccuracy or breach of any Specified Representation). The cumulative aggregate liability of Seller under this Article XIII shall in no event exceed the Base Purchase Price. For the avoidance of doubt, in no event shall any Losses that are otherwise indemnifiable pursuant to this Section 13.01 be affected by such Loss being an Assumed Liability. For the avoidance of doubt, Excluded Liabilities shall be deemed to include those Liabilities arising from or relating to the operations of the Retained Business following Closing to the extent such Liabilities would have been Excluded Liabilities as of Closing if they existed as of the Closing (it being understood and agreed that such Liabilities being Excluded Liabilities shall not affect Seller’s rights to indemnification under Section 13.02).

Section 13.02 Indemnification by Buyer.

(a) After the Closing and subject to Article X, the other provisions of this Article XIII and Section 14.01, Buyer shall indemnify and hold harmless Seller and its Affiliates and each of their officers, directors, managers, equityholders, partners, members, employees and Representatives, and any of the respective heirs, successors and assigns of the foregoing (collectively, the “Seller Indemnified Parties”) all Losses suffered or incurred by any Seller Indemnified Party, or to which any Seller Indemnified Party otherwise becomes subject, as a result of, arising out of or relating to:

(i) the inaccuracy or breach of any representation or warranty made by Buyer in Article VI of this Agreement;

(ii) any breach or failure by Buyer to perform any of its covenants or obligations contained in this Agreement;

(iii) any (A) Assumed Liabilities (excluding, for the avoidance of doubt, any Losses for which Seller is required to indemnify the Buyer Indemnified Parties pursuant to Section 13.01(a)) or (B) Buyer Retained Current Liability; or

(iv) any payment of severance (as such term is defined in Treasury Regulation § 1.280G-1, Q&A 44) by Buyer or any of its Affiliates to any Business Employee which (A) is in excess of the severance that would be payable pursuant to the arrangements of Seller and its Affiliates in effect as of immediately prior to the Closing Date, (B) constitutes an excess parachute payment (as such term is defined under Section 280G of the Code), after taking into account the value of any relevant non-competition arrangements and other mitigation available, and (C) results in actual Tax Losses to Seller.

(b) Notwithstanding any other provision to the contrary, Buyer shall not be required to indemnify or hold harmless any Seller Indemnified Party against any Losses pursuant to Section 13.02(a)(i) (other than Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Buyer in Section 6.01 or Section 6.08, as to which the limitations in this sentence shall not apply) (i) with respect to any claim (or series of related claims arising from substantially the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) involves Losses in excess of $250,000 and (ii) until the aggregate amount of the Seller Indemnified Parties’ Losses exceeds $4,700,000, after which Buyer shall, subject to the immediately succeeding sentence, be obligated to indemnify and hold harmless the Seller Indemnified Parties against all Losses of the Seller Indemnified Parties that, in the aggregate, are in excess of such amount. The cumulative aggregate liability of Buyer under Section 13.02(a)(i) shall in no event exceed $23,500,000 (other than in respect of Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Buyer in Section 6.01 or 6.08, in which case, Buyer’s aggregate liability shall not exceed $235,000,000). Notwithstanding any other provision to the contrary, Buyer shall not be required to indemnify or hold harmless any Seller Indemnified Party against any Losses pursuant to
Section 13.02(a)(iii)(A) other than Losses to the extent actually paid or payable by a Seller Indemnified Party to Third Parties. For the avoidance of doubt, Assumed Liabilities shall be deemed to include those Liabilities arising from or relating to the operations of the Business following Closing (notwithstanding that such operation is by Buyer and its Affiliates) to the extent such Liabilities would have been Assumed Liabilities of the Acquired Companies as of Closing if they existed as of the Closing (it being understood and agreed that such Liabilities being Assumed Liabilities shall not affect Buyer’s rights to indemnification under Section 13.01).

Section 13.03 Notification of Claims.

(a) A Person who may be entitled to be indemnified and held harmless under Section 13.01 or Section 13.02 (the “Indemnified Party”), shall, as promptly as reasonably practical, notify the party that is potentially liable therefor (the “Indemnifying Party”) in writing of any pending or threatened Action, claim, investigation, proceeding or demand by a Third Party that the Indemnified Party has determined has given or could reasonably give rise to such a right under this Agreement (including a pending or threatened claim or demand asserted by a Third Party against the Indemnified Party, such claim being a “Third-Party Claim”), describing in reasonable detail, to the extent then known, the facts and circumstances with respect to the subject matter of such claim or demand; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XIII except to the extent the Indemnifying Party is actually prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 14.01 for such representation, warranty, covenant or agreement. Following delivery of a notice of a Third-Party Claim, the Indemnified Party shall deliver to the Indemnifying Party, reasonably promptly after the Indemnified Party’s receipt thereof, copies of all non-privileged notices and documents (including court papers) received by the Indemnified Party relating to such Third-Party Claim; provided, that the failure to provide such copies on a timely basis shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b) Following receipt of a notice of a Third-Party Claim from an Indemnified Party pursuant to Section 13.03(a), the Indemnifying Party may assume the defense and control of such Third-Party Claim at any time by delivery of written notice to the Indemnified Party (which notice shall irrevocably acknowledge the Indemnifying Party’s responsibility for such Third Party Claim without reservation of rights but subject to the monetary limitations set forth in this Article XIII); provided that, such Indemnifying Party shall (at its sole cost and expense) have the right to be reasonably informed by the Indemnified Party of the status of such claim and any non-privileged material facts related thereto brought forth in discovery or otherwise until assumed under this Section 13.03(b); provided, further, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party to the extent (i) the Third-Party Claim is or relates to Taxes or any potential criminal Action, inquiry or investigation against the Indemnified Party (any such fees and expenses paid by the Indemnifying Party shall be considered Losses to which the limitations in this Article XIII apply); (ii) such Third-Party Claim seeks injunctive or other equitable relief against the Indemnified Party; (iii) such Indemnified Party concludes based on the advice of outside counsel that a conflict of interest exists between the Indemnifying Party and the Indemnified Party ; (iv) an adverse determination with respect to such Third-Party Claim would reasonably be expected to materially injure the Indemnified Party’s relationship with its current or prospective business relations; (v) the Losses relating to such Third-Party Claim together with all other indemnification claims made would reasonably be expected to exceed the maximum amount that the Indemnified Party would be entitled to recover under this Article XIII; (vi) such Third Party Claim relates to Taxes; or (vii) the defense or prosecution of such Third-Party Claim has been tendered to Buyer’s or its Affiliates’ insurance carrier and such insurance carrier has assumed the defense thereunder pursuant to such applicable insurance policy and Seller will have no monetary obligation with respect to such defense.

(c) The Indemnified Party may take any actions reasonably necessary to defend such Third-Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by Section 13.03(b). If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense, and the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (it being understood and agreed that even if the Indemnified Party participates in the defense of such a Third-Party Claim, the Indemnifying Party shall control the defense and all decisions with respect thereto). Seller or Buyer, as the case may be, shall, and shall cause each of its Affiliates and shall direct its Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third-Party Claim. Without limiting the generality of the foregoing, from and after the delivery of a notice of a claim for indemnification with respect to any Third-Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives reasonable access, during normal business hours, to the non-privileged books, records, personnel and properties of the Indemnified Party to the extent reasonably related to such claim, at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties). The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, without the consent of any Indemnified Party; provided that (i) such settlement does not involve any admission of guilt or wrongdoing on the part of the Indemnified Party and provides only for the payment of monetary damages (and does not impose any injunctive relief or otherwise impose any conditions or restrictions on the applicable Indemnified Party), (ii) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (subject to the limitations in this Agreement, including those in Section 13.01(b) or Section 13.02(b)), and (iii) the Indemnifying Party obtains, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third-Party Claim.

(d) No Indemnifying Party shall have any liability under this Article XIII for any Losses arising out of or in connection with any Third-Party Claim that is settled or compromised by an Indemnified Party without the prior written consent of such Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(e) If an Indemnified Party wishes to make a claim under this Article XIII that does not involve a Third-Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party setting forth (i) a reasonably detailed description of the claim, to the extent then known and (ii) a good faith estimate of the amount of the claim (to the extent ascertainable), and such notice shall be accompanied by copies of all available and non-privileged documentation that may be necessary or appropriate for the purposes of enabling the Indemnifying Party to be informed and to take any and all appropriate decisions and actions in respect of the matter and Loss that is the subject of the claim; provided, that the failure to provide such notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this Article XIII except to the extent the Indemnifying Party is actually prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 14.01 for such representation, warranty, covenant or agreement.

(f) The provisions of Section 10.03 shall control with respect to Tax audits, proceedings, claims and contests.

Section 13.04 Payment. In the event an Action under this Article XIII shall have been finally determined, the amount of such final determination shall be paid to the Indemnified Party on demand in immediately available funds. An Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article XIII when the parties to such Action have so determined by mutual agreement or, if disputed, when a final nonappealable Governmental Order shall have been entered.

Section 13.05 No Duplication; Exclusive Remedies.

(a) Any liability for indemnification hereunder and under any other Transaction Agreement shall be determined without duplication of recovery by reason of the same Loss. Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party against any Losses to the extent such Loss is specifically taken into account in the Closing Adjustment or the Post-Closing Adjustment.

(b) Following the Closing, and except for breaches or non-performance of provisions in this Agreement for which the remedy of specific performance is available pursuant to Section 14.14, the indemnification provisions of Article XIII and, with respect to Taxes, Article X, shall be the sole and exclusive remedies of Seller and Buyer, respectively, for any breach of the representations or warranties in this Agreement and for any failure to perform or comply with any covenants or agreements contained in this Agreement. In furtherance of the foregoing, each of Buyer, on behalf of itself and each other Buyer Indemnified Party, and Seller, on behalf of itself and each other Seller Indemnified Party, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller or any of its Affiliates or Representatives and Buyer or any of its Affiliates or Representatives, as the case may be, arising under or based upon this Agreement, any certificate or instrument delivered in connection herewith (whether under this Agreement or arising under common Law or any other applicable Law), except pursuant to: (i) the indemnification provisions set forth in this Article XIII or (ii) as provided under (A) the provisions of Section 2.06, (B) the provisions of Article X, (C) the provisions hereof providing for equitable remedies or (D) the provisions of any other Transaction Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this Agreement shall preclude any Buyer Indemnified Party or Seller Indemnified Party from pursuing any claim or seeking any remedy arising from or related to fraud in the making of the representations, warranties, covenants or agreements under this Agreement.

Section 13.06 Additional Indemnification Provisions.

(a) With respect to each indemnification obligation in this Agreement, all Losses shall be net of (i) any Eligible Insurance Proceeds (other than from self-insurance policies) and (ii) only with respect to Losses relating to the Acquired Companies that were formed or organized outside the United States (other than Thoreau Consulting Hong Kong), any net Tax benefit actually realized by the Indemnified Party (or an Affiliate thereof) solely (i.e., determined on a “with or without” basis) as a result of sustaining or paying the Loss giving rise to the applicable indemnification obligation, but only to the extent such net Tax benefit is actually realized in the taxable period of such Loss.

(b) In any case where an Indemnified Party recovers from a third Person any amount in respect of any Loss paid by the Indemnifying Party pursuant to this Article XIII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of reasonable costs incurred by it in procuring such recovery, which costs shall not exceed the amount so recovered), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such Loss.

(c) The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Base Purchase Price, unless otherwise required by applicable Law.

(d) If any portion of Losses to be paid by the Indemnifying Party pursuant to this Article XIII may be covered, in whole or in part, by third-party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. The Indemnified Party shall use reasonable best efforts to collect the maximum amount of insurance proceeds thereunder, and all such proceeds actually collected in respect of any Loss (net of (i) the amount of reasonable costs incurred by the Indemnified Party or its Affiliates in collecting such proceeds and (ii) the present value of any increased costs incurred by such Indemnified Party or its Affiliates as a result of such Loss, including any retroactive or prospective premium adjustments resulting from such Loss) shall be considered “Eligible Insurance Proceeds”; provided, that the foregoing will not require the Indemnified Party to institute any Action against any insurance provider.

(e) For purposes of determining whether any representation and warranty has been breached or is inaccurate and for purposes of calculating the amount of any Loss under this Article XIII, each representation and warranty contained in this Agreement shall be read without regard to any “materiality,” “Company Material Adverse Effect,” “Buyer Material Adverse Effect” or qualifications to “material” or “in all material respects” contained in or otherwise applicable to such representation or warranty, other than (i) the representation and warranty in Section 5.03, Section 5.04(b) or Section 5.16, (ii) any Listing Representation and (iii) any use of the defined term “Material Contract” or “Material Customer” or the use of “material” in any defined term.

Section 13.07 Mitigation. Each of the parties to this Agreement shall, and shall cause its applicable Affiliates and Representatives to, take commercially reasonable steps to mitigate their respective Losses to the extent required by applicable Law upon and after becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Losses that are indemnifiable hereunder.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.01 Survival. The representations and warranties of Seller and Buyer contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement (other than (a) the Specified Representations, which shall survive the Closing indefinitely, (b) Section 5.17, which shall survive the Closing until the sixty (60) days after the expiration of the applicable statute of limitations (as extended) and (c) Section 5.16, which shall survive the Closing and terminate on the date that is eighteen (18) months after the Closing Date) shall survive the Closing and terminate on the date that is twelve (12) months after the Closing Date (and no claims shall be made for indemnification with respect thereto under Sections 13.01 or 13.02 thereafter unless a notice of claim has been delivered prior to the expiration of such applicable survival period pursuant to Section 13.03(a) or Section 13.03(e), as the case may be, in which case the claim shall continue to be subject to indemnification in accordance with Article XIII notwithstanding the expiration of such survival period). The covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing shall, to such extent, survive the Closing and remain in effect for the period provided in such covenants and agreements, if any, or if later, until fully performed.

Section 14.02 Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred or this

Agreement is terminated. For the avoidance of doubt, all expenses related to the Reorganization shall be borne by Seller

Section 14.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.03):

(a)	if to Seller:

Navigant Consulting, Inc.

150 N Riverside Plaza, Suite 2100

Chicago, IL 60606

Attention: Monica M. Weed

Email: monica.weed@navigant.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Steve Sutherland and Scott Williams

Email: ssutherland@sidley.com

swilliams@sidley.com

(b)	if to Buyer:

Ankura Consulting Group, LLC

c/o Ankura Consulting Group

750 Third Avenue, 28th Floor, New York, NY 10017

Attention: Chérie Schaible

Email: chérie.schaible@ankura.com

with a copy (which shall not constitute notice) to:

Madison Dearborn Partners, LLC

70 West Madison

Chicago, Illinois 60602

Attention: Legal Department

Email: legal@mdcp.com

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Neal J. Reenan, P.C.

Adam T. Clifford

Facsimile: (312) 862-2200

Email: nreenan@kirkland.com

adam.clifford@kirkland.com

Section 14.04 Public Announcements. No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Prior to the Closing, neither of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any public disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, the Business or the Acquired Companies without first obtaining the prior written approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 14.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic, risk allocation, limitation of liability or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 14.06 Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, the Transaction Agreements and any certificate delivered hereunder and thereunder constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral (other than the Confidentiality Agreement to the extent not in conflict with this Agreement), between or on behalf of Seller and/or its Affiliates, on the one hand, and Buyer and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 14.07 Assignment. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 14.07 shall be void. Notwithstanding the foregoing, (x) Seller may assign this Agreement in connection with any sale of all or substantially all of the assets of Seller and its Subsidiaries, taken as a whole, or in connection with any merger or consolidation involving Seller, provided that no such assignment shall relieve Seller of its obligations hereunder to the extent such assignee fails to perform and (y) Buyer may assign this Agreement and any Transaction Agreement, in whole or in part, and any or all rights and obligations, in whole or in part, under this Agreement or any of the Transaction Agreements (including Buyer’s rights to acquire the Equity Interests) to any of its Affiliates unless such assignment would be reasonably expected to cause a Buyer Material Adverse Effect, and no such assignment shall relieve Buyer of its obligations hereunder to the extent such Affiliate fails to perform; provided, further, that Buyer (or its Affiliate) shall have the right to assign all or any portion of its rights and obligations to this Agreement from and after the Closing to any Debt Financing Sources or in connection with any sale of all or substantially all of the assets of Buyer and its Subsidiaries, taken as a whole, or in connection with any merger or consolidation (in each case, so long as Buyer or its Affiliate, as applicable, is not relieved of its obligations hereunder). This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 14.08 No Third-Party Beneficiaries. Except as provided in Section 8.10 with respect to the directors, officers and managers of the Acquired Companies and Article XIII with respect to the Seller Indemnified Parties and Buyer Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that, notwithstanding the foregoing, each Debt Financing Source shall be an express third party beneficiary with respect to Sections 12.03(c), the second sentence of Section 14.07, the last sentence of Section 14.09, 14.11(e), the last sentence of Section 14.12, 14.13, the last sentence of Section 14.14, the last sentence of Section 14.15, Section 14.19 and this Section 14.08 (collectively, the “DFS Provisions”). Without limiting the generality of the foregoing, the representations and warranties in this Agreement are the product of negotiations between the parties to this Agreement and are for the sole benefit of the parties to this Agreement. Any inaccuracies in or breaches of such representations or warranties are subject to waiver by the parties to this Agreement in accordance with this Agreement without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any party hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 14.09 Amendment. No provision of this Agreement or any other Transaction Agreement may be amended, supplemented or modified except by a written instrument signed by all the parties to such agreement. No consent from any Indemnified Party under Article X (other than the parties to this Agreement) shall be required in order to amend this Agreement. Notwithstanding anything to the contrary in the foregoing, no DFS Provision (or any other provision of this Agreement the amendment, modification or waiver of which has the effect of modifying or terminating such DFS Provisions) may be amended, modified, or waived in a manner that is adverse in any material respect to any Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 14.10 Schedules. Any disclosure set forth or deemed to be set forth in the Seller Disclosure Schedule with respect to any Section of this Agreement shall be deemed to be disclosed for purposes of other Sections or subsections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in the Seller Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 14.11 Submission to Jurisdiction.

(a) Each of the parties hereto irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to the Transaction Agreements, the transactions contemplated by the Transaction Agreements, the formation, breach, termination or validity of the Transaction Agreements or the recognition and enforcement of any judgment in respect of the Transaction Agreement, to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have subject matter jurisdiction over such Action, any Delaware State court sitting in New Castle County, and appellate courts having jurisdiction of appeals from any of the foregoing.

(b) Any such Action may and shall be brought in such courts and each of the parties irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.

(c) Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 14.03.

(d) Nothing in this Agreement or any other Transaction Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

(e) Notwithstanding the foregoing, each party hereto agrees that it will not bring or support any Action, cause of action, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources (in their capacity as such) in any way relating to this Agreement, including any dispute arising out of the Debt Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).

Section 14.12 Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, each of the parties to this Agreement agrees that except as specifically set forth in the Debt Commitment Letters, all Actions or cause of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources (in their capacity as such) in any way relating to this Agreement, the Debt Financing or the performance thereof or the transactions contemplated hereby or thereby shall in each case be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 14.13 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (OR THE DEBT FINANCING) OR ANY OTHER TRANSACTION AGREEMENTS, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT (OR THE DEBT FINANCING) OR ANY OTHER TRANSACTION AGREEMENT.

Section 14.14 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 14.11(a) having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity. The parties acknowledge and agree that, in the event that the other party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, the party seeking an injunction will not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything in this Agreement to the contrary, the parties hereto hereby agree that Seller shall only be entitled to specific performance of Buyer’s obligations to, or any other equitable remedy which would, cause the Equity Financing to be funded or to effect the Closing if, and only if, (i) all the conditions in Section 11.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which conditions at such time are capable of being satisfied if the Closing were to then immediately occur or those conditions that are not satisfied because of breaches of this Agreement by Buyer or any of its Affiliates) at the time the Closing is required to have occurred pursuant to Section 3.01 and Buyer fails to complete the Closing on the date it is required to have occurred pursuant to Section 3.01, (ii) the Debt Financing has been funded to Buyer or will be funded to Buyer at the Closing if the Equity Financing is funded at the Closing and (iii) Seller has irrevocably confirmed in writing to Buyer that if specific performance is granted and the Financing (including any replacement financing that has been obtained in accordance with Section 8.09) is funded, then Seller will cause the Closing to occur pursuant to Section 3.01 and (iv) the Termination Fee has not been paid by or on behalf of Buyer and accepted by Seller. For the avoidance of doubt, in no event shall Seller, the Acquired Companies or any of their respective Affiliates be entitled to enforce or seek to enforce specifically Buyer’s obligations to cause the Equity Financing to be funded if the Debt Financing has not been funded (and will not be funded at the Closing if the Equity Financing is funded at the Closing). Notwithstanding anything to the contrary set forth herein, in no event shall Seller or any of its Affiliates (including the Acquired Companies prior to the Closing) or its or their respective Representatives be entitled to, or permitted to seek, specific performance of any Debt Financing Source or Equity Financing Sources, except in each case indirectly through the enforcement of Buyer’s obligations hereunder and in the limited circumstances expressly set forth in this Section 14.14.

Section 14.15 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized Representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach. Notwithstanding anything to the contrary in the foregoing, no DFS Provision (or any other provision of this Agreement the waiver of which has the effect of waiving or modifying such DFS Provisions) may be waived in a manner that is adverse in any material respect to any Debt Financing Sources without the prior written consent of such Debt Financing Source.

Section 14.16 Rules of Construction. Interpretation of this Agreement and the other Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, subsections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, subsections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the table of contents, articles, titles and headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (g) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (h) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (i) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (j) “the transactions contemplated hereby”, “the transactions contemplated by this Agreement” and similar usages in this Agreement shall include the transactions contemplated by the plan of reorganization as detailed in Schedule 7.05 but, in case of the representations and warranties in Articles IV and V exclude the Financing; (k) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (l) any statement that a document has been “delivered,” “provided” or “made available” to Buyer means that such document has been uploaded to the electronic data site titled “Project Thoreau” established by Seller and maintained by Intralinks Holdings, Inc. and available to Buyer and its applicable Representatives in unredacted form (except as would violate a term of such Contract) not later than 11:59 AM central standard time on the day immediately prior to the date of this Agreement and either prior to the Closing Seller has provided an electronic copy of the data room to Buyer or Seller continues to provide Buyer access to the data room; (m) any Contract, statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (n) all time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (o) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (p) references to “assets” do not pertain to individuals. Seller is not, and Buyer acknowledges and agrees that Seller is not (i) making any representations, warranties or covenants with respect to any Excluded Assets, Excluded Liabilities, Retained Business or to the enforceability or validity (or otherwise) as to any Specified Management Employee Agreements or (ii) making any representations or warranties with respect to any accounts receivable (including the collectability thereof or the sufficiency of the reserves with respect thereto). The effectiveness or enforceability of any Specified Management Employee Agreement is not a condition to Closing.

Section 14.17 Counterparts. This Agreement and each of the other Transaction Agreements may be executed in two (2) or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by email or other electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement. No party hereto or to any such agreement or instrument will raise the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic transmission in PDF as a defense to the formation or enforceability of a contract and each such party forever waives any such defense. Minor variations in the form of the signature page to this Agreement or any Transaction Agreement, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties hereto.

Section 14.18 Disclaimer of Representations and Warranties.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), SELLER AND EACH OF THE BUSINESS TRANSFERORS MAKES NO OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, ANY BUSINESS TRANSFEROR, THE ACQUIRED COMPANIES, THE CONTRIBUTED ASSETS, THE EQUITY INTERESTS, THE ACQUIRED INTERESTS, THE BUSINESS, THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANIES OR THE BUSINESS, THE CONTRIBUTED ASSETS, THE ASSUMED LIABILITIES, THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS OR ANY OTHER RIGHTS OR LIABILITIES TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED REPRESENTATIONS OR WARRANTIES WHATSOEVER. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), BUYER EXPRESSLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY OTHER REPRESENTATION, WARRANTY OR OTHER STATEMENT OF FACT OR OPINION, AND ACKNOWLEDGES AND AGREES THAT IT IS NOT ENTITLED TO RELY UPON, AND THAT SELLER AND EACH OF THE BUSINESS TRANSFERORS HAS SPECIFICALLY DISCLAIMED AND DOES HEREBY SPECIFICALLY DISCLAIM, ANY OTHER REPRESENTATION, WARRANTY OR OTHER STATEMENT OF FACT OR OPINION MADE BY ANY PERSON. BUYER FURTHER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY ANY PERSON TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS TERMS AND CONDITIONS OF THE TRANSACTION AGREEMENTS.

(b) Buyer acknowledges that, except as explicitly set forth herein, none of Seller or the Acquired Companies or any of their respective Affiliates or Representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Seller, the Acquired Companies or any of their respective Affiliates or Representatives to Buyer or any other information which is not included in this Agreement, and none of Seller, the Acquired Companies or any of their respective Affiliates or Representatives or any other Person will have or be subject to any Liability to Buyer, any Affiliate of Buyer or any other Person resulting from (i) the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their respective Representatives or (ii) any errors in or omissions from any such information.

(c) Buyer acknowledges and agrees that, except as explicitly set forth herein, none of Seller, the Acquired Companies or any of their respective Affiliates or Representatives or any other Person makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to the Business or the Acquired Companies made available to Buyer, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise, but excluding the express representations and warranties set forth in Article IV and Article V as to the scope and accuracy of documentation “made available” to Buyer), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Business, in “break-out” discussions, in responses to questions submitted by or on behalf of Buyer, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of Seller or any Acquired Company or in any other form, or (ii) any information delivered or made available pursuant to Section 7.02.

(d) Buyer acknowledges and agrees that none of Seller, the Acquired Companies or any of their respective Affiliates or Representatives or any other Person shall have any Liability or responsibility whatsoever to Buyer or its Affiliates or Representatives on any basis (including in contract, tort or equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Business or the Acquired Companies provided to Buyer, in materials made available in any “data room” (virtual or otherwise, but except for the express representations and warranties set forth in Article IV and Article V), in presentations by management of Seller or any Acquired Company or the Business or any other Person), to Buyer or its Affiliates or Representatives (or any omissions therefrom).

(e) In connection with Buyer’s investigation of the Business, the Acquired Companies, the Equity Interests, the Transferred Assets and the Assumed Liabilities, Buyer has received or may receive certain projections, including projected statements of operating revenues and income from operations of the Business and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Buyer hereby acknowledges that, none of Seller or the Acquired Companies or any of their respective Affiliates or Representatives or any other Person are making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and Buyer hereby disclaims any reliance on such estimates, projections and other forecasts and plans and agrees that it has not relied thereon.

Section 14.19 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, equityholder, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, or any financial advisor or lender to, Seller or any of its Affiliates shall have any liability for any Liabilities of Seller under this Agreement or any other Transaction Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Other than in accordance with the Guaranty or the Equity Commitment Letter, no past, present or future director, officer, employee, incorporator, member, equityholder, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, or any financial advisor or lender to, Buyer or any of its Affiliates shall have any liability for any Liabilities of Buyer under this Agreement or any other Transaction Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby (provided that the foregoing does not release the Business Employees of any obligations or Liabilities of Seller or any of its Affiliates except solely to the extent provided in other Sections of this Agreement).

Section 14.20 Concerning Counsel.

(a) Recognizing that Sidley Austin LLP (“Counsel”) has acted as legal counsel to Seller and the Acquired Companies (collectively, the “Clients”) for various matters prior to Closing, including in connection with this Agreement and the transactions contemplated hereby (collectively, the “Pre-Closing Engagements”), and in that connection not as counsel for any other Person, including Buyer or its Affiliates, only the Clients shall be considered clients of Counsel for purposes of the Pre-Closing Engagements. If Seller or its applicable Affiliate so desires, and without the need for any consent or waiver by Buyer or the Acquired Companies, Counsel shall be permitted to represent Seller after the Closing in connection with any matter, including anything related to the transactions contemplated hereby or any disagreement or dispute in connection therewith or any other matter relating to a Pre-Closing Engagement. Without limiting the generality of the foregoing, after the Closing, Counsel shall be permitted to represent Seller and any of its Affiliates or Representatives, in connection with any negotiation, transaction or Dispute with Buyer, the Acquired Companies or any of their respective Affiliates or Representatives relating to any Pre-Closing Engagements, including indemnification claims or any other matter related to this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby. Buyer, on behalf of itself and its Affiliates, including the Acquired Companies, hereby consents to the disclosure to Seller and its Affiliates and Representatives by Counsel of any information learned by Counsel in the course of its representation of the Clients, whether or not such information is subject to the attorney-client privilege or Counsel’s duty of confidentiality and whether such disclosure is made before or after the Closing.

(b) Buyer, on behalf of itself and its Affiliates further agrees that all communications in any form or format whatsoever between or among Counsel, Seller or the Acquired Companies, or any of their respective Affiliates or Representatives, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned by Seller, shall be controlled by Seller and shall not pass to or be claimed by the Acquired Companies, Buyer or any of their respective Affiliates, and none of the Acquired Companies, Buyer or any of its respective Affiliates shall have access to any such Deal Communications, or to the files of Counsel relating thereto. Buyer, on behalf of itself and its Affiliates (including the Acquired Companies) irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of the Clients by Counsel relating to any Deal Communications or any other matter related to this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, notwithstanding that the Acquired Companies may be a client in the Pre-Closing Engagements, from and after the Closing, (i) Seller shall be the sole holder of the attorney-client privilege with respect to Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) and the expectation of client confidence relating to any Deal Communications, and none of Buyer, the Acquired Companies or any of their respective Affiliates shall be a holder thereof (provided that, with respect to any Third Party claim, Seller shall provide reasonable cooperation to allow Buyer and its Affiliates the benefit of any applicable Privileged Deal Communications), (ii) to the extent that files of Counsel in respect of the transactions contemplated by this Agreement would constitute property of the Clients, only Seller shall hold such property rights, and (iii) Counsel shall have no duty whatsoever to reveal or disclose any Deal Communications or such files to Buyer, the Acquired Companies or any of their respective Affiliates by reason of any attorney-client relationship between Counsel and the Acquired Companies or otherwise. Notwithstanding the foregoing, if the Acquired Companies, Buyer or any of their respective Affiliates unintentionally or inadvertently come into possession of Privileged Deal Communications and in the event that a dispute arises between the Acquired Companies, Buyer or any of its respective Affiliates, on the one hand, and a Third Party other than Seller or any of its Affiliates, on the other hand, the Acquired Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such Third Party. In the event that Buyer, the Acquired Companies or any of their respective Affiliates are legally required by a Governmental Authority or applicable Law or otherwise to access, obtain or disclose a copy of all or a portion of the Deal Communications, Buyer shall cause the Acquired Companies to, as promptly as reasonably possible, notify Seller in writing so that the Seller can seek (at its sole expense) a protective order and Buyer shall, and shall cause the Acquired Companies and its Affiliates to, use commercially reasonable efforts to assist therewith.

(c) Seller on behalf of itself and its Affiliates (including the Acquired Companies prior to the Closing) and Buyer on behalf of itself and its Affiliates (including the Acquired Companies after the Closing) (i) hereby consent to the foregoing arrangements and waive (and agree to cause their respective Affiliates) any actual or potential conflict of interest that may be involved in connection with any representation by Counsel permitted hereunder. Buyer shall not seek or having, and shall cause its Affiliates (including the Acquired Companies after the Closing) to refrain from seeking or having, Counsel disqualified from any such representation based on the prior representation of the Acquired Companies by Counsel.

Section 14.21 Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller or any of its Affiliates with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state or any jurisdiction outside the United States that may otherwise be applicable with respect to the sale of any of the Transferred Assets. Seller agrees to fully indemnify Buyer against all Liability resulting from a Third Party Claim which Buyer may suffer due to Seller’s failure to so comply or to provide notice required by any such Law.

Section 14.22 Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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IN WITNESS WHEREOF, each of Seller and Buyer has caused this Agreement to be executed on the date first written above by its duly authorized officer.

NAVIGANT CONSULTING, INC.

By	/s/ Julie M. Howard

Name:	Julie M. Howard
Title:	Chairman and Chief Executive Officer

ANKURA CONSULTING GROUP, LLC

By	/s/ Roger Carlile

Name:	Roger Carlile
Title:	Chief Executive Officer

Equity Purchase Agreement